As filed with the Securities and Exchange Commission on July 11, 2007

Registration No. 333-143507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REDPOINT BIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	8731	22-3393959
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7 Graphics Drive
Ewing, New Jersey 08628
(609) 637-9700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Raymond Salemme, Ph.D.
Chief Executive Officer
Redpoint Bio Corporation
7 Graphics Drive
Ewing, New Jersey 08628

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew P. Gilbert, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
(609) 919-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2007

PROSPECTUS

55,851,515 Shares of Common Stock

REDPOINT BIO CORPORATION

This prospectus relates to offers and resales or other dispositions by certain of our security holders or their transferees of up to 55,851,515 shares of our common stock, par value $0.0001 per share, including 13,772,252 shares issuable upon the exercise of warrants.

These shares may be sold by the selling security holders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling security holders, other than as a result of the exercise of warrants for cash held by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “RPBC.” On July 5, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $2.45 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should carefully consider the risk factors before you decide whether to invest in shares of our common stock.

Our principal executive offices are located at 7 Graphics Drive, Ewing, New Jersey 08628. Our telephone number is (609) 637-9700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July   , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

EXPLANATORY NOTE

On May 3, 2007, Robcor Properties, Inc. and Redpoint Bio Corporation entered into an Agreement and Plan of Merger in which Robcor Properties, Inc., the former parent company of Redpoint Bio Corporation, merged with and into Redpoint Bio Corporation. Such merger, referred to herein as the Reincorporation Merger, was deemed effective on June 15, 2007, and thus the information in this prospectus incorporates the completion and effectiveness of the Reincorporation Merger. The Reincorporation Merger was approved by the holders of a majority (approximately 61.1%) of the 78,668,675 shares of common stock of Robcor outstanding as of May 3, 2007 by written consent and we filed and mailed a definitive Information Statement on Schedule 14C on May 23, 2007 notifying our stockholders of the Reincorporation Merger. Please see the section titled “Prospectus Summary” for more details regarding the Reincorporation Merger.

In this prospectus, unless the context specifically indicates otherwise:

• “the Company,” “we,” “us” and “our” refer to Redpoint Bio Corporation;

•       “Redpoint” refers to Redpoint Bio Corporation;

•       “Robcor” refers to Robcor Properties, Inc. prior to the Reincorporation Merger effective on June 15, 2007; and

•       “Original Redpoint” refers to Redpoint Bio Corporation, the privately held entity, prior to the Reincorporation Merger effective on June 15, 2007.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we believe is most important to understanding how our business is currently being conducted. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus, before making an investment decision.

Business Overview

Redpoint is a development stage biotechnology company using advanced technology to discover and develop novel taste enhancers and aversive taste blockers for the food and beverage and pharmaceutical industries. Our discovery programs are designed to capitalize on advances in taste science and our know-how to create new products. We believe these products, when developed, may have the potential to make processed foods and beverages healthier and enhance the acceptability, safety and efficacy of many types of pharmaceutical products. We have developed an integrated discovery platform and identified prototype compounds for both enhancement of sweet and savory taste and blocking bitter taste. To leverage our technology in the food and beverage markets, we intend to partner with major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers through strategic collaborations and licensing agreements. To this end, we have entered into a joint research and development and license agreement with Givaudan Schweiz AG to develop and commercialize compounds that enhance sweetness or savory sensation, as well as compounds that block or desensitize bitter taste for use in the food and beverage industry. In addition, we plan to use our technology to discover aversive taste blockers, principally to develop a pipeline of proprietary taste-modified pharmaceutical products. We may develop such products ourselves or partner with pharmaceutical companies who are seeking to extend the patent life or enhance the performance of their products. We have identified several categories of products where patient acceptability, or the potential for novel formulation options, are currently limited due to the intense bitter or other aversive taste of the active pharmaceutical ingredient. We plan to incorporate the proprietary bitter taste or aversive taste blockers to be found through our discovery programs with drugs of proven safety and efficacy to create novel, valued-added formulations. We currently own or have exclusive licenses to seven issued U.S. patents and 18 pending U.S. applications and one issued foreign patent and 18 foreign applications. We have not yet developed any products that are commercially available.

Our research and development efforts are currently focused upon the identification of two novel compounds for taste modification. We are working to identify a compound that can be used to enhance the taste of both sweet and savory flavors in a wide variety of food and beverage applications. Additionally, we are working to identify a compound that could act as a universal bitter taste blocker for use both in our pharmaceutical product pipeline and for collaborative formulation development programs with major pharmaceutical companies. We intend to design our compounds to be safe and effective in minute quantities, and to be able to incorporate them into food and pharmaceutical products through the GRAS (Generally Recognized as Safe) determination/notification process. Although the GRAS process involves extensive testing to ensure safety in use, we believe that the overall time required (estimated to be 18-24 months) and development costs incurred (estimated to be $1-2 million per compound) are modest compared to the size of the accessible markets. Moreover, a single GRAS-determined taste enhancer can potentially be used in a wide range of food applications. In addition, a GRAS determination is heavily relied upon by the Food and Drug Administration, or FDA, to evaluate the safety and inclusion of flavor modifiers into pharmaceutical products. A single aversive taste blocker can potentially be used to create a multitude of new drug formulations that in many cases may be patentable in their own right. New drug product or product variations will require FDA approval through the new drug approval, or NDA, process. We believe there may be additional potential applications for our technology for the modification of aversive taste sensations in food products, as well as potential for discovering novel compounds for other pharmaceutical applications.

The Offering

This prospectus relates to the resale by the selling security holders identified in this prospectus of up to 55,851,515 shares of common stock, of which 42,079,263 shares are issued and outstanding as of June 22, 2007 and 13,772,252 shares are issuable upon the exercise of certain warrants. All of the shares, when sold, will be sold by these selling security holders. The selling security holders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling security holders other than as a result of the exercise of warrants for cash held by the selling security holders.

Corporate History

Redpoint was incorporated in August 1995 under the name of Linguagen Corp., based on the pioneering work of its scientific founder Robert Margolskee, M.D., Ph.D. Dr. Margolskee is Professor of Neuroscience and Pharmacology at the Mount Sinai School of Medicine. Dr. Margolskee’s laboratory has made major discoveries in the molecular biology of taste signaling pathways. We have obtained exclusive licenses to key technology patents, covering discoveries in his laboratory, from the Mount Sinai School of Medicine. Originally we were focused on broadening the application of natural products such as nucleotides for food and pharmaceutical taste modification applications.

Since November 2003, we successfully recruited a professional management and scientific team with extensive experience in biotechnology, pharmaceutical discovery and product development, and refocused our research efforts on the discovery of proprietary compounds acting through novel biochemical mechanisms, either as enhancers acting for sweet and savory tastes, or as bitter blockers for pharmaceutical applications.

Since refocusing our efforts, we have made key advances in the discovery of prototype compounds for both sweet and savory taste enhancement and pharmaceutical product bitter blocking. We have filed patent applications covering both aspects of our discovery technology and chemical compositions of matter for active compounds. In order to drive our discovery programs, we built an integrated discovery platform incorporating many state-of-the art tools and capabilities pioneered in the pharmaceutical industry, including capabilities in molecular biology, biochemistry, pharmacology, high throughput screening, electrophysiology, cheminformatics, and transgenic/operant animal models. We complement these capabilities with sensory testing and regulatory affairs expertise, to complete a platform for the discovery and development of proprietary compounds for use in pharmaceutical, prescription, OTC, food and beverage products.

Our principal executive offices are located at 7 Graphics Drive, Ewing, New Jersey, 08628. Our telephone number is (609) 637-9700. Our website address is www.redpointbio.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

Recent Developments

Reverse Triangular Merger and Private Placement

On March 12, 2007, we entered into the Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint, on the one hand, and Robcor, Robcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Robcor, referred to herein as Merger Sub, Robcor, LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor, referred to herein as Robcor, LLC, and Halter Financial Investments, L.P., a Texas limited partnership, and Michael Heitz, as stockholders of Robcor, on the other hand, referred to herein as the Reverse Merger Agreement. The transactions contemplated by the Reverse Merger Agreement were consummated on March 12, 2007, which is referred to herein as the Closing or Closing Date.

Pursuant to the Reverse Merger Agreement, on the Closing Date, Merger Sub merged with and into Redpoint, which will be referred to herein as the Reverse Merger, with Redpoint being the surviving corporation. Redpoint became a wholly-owned subsidiary of Robcor and the outstanding shares of capital stock, convertible notes and certain warrants to purchase capital stock of Redpoint were converted into an aggregate of 35,073,259 shares of Robcor common stock in accordance with the Delaware General Corporation Law, also known as the DGCL, on the terms and conditions as set forth in the Reverse Merger Agreement.

Additionally, on the Closing Date, Robcor cancelled and extinguished 1,150,000 shares of Robcor common stock held by our former stockholder Michael Heitz in exchange for the transfer to Mr. Heitz, simultaneous with the Closing, of Robcor’s membership interest in Robcor, LLC held prior to the Closing Date.

Contemporaneously with the Reverse Merger, Redpoint and Robcor completed the first closing of a private placement, referred to herein as the Private Placement, of an aggregate of 24,729,060 shares of Robcor common stock at a price of $0.81 per share, together with three-year warrants to buy 25% of the number of shares of Robcor common stock purchased at a cash exercise price of $1.35 per share, referred to herein as the Investor Warrants. On April 6, 2007, Redpoint and Robcor completed the second and final closing of the Private Placement of an aggregate of 16,084,347 shares of Robcor common stock at a price of $0.81 per share, together with the Investor Warrants.

Givaudan Agreement

On March 27, 2007, we entered into a Joint Research and Development and License Agreement, which we refer to as the Givaudan Agreement, with Givaudan Schweiz AG, a Swiss company (Givaudan), for the development and commercialization of compounds that enhance sweetness or savory sensation, as well as compounds that block or desensitize bitter taste for use in the food and beverage industry, which we refer to as the Field. Under the Givaudan Agreement, Redpoint and Givaudan will collaborate exclusively with each other to discover and develop taste enhancer compounds and bitter blocker compounds that act primarily through the modulation of the TRPM5 channel (Collaboration Compounds) pursuant to the research plan and the development plan, respectively.  In consideration of our agreement to conduct research and develop Collaboration Compounds and grant exclusive licenses and other rights to Givaudan pursuant to the terms and conditions of the Givaudan Agreement, Givaudan agreed to pay us an upfront technology fee in the amount of $1.3 million and provide research funding to us over the initial 3.5 year term of the Givaudan Agreement of up to $11.6 million. Givaudan will also reimburse us for costs incurred by Redpoint in connection with obtaining certain regulatory approvals. In addition, Givaudan also agreed to pay us milestone payments of up to $2.5 million upon the achievement of specified development and commercialization events set forth in the Givaudan Agreement. Givaudan will make royalty payments to us, including an annual minimum royalty and royalty payments based on net sales of Givaudan products that contain the Collaboration Compounds for use in the Field. We will make certain limited payments to Givaudan relating to the use of the Collaboration Compounds outside the Field.

Reincorporation Merger

On May 3, 2007, the holders of a majority (approximately 61.1%) of the 78,668,675 shares of our common stock outstanding as of May 3, 2007 executed a written consent approving the Reincorporation

Merger described earlier. The Reincorporation Merger was deemed effective on June 15, 2007 and resulted in:

•       the change in our state of incorporation from Florida to Delaware via the merger of Robcor into Redpoint, pursuant to the Agreement and Plan of Merger, dated May 3, 2007, between us and Redpoint, which means that we, as the surviving corporation in the Reincorporation Merger, are now governed by the laws of the State of Delaware;

•       the change of Robcor’s duly registered name from “Robcor Properties, Inc.” to “Redpoint Bio Corporation”;

•       Redpoint’s Third Amended and Restated Certificate of Incorporation becoming the certificate of incorporation of the surviving corporation, under which the authorized number of shares of common stock was decreased from 1,000,000,000 shares of common stock, no par value per share, as authorized under Robcor’s articles of incorporation, to 150,000,000 shares of common stock, $0.0001 par value per share, and the authorized number of shares of preferred stock was decreased from 20,000,000 shares of preferred stock, no par value per share, as authorized under Robcor’s articles of incorporation, to 10,000,000 shares of preferred stock, $0.0001 par value per share;

•       Redpoint’s Amended and Restated By-laws became our by-laws as the surviving corporation; and

•       a 4,132,705 share increase to the maximum number of shares of common stock reserved for issuance under our 2007 Omnibus Equity Compensation Plan, from 13,511,562 to 17,644,267 shares.

Outstanding Securities

As of June 22, 2007, there were 78,916,157 shares of our common stock outstanding, outstanding options to purchase 8,947,393 shares of our common stock, and outstanding warrants to purchase 13,963,737 shares of our common stock.

Summary Financial Data

The following is a summary of our financial position. You should read this information together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

				Three Months Ended
	Year ended December 31,			March 31,
	2004	2005	2006	2006	2007
	(in thousands, except per share data)
Statements of Operations Data:
Research and grant revenue	$224	$410	$—	$—	$41
Operating expenses:
Research and development	2,400	2,899	3,631	908	2,569
General and administrative	2,659	2,126	2,811	708	911
Total operating expenses	5,059	5,025	6,442	1,616	3,480
Operating loss	(4,835)	(4,615)	(6,442)	(1,616)	(3,439)
Interest income	32	94	53	16	21
Interest expense	—	(100)	(929)	(42)	(1,630)
Loss before income taxes	(4,803)	(4,621)	(7,318)	(1,642)	(5,048)
Income tax benefit	—	254	466	—	—
Net loss	(4,803)	(4,367)	(6,852)	(1,642)	(5,048)
Accretion of redeemable convertible preferred stock	(669)	(1,148)	(1,159)	(284)	(225)
Net loss applicable to common stockholders	$(5,472)	$(5,515)	$(8,011)	$(1,926)	$(5,273)
Basic and diluted net loss per common share	$(1.60)	$(1.25)	$(1.81)	$(0.43)	$(0.30)
Weighted average number of shares outstanding	3,412	4,403	4,429	4,493	17,321

As of March 31, 2007
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,722
Working capital	15,370
Total assets	19,866
Long-term debt, net of current portion	498
Deficit accumulated during the development stage	(27,567)
Total stockholders’ equity	14,989

RISK FACTORS

Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below, which constitute what we believe are the material risks associated with an investment in our common stock, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition or our results of operations, which in turn could adversely affect the market price of our common stock.

Risks Related To Our Business and Our Industry

Redpoint is a development-stage company. We have incurred losses since inception and expect to incur significant net losses in the foreseeable future and may never become profitable.

Since our inception we have incurred significant losses and negative cash flows from operations. As of March 31, 2007, we had an accumulated deficit of $27.6 million, and anticipate incurring additional losses for at least the next several years. We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products. We have not generated significant revenues in any particular year since our inception. To date, substantially all of our revenue has been derived from corporate collaborations, license agreements, and government grants. In order to achieve profitability, we must develop products and technologies that can be commercialized by us or through future collaborations. Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates, which may include conducting pre-clinical and clinical tests, obtaining necessary regulatory approvals, and manufacturing and marketing our product candidates. There can be no assurance that any such events will occur or that we will ever become profitable. Even if we do achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our product candidates will require a commitment of substantial funds to conduct the costly and time-consuming research, which may include pre-clinical and clinical testing, necessary to obtain regulatory approvals and bring our products to market. We believe our current capital resources will satisfy our planned capital needs through December 2008, but our activities will be limited. Our future capital requirements will depend on many factors, including:

•       the progress of our research and development programs, including our ability to discover and develop taste enhancers and aversive taste blockers;

•       our ability, or our partners’ ability and willingness, to formulate these taste enhancers and aversive taste blockers into food, beverage and pharmaceutical products;

•       the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights;

•       the progress, scope and results of our pre-clinical and clinical testing of any future  pharmaceutical products;

•       the time and cost involved in obtaining regulatory approvals;

•       the cost of manufacturing our product candidates;

•       competing technological and market developments; and

•       our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

There can be no assurance that we will not need additional capital sooner than currently anticipated.

We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our discovery programs or any clinical trials or curtailing or ceasing operations.

We are an early stage company and currently have no products available for sale, license or use. Our product candidates require additional research, development, testing, expert reviews and/or and regulatory approvals before marketing. We may be unable to develop, obtain regulatory approval or market any of our product candidates. If our product candidates are delayed or fail, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development and we are dependent on new discoveries. We currently do not sell or license any products to third parties and do not expect to have any products commercially available for several years, if at all. You must evaluate us in light of the uncertainties and complexities affecting an early stage biotechnology company. Our product candidates require additional research and development, pre-clinical testing, clinical testing (for any future pharmaceutical products) and regulatory review and/or approvals clearances before marketing. There are many reasons that our product candidates may fail or not advance to commercialization, including the possibility that:

•       our product candidates may be ineffective, unsafe or associated with unacceptable side effects;

•       our product candidates may fail to receive the necessary regulatory approvals or otherwise fail to meet applicable regulatory standards;

•       experts may not agree that our food product candidates are generally recognized as safe;

•       our product candidates may be too expensive to develop, manufacture or market;

•       other parties may hold or acquire proprietary rights that could prevent us or our potential collaborators from developing or marketing our product candidates;

•       physicians, patients, third-party payers or the medical community in general may not accept or use our contemplated pharmaceutical products;

•       our potential collaborators may withdraw support for or otherwise impair the development and commercialization of our product candidates; or

•       others may develop equivalent or superior products.

In addition, we may not succeed in developing taste enhancers and aversive taste blockers with the appropriate attributes required for use in successful commercial products. Successful taste enhancers and aversive taste blockers require, among other things, appropriate biological activity, including the correct taste enhancer and aversive taste blocker properties for the product application, an acceptable safety profile, including lack of toxicity or allergenicity, and appropriate physical or chemical properties, including relative levels of stability, volatility and resistance to heat. Successful taste enhancers and aversive taste blockers must also be cost-efficient. We may not be able to develop taste enhancers and aversive taste blockers that meet these criteria.

If our product candidates are delayed or we fail to successfully develop and commercialize our product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.

We may not successfully establish and maintain collaborative and licensing arrangements, which could adversely affect our ability to develop and commercialize our product candidates.

A key element of our food and beverage strategy is to commercialize our taste enhancers through product discovery and development collaborations with major ingredient suppliers and/or end users. Our pharmaceutical strategy includes developing our own taste-improved drug formulations as well as establishing collaborations and licensing agreements with major pharmaceutical, over-the-counter and generic companies. We may not be able to maintain or expand these licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

We expect to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of our product candidates, including the manufacturing of product materials, the design and conduct of clinical trials for our pharmaceutical formulations, and potentially, the obtaining of regulatory approvals and marketing and distribution of any successfully developed products. Our collaborative partners may also have or acquire rights to control aspects of our product development and clinical programs. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or product candidates or otherwise impair their development, our business could be negatively affected. To the extent we undertake any of these activities internally, our expenses may increase.

In addition, our success depends on the performance of our collaborators of their responsibilities under these arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us. Because such agreements may be exclusive, we may not be able to enter into a collaboration agreement with any other company covering the same product field during the applicable collaborative period. In addition, our collaborators’ competitors may not wish to do business with us at all due to our relationship with our collaborators. If we are unable to enter into additional product discovery and development collaborations, our ability to sustain or expand our business will be significantly diminished.

If we or our collaborators are unable to obtain and maintain the GRAS determination or regulatory approval required before any taste enhancers or aversive taste blockers can be incorporated into products that are sold, we would be unable to commercialize our taste enhancers and aversive taste blockers and our business would be adversely affected.

In the United States, the development, sale and incorporation of our taste enhancers and aversive taste blockers into products are subject to regulation by the FDA, and in some instances, other government bodies. Obtaining and maintaining a GRAS determination or regulatory approval is typically costly and can take many years.

Depending on the amount or intended use of a particular taste enhancer or aversive taste blocker added to a product and the number of product categories in which the flavor or flavor enhancer will be incorporated, specific testing, safety assessment protocols, and regulatory processes must be satisfied before we or our collaborators can commercially market and sell products containing any taste enhancers and aversive taste blockers that we may discover. A key element of our strategy is to develop flavors and flavor enhancers that will be evaluated by the FEMA (Flavor and Extracts Manufacturers Association) GRAS Panel, which we expect will take 18 to 24 months and which is less expensive than the alternative of filing a food additive petition with the FDA, which can take eight years or more. The FEMA GRAS review process may take longer than 24 months and cost more than we currently anticipate if additional safety studies are requested by the FEMA GRAS Panel or are necessary to explain unexpected safety study findings. There is a risk that one or more of our product candidates may not qualify for a FEMA GRAS determination. This may occur for a variety of reasons, including the taste enhancer’s or aversive taste blocker’s intended use, the amount of the taste enhancer or aversive taste blocker intended to be added to packaged foods and beverages, the number of product categories in which the taste enhancers or aversive taste blockers will be incorporated, whether the taste enhancer imparts sweetness, the safety profile of the taste enhancers or aversive taste blockers and the FEMA GRAS Panel’s interpretation of the safety data. Even if we obtain a GRAS determination with respect to a taste enhancer or aversive taste blocker, the FDA has the ability to challenge such determination, which could materially adversely affect our ability to market products on schedule or at all. In the event that a particular taste enhancer or aversive taste blocker does not qualify for a FEMA GRAS determination, we may be required to pursue a lengthy FDA approval process to reach the U.S. market, or dedicate our development efforts to alternative compounds, which would further delay commercialization. In addition, laws, regulations or FDA practice governing the regulatory approval process, the availability of the GRAS determination process or the manufacture or labeling of such products, may change in a manner that could adversely affect our ability to commercialize products on schedule or at all.

Sales of our taste enhancers and aversive taste blockers outside of the United States will be subject to foreign regulatory requirements. In most cases, whether or not a GRAS determination or FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. A GRAS determination or FDA approval in the United States or in any other jurisdiction does not ensure approval in other jurisdictions because the requirements from jurisdiction to jurisdiction may vary widely. Obtaining foreign approvals could result in significant delays, difficulties and costs for us and require additional safety studies and additional expenses. If we fail to comply with these regulatory requirements or to obtain and maintain required approvals, our ability to generate revenue will be diminished.

We and our collaborators may not be successful in overcoming these regulatory hurdles, which could result in product launch delays, unanticipated expenses, termination of collaborations, and flavors and flavor enhancers not being approved for incorporation into consumer products. These consequences would have a material adverse effect on our business financial condition and results of operations.

Even if we or our collaborators receive a GRAS determination or regulatory approval and incorporate our taste enhancers or aversive taste blockers into products, those products may never be commercially successful.

Even if we discover and develop taste enhancers and aversive taste blockers that obtain the necessary GRAS determination or regulatory approval, our success depends to a significant degree upon the commercial success of packaged food and beverage products and pharmaceutical products incorporating those taste enhancers or aversive taste blockers. If these products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our royalty revenue will likely be dependent upon consumer sales of these products. In addition we could be unable to maintain our existing collaborations or attract new product discovery and development collaborators. Many factors may affect the market acceptance and commercial success of any potential products incorporating taste enhancers or aversive taste blockers that we may discover, including:

•       health concerns, whether actual or perceived, or unfavorable publicity regarding our taste enhancers and aversive taste blockers or those of our competitors;

•       the timing of market entry as compared to competitive products;

•       the rate of adoption of products by our collaborators and other companies in the flavor industry; and

•       any product labeling that may be required by the FDA or other United States or foreign regulatory agencies for products incorporating our taste enhancers and aversive taste blockers.

We may experience delays in clinical trials and regulatory approval relating to our products that could adversely affect our financial results and our commercial prospects for our pharmaceutical products.

Our pharmaceutical strategy is to incorporate our taste enhancers and aversive taste blockers into proprietary formulations of medicines that potentially offer improved acceptability and compliance, thus enhancing efficacy and possibly providing broader indications or patient populations. In addition to the regulatory or other requirements for our taste enhancers and aversive taste blockers, we will also require regulatory approvals of our pharmaceutical formulations. In such case, we may be required to conduct clinical trials to demonstrate safety and efficacy of the new formulation. For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals. This process is lengthy and expensive.

We intend to seek approval for our pharmaceutical formulations through the FDA 505(b)(2) approval process. If we are unable to approve our pharmaceutical formulations through the 505(b)(2) process, we may be required to pursue the more expensive and time consuming 505(b)(1) approval process. Section 505(b) of the Federal Food, Drug, and Cosmetic Act describes two types of NDA applications that an applicant may submit for approval of innovator medicines. The first type of NDA, described under section 505(b)(1), consists of a full report of investigations of safety and effectiveness conducted by or for the applicant or for which the applicant has the right of reference for the information. The second type of NDA, described under section 505(b)(2), consists of a full report of investigations of safety and effectiveness where at least some portion of the information submitted for approval comes from sources other than studies performed or sponsored by the applicant. Drugs that may be approved via the 505(b)(2) process include drugs that have the same active ingredients as previously approved products, but now are formulated in a different delivery mechanism or other new dosage forms or with different indications. The basis for the 505(b)(2) application is that there already is a certain amount of information that is known about the active ingredient. As such, repeating all the clinical studies required for a 505(b)(1) application would be significantly more expensive and time consuming than the 505(b)(2) process.

To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that our products are safe and effective for a particular indication. Under the 505(b)(2) approval process, although we may not have performed some of the studies ourselves, we must submit clinical and non-clinical data to demonstrate the medication is safe and effective. We also must be able to provide data and information, including bioavailability or comparative bioavailability studies, to establish sufficiently the appropriateness of relying on material without the right of reference.

We do not know when clinical trials for our products will commence or whether we will complete any of our clinical trials on schedule or at all. There can be no assurance that clinical trials will in fact demonstrate that our products are safe or effective.

Additionally, we may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials. The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks. The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we seek to sponsor clinical trials may not permit a trial to proceed or may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.

Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. We expect to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.

If our pharmaceutical product candidates do not successfully complete the clinical trial process, we will not be able to market them. Even successful clinical trials may not result in a marketable product and may not be entirely indicative of a product’s safety or efficacy.

Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy. During the course of treatment, patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested. Even if unrelated to our product, certain events can nevertheless adversely impact our clinical trials. As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.

Even promising results in pre-clinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products. Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product. Many factors or variables could affect the results of clinical trials and cause them to appear more promising than they may otherwise be. Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment. For example, patient recruitment is a function of many factors, including:

•       the size of the patient population;

•       the proximity of patients to clinical sites;

•       the eligibility criteria for the trial;

•       the perceptions of investigators and patients regarding safety; and

•       the availability of other treatment options.

Even if patients are successfully recruited, we cannot be sure that they will complete the treatment process. Delays in patient enrollment or treatment in clinical trials may result in increased costs, program delays or both.

With respect to markets in other countries, we or a partner will also be subject to regulatory requirements governing clinical trials in those countries. Even if we complete clinical trials, we may not be able to submit a marketing application. If we submit an application, the regulatory authorities may not review or approve it in a timely manner, if at all.

Because we cannot predict whether or when we will obtain regulatory approval to commercialize any of our future pharmaceutical product candidates, we cannot predict the timing of any future revenue from these product candidates.

We cannot commercialize any of our future pharmaceutical product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the applications for our product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we or our potential collaborators develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Regulatory approval processes outside the United States include all or many of the risks associated with the FDA approval process and potentially others as well. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy, or the policies of other relevant governmental or nongovernmental entities during the period of product development, pre-clinical and clinical trials and FDA regulatory review.

We will rely on third parties to manufacture taste enhancers, aversive taste blockers and pharmaceutical product candidates. There can be no guarantee that we can obtain sufficient and acceptable quantities of our taste enhancers or aversive taste blockers or pharmaceutical product candidates on acceptable terms, which may delay or impair our ability to develop, test and market such products.

Our business strategy relies on third parties to manufacture and produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our taste enhancers and aversive taste blockers and pharmaceutical product candidates may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates. These third parties also may not deliver sufficient quantities of our taste enhancers and aversive taste blockers and pharmaceutical product candidates, manufacture our taste enhancers and aversive taste blockers and pharmaceutical product candidates in accordance with specifications, or comply with applicable government regulations. Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted.

We expect to enter into manufacturing agreements for the production of product materials. If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates on acceptable terms, or on a timely and cost-effective basis. There can be no assurance that manufacturers on whom we will depend will be able to successfully produce our taste enhancers and aversive taste blockers and pharmaceutical product candidates on acceptable terms, or on a timely or cost-effective basis. There can also be no assurance that manufacturers will be able to manufacture our products in accordance with our product specifications, or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.

We currently have no sales, marketing or distribution capabilities. Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions. We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our future products directly. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

We believe our taste technology approach is applicable to a wide range of food and pharmaceutical products representing many and diverse competitive companies and approaches. The life sciences and other technology industries are characterized by rapid technological change, and the area of sensory or taste research is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our taste enhancers or aversive taste blockers and technologies, as well as our pharmaceutical formulations, becoming obsolete.

We face substantial competition from companies pursuing the commercialization of products and services relevant to taste using various methods for the discovery of taste enhancers and aversive taste blockers. These competitors include leading flavor companies, such as International Flavors & Fragrances Inc., Givaudan SA, Symrise and Firmenich. Among food manufacturers, at least Nestlé has an active program cloning and expressing receptors for in vitro screening assays. In addition, Senomyx, Inc. is a public biotechnology company taking a biochemical approach to taste modulation, both in foods and pharmaceutical products. Senomyx is principally focused in the area of taste enhancement for food products and uses a high throughput screening technology and synthetic chemistry to discover novel flavor enhancers, which it licenses to end users in the food industry. Senomyx was initially focused on sweetness and savory flavor enhancers, but is now also developing programs to discover bitter blockers for food and pharmaceutical products. Chemcom is another company that is developing a biotechnology approach to finding novel taste enhancers. We currently compete and will continue to compete in the future with these companies in collaborating with and selling flavor products and technologies to manufacturers of packaged food and beverage products.

We also face substantial competition from a number of companies in the pharmaceutical formulations industry. Taste masking has a long history in the pharmaceutical industry. A traditional method of taste masking for pharmaceutical products is to mix the active pharmaceutical ingredient with flavorings and sugar syrup to mask unpleasant taste. This approach is most commonly used for pediatric liquid formulations as well as many over-the-counter cough-cold remedies. FlavorRx supplies flavors at drug store pharmacies that can be compounded by the pharmacist to make certain liquid formulations more palatable. In the pharmaceutical sector there are a number of drug delivery companies that have developed proprietary taste masking technologies. These competing technologies and companies include

OraSolv and DuraSolv from CIMA Labs (recently acquired by Cephalon), MicroCaps and Liquitard from Eurand, FlavorTech and MicroMask from KV Pharmaceuticals, EnVel from Cardinal Health and WOWTab from Yamanouchi. Virtually all of these approaches including OralSolv, DuraSolv, MicroCap, Liquitard, EnVel and the technology used in Zydis products utilize a physical approach to sequester the active drug substance away from the taste receptors on the tongue. These include coating the drug, microencapsulation, immobilization, use of cyclodextran carriers, or stabilization of the drug in a micellar or insoluble phase, as the principle means of taste masking.

Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities.

We may in the future face competition from life sciences and other technology companies and other commercial enterprises. These entities engage as we do in biotechnology, biology or chemistry and could apply this technology to the discovery and development of taste enhancers and aversive taste blockers and new formulations of pharmaceutical products. We cannot guarantee that products developed as a result of our competitors’ existing or future collaborations will not compete with our taste enhancers and aversive taste blockers and new pharmaceutical formulations.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the sense of taste or secure patent protection that we may need for the development of our technologies and products. We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or discovering taste enhancers and aversive taste blockers that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. In addition, our current product discovery and development collaborators are not prohibited from entering into research and development collaboration agreements with third parties in any product field. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.

We are highly dependent on F. Raymond Salemme, Ph.D., our Chief Executive Officer and President, as well as other executive and scientific officers, including Scott Horvitz, Chief Financial Officer and Robert Bryant, Ph.D., Vice President, Discovery Research.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific, development and commercial personnel and advisors. To pursue our business strategy, we will need to hire or otherwise engage qualified personnel and managers, including personnel with expertise in discovery, development, clinical trials, government regulation, manufacturing, marketing and sales. Competition for qualified personnel is intense among companies, academic institutions and other organizations. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.

We use hazardous and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may be sued for product liability, which could adversely affect our business.

Because our business strategy involves the development and sale by either us or our collaborators of commercial products incorporating our taste enhancers or aversive taste blockers, we may be sued for product liability. We may be held liable if any product we develop and commercialize, or any product our collaborators commercialize that incorporates any of our taste enhancers or aversive taste blockers, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the FEMA GRAS determination we must obtain prior to incorporating our taste enhancers and aversive taste blockers into a commercial product, and the regulatory approvals required to commercialize our pharmaceutical products, will not protect us from any such liability.

If we and our collaborators commence sale of commercial products we will need to obtain product liability insurance, and this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our product discovery and development collaborators. We may be obligated to indemnify our product discovery and development collaborators for product liability or other losses they incur as a result of our taste enhancers and aversive taste blockers. Any indemnification we receive from such collaborators for product liability that does not arise from our taste enhancers or aversive taste blockers may not be sufficient to satisfy our liability to injured parties. If we are sued for any injury caused by our taste enhancers or aversive taste blockers or products incorporating our taste enhancers or aversive taste blockers or any other products we develop, our liability could exceed our total assets.

Risks Related To Intellectual Property

If our product candidates are not effectively protected by valid, issued patents or if we are not otherwise able to protect our proprietary information, it could harm our business.

The success of our operations will depend in part on our ability and that of our licensors to:

•       obtain patent protection for our taste screening technology and our taste enhancers and aversive taste blockers both in the United States and in other countries with substantial markets;

•       obtain patent protection for our pharmaceutical formulations including those created using our taste enhancers;

•       defend patents once obtained;

•       maintain trade secrets and operate without infringing upon the patents and proprietary rights of others; and

•       obtain appropriate licenses upon reasonable terms to patents or proprietary rights held by others that are necessary or useful to us in commercializing our technology, both in the United States and in other countries with substantial markets.

In the event we are not able to protect our intellectual property and proprietary information, our business will be materially harmed.

We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.

In addition to patents, we will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators. However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors. Any of these events could prevent us from developing or commercializing our product candidates.

Our ability to compete in the ingredient, food and beverage market and the pharmaceutical market may decline if we do not adequately protect our proprietary technologies.

Because of the substantial length of time and expense associated with the development of new products, we, along with the rest of the ingredient, food and beverage industry and pharmaceutical industry, place considerable importance on obtaining and maintaining patent protection for new technologies, products and processes. Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies, taste enhancers or aversive taste blockers and our pharmaceutical products. Patent positions may be highly uncertain and may involve complex legal and factual questions, including the ability to establish patentability of sequences relating to taste receptors, proteins, chemical synthesis techniques, compounds and methods for using them to modulate taste for which we seek patent protection. No consistent standard regarding the allowance or enforceability of claims in many of our pending patent applications has emerged to date. As a result, we cannot predict the breadth of claims that will ultimately be allowed in our patent applications, if any, including those we have in-licensed or the extent to which we may enforce these claims against our competitors. The degree of future protection for our proprietary rights is therefore highly uncertain and we cannot assure you that:

•       we were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies upon which we rely;

•       others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•       others did not publicly disclose our claimed technology before we conceived the subject matter included in any of our patent applications;

•       any of our patent applications will result in issued patents;

•       any of our patent applications will not result in interferences or disputes with third parties regarding priority of invention;

•       any patents that may be issued to us, our collaborators or our licensors will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•       we will develop additional proprietary technologies that are patentable;

•       the patents of others will not have an adverse effect on our ability to do business; or

•       new proprietary technologies from third parties, including existing licensors, will be available for licensing to us on reasonable commercial terms, if at all.

In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business.

Technologies licensed to us by others, or in-licensed technologies, are important to our business. In particular, we depend on certain technologies relating to taste biology licensed from the Mount Sinai School of Medicine. In addition, we may in the future acquire rights to additional technologies by licensing such rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we do over our internally developed technologies. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a significant adverse effect on our business, financial condition and results of operations.

Many of the patent applications we and our licensors have filed have not yet been substantively examined and may not result in patents being issued.

Many of the patent applications filed by us and our licensors were filed recently with the United States Patent and Trademark Office and most have not been substantively examined and may not result in patents being issued. It is difficult to predict whether any of our or our licensors’ applications will ultimately be found to be patentable or, if so, to predict the scope of any allowed claims. In addition, the disclosure in our or our licensors’ patent applications, particularly in respect of the utility of our claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, it is difficult to predict whether any of our or our licensors’ applications will be allowed, or, if so, to predict the scope of any allowed claims or the enforceability of the patents. Even if enforceable, others may be able to design around any patents or develop similar technologies that are not within the scope of such patents. Our and our licensors’ patent applications may not issue as patents that will provide us with any protection or competitive advantage.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business.

We are aware of other companies and academic institutions that have been performing research in the areas of taste modulation and taste enhancers and aversive taste blockers. In particular, other companies and academic institutions have announced that they have conducted taste-receptor research and have published data on taste receptor sequence information and taste receptors or filed patent applications or obtained patent protection on taste modulation or taste receptors and their uses. To the extent any of these companies or academic institutions currently have, or obtain in the future, broad patent claims, such patents could block our ability to use various aspects of our discovery and development process and might prevent us from developing or commercializing newly discovered taste enhancers and aversive taste blockers or otherwise conducting our business. In addition, it is possible that some of the taste enhancers or aversive taste blockers that are discovered using our technology may not be patentable or may be covered by intellectual property of third parties.

We are not currently a party to any litigation, interference, opposition, protest, reexamination or any other potentially adverse governmental, ex parte or inter-party proceeding with regard to our patent or trademark positions. However, the life sciences and other technology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Many life sciences and other technology companies have employed intellectual property litigation as a way to gain a competitive advantage. If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us.

Should any person have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference action may result in loss of claims based on patentability grounds raised in the interference action. Litigation, interference proceedings or other proceedings could divert management’s time and efforts. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruption in our business. Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations.

An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions, could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

Risks Related to Our Fluctuating Operating Results, Possible Acquisitions and Management of Growth

We expect that our results of operations will fluctuate from period to period, and this fluctuation could cause our stock price to decline, causing investor losses.

Our operating results have fluctuated in the past and are likely to vary significantly in the future based upon a number of factors, many of which we have little or no control over. We operate in a highly dynamic industry and future results could be subject to significant fluctuations. These fluctuations could cause us to fail to meet or exceed financial expectations of securities analysts or investors, which could cause our stock price to decline rapidly and significantly. Revenue and expenses in future periods may be greater or less than revenue and expenses in the immediately preceding period or in the comparable period of the prior year. Therefore, period-to-period comparisons of our operating results are not necessarily a good indication of our future performance. Some of the factors that could cause our operating results to fluctuate include:

•       our ability to discover and develop taste enhancers and aversive taste blockers;

•       our ability or the ability of our product discovery and development collaborators to incorporate our taste enhancers and aversive taste blockers into packaged food and beverage products and pharmaceutical products;

•       our receipt of milestone payments in any particular period;

•       the ability and willingness of collaborators to commercialize products incorporating our taste enhancers and aversive taste blockers on expected timelines, or at all;

•       our ability to enter into product discovery and development collaborations and technology collaborations, or to extend the terms of any existing collaboration agreements, and our payment obligations, expected revenue and other terms of any other agreements of this type;

•       our ability, or our collaborators’ ability, to successfully satisfy all pertinent regulatory requirements;

•       the demand for our future products and our collaborators’ products containing our taste enhancers or aversive taste blockers; and

•       general and industry specific economic conditions, which may affect our collaborators’ research and development expenditures.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

To remain competitive, we may decide to acquire additional businesses, products and technologies. We currently have no commitments or agreements with respect to, and are not actively seeking, any material acquisitions. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following:

•       we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;

•       an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•       we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;

•       certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business;

•       acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•       an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•       acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•       key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•       changes and limits in import and export controls;

•       increases in custom duties and tariffs;

•       changes in currency exchange rates;

•       economic and political instability;

•       changes in government regulations and laws;

•       absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•       currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

We may encounter difficulties managing our growth, which could adversely affect our business.

Our strategy includes entering into and working on simultaneous taste enhancer and aversive taste blocker discovery and development programs across multiple markets that include both the food and beverage industry and the pharmaceutical industry. We expect to continue to grow to meet our strategic objectives. If our growth continues, it will continue to place a strain on us, our management and our resources. Our ability to effectively manage our operations, growth and various projects requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may not be able to successfully implement these tasks on a larger scale and, accordingly, we may not achieve our research, development and commercialization goals. If we fail to improve our operational, financial and management information systems, or fail to effectively monitor or manage our new and future employees or our growth, our business would suffer significantly. In addition, no assurance can be made that we will be able to secure adequate facilities to house our staff, conduct our research or achieve our business objectives.

Risks Related to our Common Stock; Liquidity Risks

A significant number of our shares of common stock will be eligible for sale, and their sale could depress the market price of common stock.

The sale of a significant number of shares of our common stock in the public market following the effectiveness of this registration statement could harm the market price of our common stock. As additional shares of common stock become available for resale in the public market pursuant to this registration statement and releases of lock-up agreements, the market supply of shares of common stock will increase, which could decrease its market price. The number of shares which may be sold into the marketplace pursuant to this registration statement is significant. We believe that such sales may severely depress the market price of our common stock. In addition, some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to an additional registration statement, if one is effective), and these sales may also have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing of a notification on Form 144 with the SEC, sell into the market common stock in an amount up to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks before such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. The Company’s officers, directors, employees and most stockholders currently owning greater than 4% of our issued and outstanding common stock are subject to lock-up provisions relating to shares of our common stock that they owned prior to the Reverse Merger that prevent the sale or transfer of common stock from the date of the initial closing of the Private Placement until 180 days after the effective date of this resale registration statement.

The price of our common stock is expected to be volatile.

The market price of our common stock, and the market prices for securities of biotechnology companies in general, are expected to be highly volatile. The following factors, in addition to other risk factors described in this prospectus, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•       announcements of technological innovations and discoveries by the Company or its competitors;

•       developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations;

•       new products or services that the Company or its competitors offer;

•       actual or anticipated variations in operating results;

•       the initiation, conduct and/or outcome of intellectual property and/or litigation matters;

•       changes in financial estimates by securities analysts;

•       conditions or trends in bio-pharmaceutical or other healthcare industries;

•       regulatory developments in the United States and other countries;

•       changes in the economic performance and/or market valuations of other biotechnology and flavor companies;

•       the Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•       additions or departures of key personnel;

•       global unrest, terrorist activities, and economic and other external factors; and

•       sales or other transactions involving our common stock.

The stock market in general has recently experienced relatively large price and volume fluctuations. In particular, market prices of securities of biotechnology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Investors should also be aware that price volatility may be worse if the trading volume of our common stock is low.

We do not expect to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings to finance the growth and development of our business; therefore, we do not expect to pay any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, if any, and our financial requirements.

Because Redpoint became a wholly-owned subsidiary of a public company as a result of the Reverse Merger and not through a traditional underwritten initial public offering of securities, the Company may not attract the attention of major brokerage firms. Additionally, as a public company, we will incur substantial expenses.

As a result of the Reverse Merger, Redpoint became subject to the information and reporting requirements of the United States securities laws. The costs to public companies of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause the Company’s expenses to be higher than they would be if it were a privately-held company. In addition, the Company will incur substantial expenses in connection with the preparation of the registration statement and related documents with respect to the registration of the common stock issued in the Private Placement and the Reverse Merger. Security analysts of major brokerage firms may not provide coverage of the Company. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

We have discretion on how we use any proceeds we receive from the exercise of warrants.

Our management has broad discretion on how to use and spend any proceeds we receive as a result of selling security holders exercising their warrants. Our stockholders may not agree with our decision on how to use such proceeds. If we fail to spend the proceeds effectively, our business and financial condition could be harmed and we may need to seek additional financing sooner than expected.

It is not anticipated that there will be an active public market for shares of our common stock in the near term and stockholders may have to hold their shares of Common Stock for an indefinite period of time. Stockholders may be unable to resell a large number of their shares of common stock within a short time frame or at or above their purchase price.

To have purchased shares of our common stock and warrants to purchase common stock in the Private Placement, an investor must have represented that it was acquiring such shares and warrants for investment and not with a view to distribution or resale, that the investor understood that neither the common stock nor the warrants are readily transferable and, in any event, that it must bear the economic risk of an investment in our common stock for an indefinite period of time because neither the common stock nor the warrants have been registered under the Securities Act or applicable state “Blue Sky” or securities laws, and that neither the common stock nor the warrants can be sold unless they are subsequently registered or an exemption from such registration is available. There is not an active public or other trading market for our common stock, and there can be no assurance that any market will develop or be sustained. Because our common stock is expected to be thinly traded, an investor cannot expect to be able to liquidate its investment in case of an emergency or if it otherwise desires to do so. Large transactions in common stock may be difficult to conduct in a short period of time. Further, the sale of shares of common stock may have adverse federal income tax consequences.

If we do not comply with registration rights granted to certain holders of our restricted securities, we may be required to pay damages to such holders.

We filed this “resale” registration statement with the SEC covering all shares of common stock issued in connection with the Private Placement, including shares of common stock into which any warrants are exercisable, within 60 days after the final closing of the Private Placement. We will use our best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 150 days after the final closing of the Private Placement, and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to obtain or maintain such effective registration statement. If the “resale” registration statement is not timely declared effective by the SEC, a 1% penalty will be assessed until the registration statement is declared effective, capped at 12%. The penalty will be payable monthly in either cash or additional shares of common stock, as determined by the Company.

Our common stock may be considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market or exercise price of less than $5 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5 per share and therefore may be designated a “penny stock” under SEC rules. This designation requires any broker or dealer selling our common stock to disclose certain information about the transaction, obtain a written agreement from the investor and determine that the investment in our common stock by the investor is a reasonably suitable investment for such investor. These rules may restrict the ability of brokers or dealers to sell our common stock and, as a result, may affect the ability of investors to sell their shares. In addition, unless and until our common stock is listed for trading on the American Stock Exchange or NASDAQ Capital Market or similar market, investors may find it difficult to obtain accurate quotations of the price of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock more difficult and may reduce the value of your investment.

Substantial future issuances of our common stock could depress our stock price.

The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur. Under certain registration rights agreements, certain holders of outstanding shares of our common stock and other securities have demand and Form S-3 registration rights. Sales of a substantial number of these shares of common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock. The existence of such registration rights could also make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants or options.

As of the second and final closing of the Private Placement, we issued warrants to investors to acquire approximately 10.2 million shares of common stock and warrants to the placement agents to acquire approximately 3.6 million shares of common stock in the Private Placement. There are also additional warrants to purchase approximately 0.2 million shares of common stock, which in addition to the warrants issued to investors and the placement agents in connection with the Private Placement, is an aggregate of 14.0 million shares of common stock underlying such warrants that, if exercised or converted, could decrease the net tangible book value of our common stock. In addition, there are approximately 17.6 million shares of common stock underlying options that have been or may be granted pursuant to the 2007 Plan. If the holders of those options exercise those options, you may experience dilution in the net tangible book value of our common stock.

Directors and officers of the Company will have a high concentration of our common stock ownership.

Based on the aggregate number of shares of our common stock that are outstanding as of June 22, 2007, our directors and officers beneficially own approximately 36.26% of our outstanding common stock. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company. Additionally, as a result of their high level of ownership, our officers and directors might be able to strongly influence the actions of the Company’s board of directors, and the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the voting and other rights of our stockholders.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act, Section 21E of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current view about future events and financial performance based on certain assumptions. They include opinions, forecasts, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. In some cases, forward-looking statements can be identified by words such as “may”, “can”, “will”, “should”, “could”, “expects”, “hopes”, “believes”, “plans”, “anticipates”, “estimates”, “predicts”, “projects”, “potential”, “intends”, “approximates” or the negative or other variation of such terms and other comparable expressions. Forward-looking statements in this prospectus may include statements about:

•       future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;

•       capital requirements and the need for additional financing;

•       the ability of the Company to develop commercially viable products;

•       the ability of the Company to enter into successful collaborations with companies in the food and beverage and pharmaceutical industries;

•       intellectual property rights of the Company and others, including actual or potential competitors;

•       the outcome of regulatory submissions and approvals and clinical trials;

•       the performance of any of the Company’s future products and their potential to generate revenues;

•       our beliefs and opinions about the safety and efficacy of any of our future products and the results of our studies;

•       development of new products;

•       growth, expansion and acquisition strategies;

•       the ability to enter into acceptable relationships with one or more contract manufacturers or other service providers on which the Company may depend and the ability of such contract manufacturers or other service providers to manufacture biologics or provide services of an acceptable quality on a cost-effective basis;

•       current and future economic and political conditions;

•       overall industry and market performance;

•       competition;

•       management’s goals and plans for future operations; and

•       other assumptions described in this prospectus underlying or relating to any forward-looking statements.

The forward-looking statements in this prospectus are only predictions. Actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described under “Risk Factors” and elsewhere in this prospectus. No guarantee about future results, performance or achievements can be made. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the Private Securities Litigation Reform Act are unavailable to issuers of “penny stock”. Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holders, but will receive proceeds related to the exercise of the warrants for cash held by selling security holders. We intend to use the net proceeds generated by such warrant exercises for general corporate purposes, including, but not limited to, working capital, capital expenditures and acquisitions, if any. We cannot estimate how many, if any, warrants may be exercised as a result of this offering. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling security holders. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently traded on the OTC Bulletin Board under the symbol “RPBC”.

DILUTION

Because the selling security holders are offering for sale shares of our common stock previously acquired and therefore already outstanding, the sale by the selling security holders of their shares of our common stock pursuant to this prospectus will not result in any dilution to our stockholders. However, the selling security holders may exercise warrants to purchase shares of common stock which may result in dilution to our stockholders.

THE SELLING SECURITY HOLDERS

The following table sets forth certain information concerning the resale of the shares of our common stock by the selling security holders as of June 22, 2007. Unless otherwise described below, to our knowledge, no selling security holder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the selling security holders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act.

The following table assumes that the selling security holders will sell all of the shares of our common stock offered by them in this offering. However, the selling security holders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders upon termination of sales pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The term “selling security holder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling security holders. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

As of June 22, 2007, there were 78,916,157 shares of our common stock outstanding. Unless otherwise indicated, the selling security holders have the sole power to direct the voting and investment over shares owned by them.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Cargill Incorporated(4)	8,273,823	10.5%	1,051,743	7,222,080	9.2%
15407 McGinty Road West, Wayzata, MN 55391
S.R. One, Limited(5)	7,985,786	10.1%	2,644,432	5,341,354	6.8%
200 Barr Harbor Dr. Ste. 250, West Conshohocken, PA 19428
Danisco Ventures A/S(6)	5,823,786	7.4%	903,215	4,920,571	6.2%
Langebrogade, Copenhagen, Denmark
NJTC Venture Fund SBIC, L.P.(7)	4,207,467	5.3%	1,051,743	3,155,724	4.0%
1001 Briggs Rd., Mt. Laurel, NJ 08054
SF Capital Partners Ltd.(8)	4,173,000	5.2%	4,173,000	—	*
3600 South Lake Dr., St. Francis, WI 53235
RK Ventures Group, LLC(9)	4,096,695	5.2%	418,075	3,678,620	4.7%
888 Eight Ave. #135, New York, NY 10019
176 Beach Realty Corp.(10)	34,775	*	34,775	—	*
176 Beach 116th St., Rockaway Park, NY 11694

Hassan Abdou(11)	139,100	*	139,100	—	*
2 Mustafa Kamel St., Maadi, Cairo, Egypt
Dennis M. Abrams(12)	69,550	*	69,550	—	*
264 Trent Rd., Wynnewood, PA 19096
Rakesh Aggarwal(13)	77,279	*	77,279	—	*
1407 Division St., Nashville, TN 37203
Agricultural Benefits Assistance III Inc.(14)	69,550	*	69,550	—	*
P.O. Box 2154, Inverness, FL 34451
Faysal Alam(15) (415)	62	*	62	—	*
1 River Place Apt 712, New York, NY 10036
Tarqueer Alam(16)	208,650	*	208,650	—	*
105 Southport Dr., Seneca, SC 29672
Allen Capital Partners X L.P.(17)	772,779	*	772,779	—	*
55 Old Field Point Rd., Greenwich, CT 06830
Phil Alves(18) (415)	8,013	*	8,013	—	*
3236 54th St., Woodside, NY 11377
Kathleen Ammann(19)	69,550	*	69,550	—	*
Mount Kenya Game Ranch, 437 Nanyulei 10-400, Kenya
Warren & Lois Amundson(20)	69,550	*	69,550	—	*
1831 Bayview Dr., Albert Lea, MN 56007
Chris Anderson(21)	139,100	*	139,100	—	*
6 Grassmere Cresent , Bramhall Stockport, Chesire SK729S United Kingdom
Aperture Capital LP(22)	2,214,164	2.8%	154,557	2,059,607	2.6%
645 Madison Ave. 20th Floor, New York, NY 10021
Gary Ard(23)	278,200	*	278,200	—	*
120 Office Park Dr., Birmingham, AL 25223
Barclay M. Armitage(24)	173,875	*	173,875	—	*
6903 SE Riverside Dr. #16, Vancouver, WA 98664
Michael Arnstedt(25)	69,550	*	69,550	—	*
Gyldenholm Alle 24, 2820 Genfothe, Denmark
Darshan Arora(26)	31,298	*	31,298	—	*
17 Bergenwoods Dr., Cohoes, NY 12047

Aurarian Capital Partners LP(27)	581,670	*	581,670	—	*
546 5th Ave. 14th Floor, New York, NY 10036
Aurarian Offshore Ltd.(28)	422,943	*	422,943	—	*
546 5th Ave. 14th Floor, New York, NY 10036
Maynard Axelson(29)	77,279	*	77,279	—	*
15758, Mt. Vernon, WA 98273
Sidney & Gloria Ayabe(30)	139,100	*	139,100	—	*
1745 Nalulu Place, Honolulu, HI 96821
Richard Basch(31)	69,550	*	69,550	—	*
60 Wolfpack Rd., Mercerville, NJ 08619
David K. Basile(32)	34,775	*	34,775	—	*
2260 Porter St., N. Bellmore, NY 11710
Robin Baxter(33)	69,550	*	69,550	—	*
Thurcroft House, Ardoe Aberdeen AB12-5XT United Kingdom
Gary Beach(34)	34,775	*	34,775	—	*
P.O. Box 1239, Basalt, CO 81621
Peter Beck Revocable Trust(35)	139,100	*	139,100	—	*
43 Austin St., Portsmouth, NH 03801
James T. & Linda J. Bego(36)	108,189	*	108,189	—	*
2480 Sunland St., Ridgecrest, CA 93555
Premchand & Sacha Beharry(37)	154,579	*	154,579	—	*
Rio Grande Dr., Industrial Estate, Point Lisas, Trinidad and Tobago
Alfred Bell(38)	34,775	*	34,775	—	*
190 Riverdale ST., Hillsdale, NJ 07642
Joe A. Benchley(39)	69,550	*	69,550	—	*
9425 Tobacco Rd., Clare, MI 48617
Bernie and Rita’s Limited Partnership(40)	38,640	*	38,640	—	*
232 Oceanic Ave., Lauderdale by the Sea, FL 33308
Michael Berteletti(41) (415)	13,354	*	13,354	—	*
37 Carol Court, Staten Island, NY 10309

John Birch(42)	61,823	*	61,823	—	*
108-110 Jones Rd., Tumbridge Wells, Kent TN12HH England
Charles Bobinette(43)	139,100	*	139,100	—	*
6128 Simpson Ave., St. Louis, MO 63139
Bodnar Capital Management(44)	69,550	*	69,550	—	*
680 Old Academy Rd., Fairfield, CT 06824
Thomas R. Bollinger(45)	34,775	*	34,775	—	*
609 S. Chestnut St., Seymour, IN 47274
Bart H. Bowers(46)	69,550	*	69,550	—	*
296 S 200W, Barley, ID 83318
Mark & Judith Bowers(47)	73,414	*	73,414	—	*
22 Clovergate Circle, The Woodlands, TX 77382
Brean, Murray and Carret & Co., LLC(48)	733,526	*	733,526	—	*
570 Lexington Ave., New York, NY 10022
Jeffery & Deborah Briggs(49)	41,730	*	41,730	—	*
25 Montvieu Ct., Cockeysville, MD 21030
Steven & Lynn Bronstein(50)	34,775	*	34,775	—	*
5229 Wetherfield Rd., Janesville, NY 13078
Frank J. Broos(51)	69,550	*	69,550	—	*
47 Hereford St., Glebe 2037 Australia
Rufus M. Brown(52)	34,775	*	34,775	—	*
592 Woodriver Dr., Ketchum, ID 83340
Stephen Brown(53)	139,100	*	139,100	—	*
89 Ennerdale Rd., Richmond, Surrey TW9-DN United Kingdom
Bobby H. (SEP IRA) Bryan(54)	38,253	*	38,253	—	*
343 Cotton Cunningham Rd., Hillsboro, TN 37342
Michael Burkoff(55) (415)	44,724	*	44,724	—	*
2 Copper Beach Circle, White Plains, NY 10605
John Burnham(56) (415)	33,743	*	33,743	—	*
484 East 74th St. Apt 9, New York, NY 10021
Matthew Caldwell- Nicholls(57)	69,550	*	69,550	—	*
Boldero Rd., Bury, St. Edmuns, UK IP327BS

Chris Cameron(58) (415)	2,855	*	2,855	—	*
77-01 86th St., Glendale, NY 11385
William Campbell(59)	34,775	*	34,775	—	*
5571 Mount Audubon Pl., Longmont, CO 80503
Arthur Caputo(60)	734,140	*	734,140	—	*
100 Hartford Ave. West, Medon, MA 01756
Dominic Carlo(61) (415)	25,047	*	25,047	—	*
9 Sheridan Ave., Staten Island, NY, 10304
Richard Carver(62)	69,550	*	69,550	—	*
3 Westpoint, New Hythe Lane, Larkfield, Maldstone ME20BXJ England
Michael Cassella(63) (415)	11,685	*	11,685	—	*
2 Connecticut Ave., Massapequa, NY 11358
Lawrence & Steven Cates(64)	309,114	*	309,114	—	*
14800 Quorum Dr. Ste 200, Dallas, TX 75254
Tom Caulfield(65)	62,595	*	62,595	—	*
1 Mount Kennett Place, Henry St. Limerick, Ireland
Walter Cekala(66)	34,775	*	34,775	—	*
105 Fales Rd., N. Attleboro, MA 02760
Steve Celotto(67)	55,640	*	55,640	—	*
23591 Verrazano Bay, Dana Point, CA 82629
Eric Chen & Charlotte Chou(68)	34,775	*	34,775	—	*
45129 Cougar Circle, Fremont, CA 94539
Che-Hong Chen(69)	69,550	*	69,550	—	*
#67 Sec 5 An-Ho Rd., Tainan City, Taiwan
Chestnut Ridge Partners(70)	772,779	*	772,779	—	*
50 Tice Blvd., Woodcliff Lake, NJ 07677
Joseph & Beverly Chiarello(71)	77,279	*	77,279	—	*
299 White Pine Rd., Columbus, NJ 08022
Kevin Clarkin(72) (415)	61,766	*	61,766	—	*
85 Prospect St. Unit D, Ridgefield, CT 06877
David Coates(73)	208,650	*	208,650	—	*
Landis Gyr-Strasse 1, ZUG6300 Switzerland

Carol Ann Colaio(74)	34,775	*	34,775	—	*
720 Stuyvesant Ave. Apt. 2D, Lyndhurst, NJ 07071
Concord Pension Scheme(75)	81,775	*	81,775	—	*
William Blake House 8, Marshall St., Condon, WIF 7EJ United Kingdom
Michael & Elaine Contillo(76)	139,100	*	139,100	—	*
4 Mansion Dr., Old Westbury, NY 11568
Ellison Cook(77)	34,775	*	34,775	—	*
204 Edgewood Rd., Savannah, GA 31404
Dan & Mary Ellen Coombs(78)	69,550	*	69,550	—	*
3214 Knight Lane, Baytown, TX 77521
Evan & Lorraine Coravos(79)	41,730	*	41,730	—	*
6 Ellsworth Rd., Andover, MA 01810
John & Wendy Cotter(80)	69,550	*	69,550	—	*
10918 Yukon Ave., Bloomington, MN 55438
Magnus Coxner(81)	153,786	*	153,786	—	*
Jakobsdalsg 33, Gothenburg SE-41268, Sweden
Cranshire Capital LP(82)	386,390	*	386,390	—	*
3100 Dundee Rd. Ste. 703, Northbrook, IL 60062
Maureen (IRA) Crowe(83)	38,253	*	38,253	—	*
2223 Balsan Ave., Los Angeles, CA 90064
Cybercalling Inc.(84)	38,640	*	38,640	—	*
5600 Mowry School Rd., Newark, CA 94560
Robert Daskal(85) (415)	55,640	*	55,640	—	*
55 W. Delaware Place Apt. 1007, Chicago, IL 60610
Beris Davis(86)	69,550	*	69,550	—	*
40 Caution Rd., St. Thomas, U.S. Virgin Island 00803
Leonard De Oliveira(87)	278,202	*	278,202	—	*
10 Chippewa Ct., Holmdel, NJ 07733

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Damien Defex(88)(415)	6,037	*	6,037	—	*
36 E. 36th Street Apt 7C, New York, NY, 10016
Antonius Dekonink(89)	77,279	*	77,279	—	*
16 Cranberry Dr., Cream Ridge, NJ 08614
Blake Denham(90)(415)	2,588	*	2,588	—	*
10 Aspetuck Dr. , Oxford, CT 06478
Christopher Dewey(91)(415)	166,920	*	166,920	—	*
173 Lamington Road Box 23, Oldwick, NJ 08858
Maxwell Diffey(92)	243,425	*	243,425	—	*
Campbell St., Tokoroa 2392, New Zealand
Thomas & Jill Dizio(93)	38,253	*	38,253	—	*
178 Society Ct., Marco Island, FL 34145
George Doyle(94)(415)	17,841	*	17,841	—	*
1202 64th St. #A, Brooklyn, NY 11219
Kenneth Drekou(95)(415)	6,037	*	6,037	—	*
15 Jones St., New York, NY 10014
David Drezner(96)	38,253	*	38,253	—	*
60 Sutton Place South Apt. 9K - North, New York, NY 10022
Noah Drezner(97)	76,505	*	76,505	—	*
2400 Chestnut St. Apt. 3205, Philadelphia, PA 19103
Robert E. Duke(98)	139,100	*	139,100	—	*
20 Crescent Dr., Staunton, VA 24401
Paul Duncan(99)	208,650	*	208,650	—	*
245 Emerald Blvd., Christiansburg, VA 24073
Arthur Dunkin(100)	38,640	*	38,640	—	*
5028 Hunting Hills Circle, Roanoke, VA 24018
Jerry D. (IRA) Dunning(101)	41,730	*	41,730	—	*
P.O. Box 194, Trona, CA 93592
James Eichner(102)(415)	24,354	*	24,354	—	*
29-23 210th Place, Bayside, NY 11360
Kenton L. (IRA) Eiffert(103)	69,550	*	69,550	—	*
5900 Preston Ct., Bakersfield, CA 93309

Elco Bank & Trust Co. Ltd.(104)	154,558	*	154,558	—	*
Loyalist Plaza, Don Mackay Blvd., Marsh Harbor, Abaco, Bahamas
Stuart Elfland(105)	69,550	*	69,550	—	*
45 Oak Hill St., Newton, MA 02459
Eminent Holdings Ltd.(106)	139,100	*	139,100	—	*
32-34 Wahid Circular Dr., San Fernando, Trinadad and Tobago
Steven Encapera(107)	34,775	*	34,775	—	*
2426 Timber Creek Rd., St. Jacob, IL 62281
Endeavour LP(108)	463,668	*	463,668	—	*
9415 NE 24th St., Clydehill, WA 98004
Gershon Engel(109)	69,550	*	69,550	—	*
5719 17th Ave., Brooklyn, NY 11204
Richard Ernest(110)	154,557	*	154,557	—	*
1365 Wild Rose Lane, Lake Forest, IL 60045
Excalibur Limited Partnership(111)	973,700	1.2%	973,700	—	*
33 Prince Arthur Ave., Toronto, ON M5R1B2
Thomas Forest Farb(112)	30,912	*	30,912	—	*
1228 Lowell Rd., Concord, MA 01742
Joseph Favor(113)(415)	14,100	*	14,100	—	*
63 Elson St., Staten Island, NY 10314
Bill Feniger(114)	104,325	*	104,325	—	*
805 Chicago St., Toledo, OH 43611
John Figurelli(115)	34,775	*	34,775	—	*
105 Camelot Lane, Libertyville, IL 60048
Martin M. Filler(116)	69,550	*	69,550	—	*
57 Beach St., Staten Island, NY 10305
Brian Fink(117)	81,722	*	81,722	—	*
20352 Alerion Pl., Woodland Hills, CA 91364
John Fletcher III(118)	69,550	*	69,550	—	*
40 Hamilton Lane, Plainsboro, NJ 08536
John Fletcher IV(119)	69,550	*	69,550	—	*
619 Greenview Ave., Brooklyn, NY 11218
Ray D. Flowers(120)	43,469	*	43,469	—	*
414 Harper Rd., Stantonsburg, NC 27883
Sammie R. (IRA) Ford(121)	38,253	*	38,253	—	*
1809 W. Ward Ave., Ridgecrest, CA 93555

Derek & Kim Foreman(122)	139,100	*	139,100	—	*
Lion House, Cramer Road, Holt, Norfolk NR25 6EZ United Kingdom
Troy & Cathy Francisco(123)	139,100	*	139,100	—	*
121 Oak Ln., Pikeville, KY 41501
Richard (SEP IRA) Frasca(124)	104,325	*	104,325	—	*
49 Linda Cr., Ocean View, NJ 08230
Wayne K. & Jeanne M. Freeland(125)	38,640	*	38,640	—	*
8951 Pinehurst Circle, Westminster, CA 92683
Brian Friedman(126)(415)	180,830	*	180,830	—	*
530 Susan Ln., Deerfield, IL 60015
Friendly Valley Equestrian Condo View Homes Inc.(127)	69,550	*	69,550	—	*
300 Esplanade Dr. Ste. 1180, Oxward, CA 93036
Gary Fromm(128)	486,850	*	486,850	—	*
199 Old Maryleborne Rd. #48, London, England NW1 5QR
Rocco Fuschetto(129)	69,550	*	69,550	—	*
1988 Rt. 22, Scotch Plain, NY 07076
David T. Gallagher(130)	278,200	*	278,200	—	*
18529 Carpenter St., Homewood, IL 60430
John P. & Kathleen J. Gangl(131)	173,875	*	173,875	—	*
7605 N. 128th, St. Paul, MN 55110
Dennis Gardner(132)	38,640	*	38,640	—	*
327 S. Isis Ave., Inglewood, CA 90301
Mark Gassoso(133)(415)	21,032	*	21,032	—	*
192 Goldmine Lane, Old Bridge, NJ 08857
Gembest Pty Ltd.(134)	34,775	*	34,775	—	*
237 Peel St., Tamuorth NSW Australia 2340
Gemini Master Fund Ltd.(135)	1,159,168	1.5%	1,159,168	—	*
12220 El Camino Real #400, San Diego, CA 92130
Gary Gengerbach(136)	104,325	*	104,325	—	*
3566 East 106th St., Carmel, IN 46033
Rand Gengerbach(137)	34,775	*	34,775	—	*
501 Westwood Circle, Carmel, IN 46033

William Gennity(138)(415)	2,226	*	2,226	—	*
142 Wirt Avenue, Staten Island, NY 10309
Ralph Gitz(139)	528,580	*	528,580	—	*
1016 E 7th St., Bloomberg, PA 17815
Steven & Sherri Glock(140)	34,775	*	34,775	—	*
2718 Fallsbrooke Manor Dr., Fallston, MD 21047
Steven (SEP IRA) Glock(141)	34,775	*	34,775	—	*
2718 Fallsbrooke Manor Dr., Fallston, MD 21047
Goldberg & Associates(142)	104,325	*	104,325	—	*
777 Larkfield Rd., Commack, NY 11725
Leonard J. Goldman & Lisa A. Demarco(143)	69,550	*	69,550	—	*
8409 Rapley Ridge Ln., Potomac, MD 20854
Dirk Goldwasser(144)	69,550	*	69,550	—	*
357 E 57th St. #18D, New York, NY 10022
Mark Goldwasser(145)(415)	264,290	*	264,290	—	*
2 Cornell St., Scarsdale, NY 10583
Grayco Products(146)	34,775	*	34,775	—	*
1408 209 St., Bayside, NY 11360
Richard Greene(147)(415)	39,060	*	39,060	—	*
58 Green Park, Newton, MA 02458
Richard (IRA) Greene(148)	69,550	*	69,550	—	*
58 Green Park, Newton, MA 02458
Keith R. Haas(149)	34,775	*	34,775	—	*
160 Canyon Place, Napa, CA 94558
Michael & Rebecca Hall(150)	69,550	*	69,550	—	*
21605 Seacrest Ave. NE, Poclsbo, WA 98370
Halter Financial Group, L.P.(151)	645,000	*	645,000	—	*
12890 Hilltop Road, Argyle, TX 76226
Halter Financial Investments, L.P.(152)	645,000	*	645,000	—	*
12890 Hilltop Road, Argyle, TX 76226
Tariq Hama(153)	211,360	*	211,360	—	*
456 Arch Hill, Redhill, Nottingham, England N658PF
Lonnie A. (IRA) Hansen(154)	38,253	*	38,253	—	*
921 Monterey Dr., Ridgecrest, CA 93555

John Harker(155)	41,731	*	41,731	—	*
14 Station Approach, Birchington, Kent, UK CT79RD
Manzoor Hasan(156)	69,550	*	69,550	—	*
1120 Nasa Parkway Ste. 205, Houston, TX 77058
Thomas E. & Lily Hauke(157)	772,779	*	772,779	—	*
99 River Ridge Dr. , Waco, TX 76705
Bruce Haverberg(158)	52,163	*	52,163	—	*
128 Middlesex Dr., Chestnut Hill, MA 02467
Glenn Hechler(159)(415)	30,552	*	30,552	—	*
13 Susan Pl. , Katonah, NY 10536
Ronald J. Helten(160)	69,550	*	69,550	—	*
10231 Prestwick Trail, Lane Tree, CO 80124
Henrik Vester Christensen Holdings, ApS(161)	69,550	*	69,550	—	*
Egemeosegaard, Treevangsvej 156, 3520 Farum, Denmark
William F. Herbes(162)	69,550	*	69,550	—	*
39 Highcrest Dr., Sparta, NJ 07871
Joel Hirsh(163)	38,253	*	38,253	—	*
308 Ambrey Rd., Wynnewood, PA 19096
Frank Hofstetter(164)	38,640	*	38,640	—	*
10 Frasco Rd., Santa Fe, NM 87508
Tom Holly(165)(415)	818	*	818	—	*
2595 NW 23rd Way, Boca Raton, FL 33431
Richard Holm(166)	34,775	*	34,775	—	*
2054 Lester Ave., Clovis, CA 93619
J. David Honeycutt(167)	69,550	*	69,550	—	*
747 Beverly, Houston, TX 77007
Horcher Bros. Construction Co. Inc.(168)	34,775	*	34,775	—	*
113 Wedgewood Dr., Barrington, IL 60010
West & Laurie Houle(169)	347,750	*	347,750	—	*
11792 Valley Creek Rd., Woodbury, MN 55129
H. Hoyle & Diane Schweitzer Family Trust(170)	69,550	*	69,550	—	*
4885 Lower Honopiilani Rd, Lahaina, HI 96761

HSBC Private Bank (Suisse) SA(171)	208,650	*	208,650	—	*
Quai General-Guisan 2 P.O. Box 3580, 1211 Geneva 3
Steve Huffman(172)	69,550	*	69,550	—	*
1162 East Sonterra Blvd. Ste. 210, San Antonio, TX 78258
Naiyer Imam(173)	278,200	*	278,200	—	*
6185 Steeplechase Dr., Roanoke, VA 24018
Dennis Irby(174)	69,550	*	69,550	—	*
4430 Director Dr., San Antonio, TX 78219
John W. Irvine(175)	34,775	*	34,775	—	*
45 Jefferson Dr., Hudson, OH 44236
J Lamar Holdings(176)	417,300	*	417,300	—	*
2028 E. Ft. Union Blvd. Ste. 102, Salt Lake City, UT 84121
J. Russell LaBarge Jr. Revocable Trust(177)	34,775	*	34,775	—	*
44200 Riverview Ridge, Clinton Township, MI 48038
James Hess Inc.(178)	34,775	*	34,775	—	*
2344 Van Ness Ave. #9, San Francisco, CA 94109
Roger Jelley(179)	139,100	*	139,100	—	*
Normandy Hill Farm, Normandy Common Lane, Normandy Surrey, UK G032A
Jennifer Donahue Interior Design, Inc Profit Sharing Plan(180)	69,550	*	69,550	—	*
17236 Avenida de La Herratura, Pacific Palisades, CA 90272
Robert Jerone(181)	34,775	*	34,775	—	*
408 Abington Place, East Meadow, NY 11554

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Randy (SEP IRA) Johnson(182)	38,253	*	38,253	—	*
442 S. Holly Canyon, Ridgecrest, CA 93555
Richard Johnson(183)	34,775	*	34,775	—	*
919 North Cross, Wheaton, IL 60187
Alan & Marta Johnson III(184)	69,550	*	69,550	—	*
10712 Burbank Dr., Potomac, MD 20854
Scot Jones(185)	69,550	*	69,550	—	*
3850 Calle Del Establo, San Clemente, CA 92672
Stephen Jones(186)(415)	1,049	*	1,049	—	*
400 W. 43rd St. #21S, New York, NY 10036
Clarence R. & Donna H. Jordan(187)	139,100	*	139,100	—	*
710 Jordan Dr., Greenville, NC 27834
Anjaneya Joshi(188)(415)	62	*	62	—	*
1031 Mirabelle Ave., Westbury, NY 11590
Chad Joshpe(189)(415)	2,546	*	2,546	—	*
301 E. 47th St. #2N, New York, NY 10117
Gary B. Kabat(190)	17,388	*	17,388	—	*
23 Hyde Park, Beachwood, OH 44122
Steven Kaitz(191)	69,550	*	69,550	—	*
24 Yarmouth Rd., Chestnut Hill, MA 02467
Benjamin Kaplan(192)	139,100	*	139,100	—	*
1946 N. Oakhaven Circle, N. Miami, FL 33179
George Karfunkel(193)	173,875	*	173,875	—	*
1671 52nd St., Brooklyn, NY 11219
Michael Karfunkel(194)	173,875	*	173,875	—	*
6201 15th Ave., Brooklyn, NY 11219
Dan Kasht(195)(415)	19,614	*	19,614	—	*
19 Old Mamaroneck Ave Apt 3A, White Plains, NY 10605
Bruce Katz(196)(415)	6,010	*	6,010	—	*
315 East 86th St. Apt. 3LE, New York, NY 10028
James E. Kaufman(197)	69,550	*	69,550	—	*
4745 Calder Dr., Grand Prairie, TX 75052

Jeffery A. Keisling(198)	34,775	*	34,775	—	*
10012 Valley View Dr., Clarks Summit, PA 18411
Leonard & Eileen Keller(199)	139,100	*	139,100	—	*
423 Castle Pines Ln., Riverwoods, IL 60015
Noel Kelly(200)	203,241	*	203,241	—	*
Euro Village Compound, Al-Kabar 31952, Saudi Arabia
Courtney Richard Fenton Kenny(201)	12,365	*	12,365	—	*
53 Catisfield Ln., Farcham, Hampshire P0155NT, England
Han Kim(202)(415)	12,019	*	12,019	—	*
144 E. Main St., Bergenfield, NJ 07621
Harris Kiperman(203)(415)	31,465	*	31,465	—	*
171 E. 84th St. #5H, New York, NY 10028
Mark A. Koerner(204)	34,775	*	34,775	—	*
2060 Dean Dr., Washington, MI 48094
Mike Kooyman(205)	309,113	*	309,113	—	*
1875 Saragossa St., Pomona, CA 91768
Benjamin Kopf III(206)	100,462	*	100,462	—	*
356 Austin Ave., Atherton, CA 94027
Keith Kretschmer(207)	69,550	*	69,550	—	*
294 Sunshine Ave., Sequim, MA 98382
Gary Kruggel(208)	69,550	*	69,550	—	*
30217 State Highway 15, Winthrop, MN 55396
Abhijit Kukreja(209)(415)	902	*	902	—	*
100 Warren St. #1705, Jersey City, NJ 07302
Robert & Shirley Lazzari(210)	69,550	*	69,550	—	*
8 Victory Gardens South, Diego Martin, Trinidad & Tobago
David LeDoux(211)(415)	10,906	*	10,906	—	*
3114 W. Buena Vista Dr., Margate, FL 33063
Alex Lethen(212)	76,505	*	76,505	—	*
3 Sheldon Square, Paddington, London W2 6HY, United Kingdom

Meir Levi(213)	26,082	*	26,082	—	*
21777 Ventura Blvd. Ste. 224, Woodland Hills, CA 91364
Jason Lief(214)	15,456	*	15,456	—	*
23804 Bay View Ct., Valencia, CA 91355
Seymour Lippman(215)	185,468	*	185,468	—	*
8 Clubhouse Ct., Woodbury, NY 11797
Hong Liu (216)(415)	2,115	*	2,115	—	*
78 Ferncliff Road, Bloom Field, NJ 07003
Daniel Llovet(217)	139,100	*	139,100	—	*
Unit 13-16 Tafamanbach Industrial, Tafamanbach, Tredegar, United Kingdom
Robert A. Lo(218)	139,100	*	139,100	—	*
113 Arthur Rd., London, England SW19 7DR
Robert LoRusso(219)	309,109	*	309,109	—	*
Jericho Turnpike, Syosset, NY 11791
Nicholas Loskocinski(220)(415)	8,185	*	8,185	—	*
866 72nd Street, Brooklyn, NY, 11228
James W. Loss(221)	139,100	*	139,100	—	*
829 Emerald Bay, Laguna Beach, CA 92651
Michael Luna(222)	69,550	*	69,550	—	*
1134 N. Main St., Monmouth, IL 61462
Eric Lyon(223)(415)	818	*	818	—	*
2413 NW 32nd St., Boca Raton, FL 33431
Alex Maciulewicz(224)	34,775	*	34,775	—	*
376 Wilson Ave., Middletown, NY 07748
Sten E. Malmstrom(225)	69,550	*	69,550	—	*
49 Chemin Du Plan, F-06370 Movans-Sartoux, France
Joseph A. Manfredo(226)	139,100	*	139,100	—	*
324 Cove Dr., Mantoloking, NJ 08738
Carter Mansbach(227)(415)	19,530	*	19,530	—	*
1404 Langham Terrace, Heathrow, FL 32746
Robert Margolskee(228)	1,477,633	1.9%	76,505	1,401,128	1.8%
306 Upper Mountain Ave., Upper Montclaire, NJ 07043

Eldon Marier(229)	34,775	*	34,775	—	*
4660 Barbato Ct., Inver Grove Heights, MN 55077
Earl L. & Gloria Y. Martin(230)	1,931,947	2.4%	1,931,947	—	*
216 Buckingham Ln., Hewitt, TX 76643
Robert Martirosian(231)(415)	5,425	*	5,425	—	*
58-29 220th St., Bayside, NY 11364
Robert Marvin(232)	154,557	*	154,557	—	*
914 E. Lake St., Warroad, MN 56763
Phil Rodriguez(233)(415)	28,394	*	28,394	—	*
235 Sackett St., Brooklyn, NY 11231
Stanley Mathurin(234)	139,100	*	139,100	—	*
38 Agate Dr., Diamondvale, Diego Martin, Trinidad & Tobago
Andreas Mauser(235)	55,640	*	55,640	—	*
Room 504, Block A, No. 100 Gubei Rd., 200336 Shanghai, China
Vincent Mazza(236)(415)	2,226	*	2,226	—	*
53 Ruth Street, Staten Island, NY 10314
Gene Mazzaferro(237)	139,100	*	139,100	—	*
1 Black Duck Cove, Edgartown, PA 02539
Richard McCabe(238)	347,750	*	347,750	—	*
526 Arapahoe Ave., Boulder, CO 80302
David McCoy(239)(415)	139,100	*	139,100	—	*
2 Gold St. #2710, New York, NY 10038
Paul McDermott(240)	139,100	*	139,100	—	*
18 Garnes Wallis Way, Marske by the Sea Redlar, Cleveland TS11 6NA United Kingdom
Declan McQuade(241)(415)	668	*	668	—	*
579 Leonard St., Brooklyn, NY 11222
Keith Medeck(242)(415)	51,412	*	51,412	—	*
250 S. Gillette Ave., Bayport, NY 11705
Peter Menachem(243)(415)	13,910	*	13,910	—	*
175 E. Delaware Apt. 7012, Chicago, IL 60611

Gregg Merkel(244)	139,100	*	139,100	—	*
414 N. River Rd., Fox River Grove, IL 60021
Michael Horton Associates, Inc.(245)	224,105	*	224,105	—	*
151 Meadow St. Ste. 2, Branford, CT 06405
James Missig(246)	69,550	*	69,550	—	*
24 Harbor Ave., Islip, NY 11751
William Molloy(247)(415)	2,004	*	2,004	—	*
2529 Legion Street, Bellmore NY 11710
Al Montano(248)	69,550	*	69,550	—	*
2175 Alamedia Ste. 201, San Jose, CA 95126
Roger Monteforte(249)(415)	232,253	*	232,253	—	*
16 Greene St. Apt. 1N, New York, NY 10013
KC Moore(250)(415)	2,170	*	2,170	—	*
255 Eastern Parkway Apt. E8, Brooklyn, NY 11238
Peter Moore(251)(415)	7,417	*	7,417	—	*
2 Fenimore Lane, Huntington, NY 11743
Motivated Minds, LLC(252)	34,775	*	34,775	—	*
3116 E. Shea Blvd. PMB 191, Phoenix, AZ 85028
Jason Muscari(253)(415)	18,445	*	18,445	—	*
255 College Ave., Staten Island, NY 10314
National Concrete Services Ltd.(254)	69,550	*	69,550	—	*
16201 Market St., Channelview, TX 77530
National Securities Corporation(255)	862,060	1.1%	862,060	—	*
Johann Neisz(256)	34,775	*	34,775	—	*
9951 Egret Blvd NW, Coon Rapids, MN 55433
Yehuda & Anne Neuberger(257)	173,875	*	173,875	—	*
224 Avenue J, Brooklyn, NY 11230
NG Company(258)	69,550	*	69,550	—	*
Villa 556 Rd. 3212 Block 332, Manama, Bahrain

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Gary Nicoletti(259)	76,506	*	76,506	—	*
130 Kinderkamack Rd. Ste. 208, River Edge, NJ 07611
Jeffery F. Nisberg(260)	34,775	*	34,775	—	*
48 Mamaroneck Ave., White Plains, NY 10601
Michael Noonan(261)	34,775	*	34,775	—	*
6700 Sangiacomo Ct., Austin, TX 78759
NYPPEX(262)(415)	56,940	*	56,940	—	*
55 Old Field Rd., Greenwich, CT 06830
Dirk Olsen(263)	139,100	*	139,100	—	*
1010 Pritchard Mesa Ct., Grand Junction, CO 81505
William L. (IRA) O’Neill Jr.(264)	31,298	*	31,298	—	*
10 Lillian Dr., Ipswich, MA 01938
Christopher Ortiz(265)(415)	1,753	*	1,753	—	*
900 6th Ave. Apt 18E, New York, NY 10018
Dennis Orwig(266)	69,550	*	69,550	—	*
3851 Keith Rd., Hogansville, GA 30230
Paras Pancholi(267)	34,775	*	34,775	—	*
4501 Brentwood Ct., Roanoke, VA 24018
Joseph B. & Vella S. Panella(268)	100,461	*	100,461	—	*
70 Enterprise Dr., Bristol, CT 06010
Robert A. Paperelli(269)	15,456	*	15,456	—	*
92-1431 Palahia St., Kapolei, HI 96707
Gero G. Papst(270)	108,189	*	108,189	—	*
Hasselstr 8, Kaarst D-41564, Germany
Winston & Sandra Parmesar(271)	309,111	*	309,111	—	*
No. 6 Greenvale Ave., North Valsayn, Trinidad & Tobago
Gary Kenneth Parsons(272)	139,100	*	139,100	—	*
9 Shirley St., Karori, Wellington, New Zealand
Patara Capital LP(273)	772,782	*	772,782	—	*
3333 Lee Parkway Ste. 600, Dallas, TX 75219

Mayank C. Patel(274)	34,775	*	34,775	—	*
73 Old Dublin Pike Ste. 13C, Doylestown, PA 18901
Pravin & Rashmika Patel(275)	34,775	*	34,775	—	*
4 Cedar Gate Rd., Denville, NJ 07834
Walter Pelett(276)	173,875	*	173,875	—	*
823 SE 3rd, Portland, OR 97214
Nelson Penarreta & Patricia Davila(277)	76,892	*	76,892	—	*
San Jose E 1336y Carlos Arcos Franco, Quito, Ecuador
John Morgan Edwin Percival(278)	23,184	*	23,184	—	*
Level 4, 20 Loftus St., Syndey, Austrailia NSW2000
Perfectum Recruiting Oy(279)	139,100	*	139,100	—	*
Gallen Kallelonkatu 7, 28100 Pori, Finland
Peter Phan(280)(415)	49,428	*	49,428	—	*
86 Nassau Street, Apt # 1,, New York, NY 10038
John Phillips(281)(415)	4,007	*	4,007	—	*
9 Zerman Place 1st Floor, Weehawken, NJ 07068
Terry Pickering(282)	224,106	*	224,106	—	*
Maycroft House, Winnal, Allensmore, Hereford, HR29B5, England, UK
Jeff Pierce(283)	69,550	*	69,550	—	*
36 Meadowbrook Rd., Weston, MA 02493
Franz Pierre(284)(415)	23,820	*	23,820	—	*
970 Kent Ave. Ste. 505, Brooklyn, NY 10025
Richard Pitt(285)	6,955	*	6,955	—	*
45 Hunting Gate, Birchington, Kent CT79JB England
Malcolm Plett(286)(415)	18,548	*	18,548	—	*
21 Huguenot Dr., Larchmont, NY 10538
Steven Plunkett(287)(415)	3,756	*	3,756	—	*
170 6th Ave., Holtsville, NY 11742

Johnathan & Lesley Goldwasser Plutzik(288)	69,550	*	69,550	—	*
312 W 102nd St., New York, NY 10025
Michael P. Pope(289)	69,550	*	69,550	—	*
N615 Howard Rd., Whitewater, WI 53190
Matthew Portes(290)(415)	41,730	*	41,730	—	*
1845 W. Armitage Ave. #1, Chicago, IL 60622
John J. Powell(291)	216,379	*	216,379	—	*
13942 Waterflow Place, Centreville, VA 20121v
Anthony Quattrocchi(292)(415)	4,340	*	4,340	—	*
336 E. 81st St. #5H, New York, NY 10028
Dan Quinn(293)(415)	10,850	*	10,850	—	*
26 W. 91st. Apt. 1A, New York, NY 10024
Rakj Holdings Inc.(294)	139,100	*	139,100	—	*
5030 Champion Blvd. #66285, Boca Raton, FL 33496
Errol Ramnath(295)	69,550	*	69,550	—	*
1A St. Margaret’s Junction, Claxton Bay, Trinidad and Tobago
James T. Rand(296)	34,775	*	34,775	—	*
508 W. Melrose Unit 7B, Chicago, IL 60657
Ronald Randle(297)	69,550	*	69,550	—	*
9801 Duane Ct., Huntersville, NC 28078
Ron A. & Janet E. Rasch(298)	153,783	*	153,783	—	*
6001 Stage Ave. NW, Grand Rapids, MI 49544
Brian Rauch(299)(415)	32,619	*	32,619	—	*
25 Northgate Dr., Syosset, NY 11791
Glen Rauch(300)(415)	32,622	*	32,622	—	*
25 Northgate Dr., Syosset, NY 11791
Ryan Rauch(301)(415)	62,131	*	62,131	—	*
102 Calle Cita, San Clemente, CA 92672
Tim & Sally Reeves(302)	69,550	*	69,550	—	*
Grandfield House, Banks Green, Upper Bentley, Worcestershire B97 5SU, United Kingdom
James W. Reniger(303)	69,550	*	69,550	—	*
11633 Inverway, Belvidere, IL 61008

David Ian Renison(304)	139,100	*	139,100	—	*
3 Up Holland New Hey Lane, Willaston, Neston CH64-2UU, United Kingdom
Respolar Oy(305)	139,100	*	139,100	—	*
Gallen Kallelonkatu 7, 28100 Pori, Finland
Joon Rhee(306)(415)	91,537	*	91,537	—	*
153 Page Road, Valley Stream, NY 11581
Adam Riback(307)(415)	19,864	*	19,864	—	*
3809 Cypress Ave., Brooklyn, NY 11224
Harvey Rich(308)	69,550	*	69,550	—	*
336 Bonair Center, Greenbrae, CA 94904
Dilmus R. Richey(309)	34,775	*	34,775	—	*
2361 River Grand Dr., Birmingham, AL 35243
William Ristvedt(310)	34,775	*	34,775	—	*
4501 Eastwood Rd., Minnetonka, MN 55345
Michael Ritchie(311)	34,775	*	34,775	—	*
8723 Handeman Ct., Houston, TX 77064
Rockford Capital Venture VII LLC(312)	231,834	*	231,834	—	*
1201 N. Market St. Ste. 1605, Wilmington, DE 19801
Jim Rollerson(313)(415)	12,770	*	12,770	—	*
106 N Creek Lane, Hailey, ID 83333
Neil & Karen Rolstad(314)	38,640	*	38,640	—	*
4681-160th Ln NW, Andover, MN 55304
Barry A. Romich Trust(315)	77,279	*	77,279	—	*
1022 Heyl Rd., Wooster , OH 44691
Thomas Rooney(316)	69,550	*	69,550	—	*
2045 Brofford Dr., Columbus, OH 43235
Martin Rothstein(317)	69,550	*	69,550	—	*
400 East 56th St., New York, NY 10022
Rowe Family Insurance Trust(318)	146,822	*	146,822	—	*
P.O. Box 27, Eldorado, IL 62930
Ed Ruotolo(319)(415)	2,004	*	2,004	—	*
35 Red Oak Lane, Freehold NJ 07728
Joseph G. Ruppert(320)	52,550	*	52,550	—	*
5265 Winterview Dr., Alexandria, VA 22312

Sam Ruth(321)(415)	10,906	*	10,906	—	*
23402 Savona Court, Boca Raton, FL 33433
Dr. Thomas Rutherford(322)	150,693	*	150,693	—	*
30 Copper Valley Ct., Cheshire, CT 06410
Richard Salomone(323)	38,640	*	38,640	—	*
94 Dale Mary Rd., Staten Island, NY 10304
Dwayne Samboy(324)(415)	8,013	*	8,013	—	*
620 West 149th St. Apt 4G, New York, NY 10031
James Samuels(325)	41,730	*	41,730	—	*
56 Terranova Circle, Westport, CT 06880
Devon Freiberger(326)(415)	8,124	*	8,124	—	*
97-36 99th St., Ozone Park, NY 11416
Gary Sargent(327)	173,875	*	173,875	—	*
7100 Lakes End Ct., Mansfield, TX 76063
Douglas (IRA) Saunders(328)	69,550	*	69,550	—	*
1920 Sterling Place, Lancaster, PA 17601
Joan H. Saunders(329)	38,639	*	38,639	—	*
1920 Sterling Place, Lancaster, PA 17601
Gerald Schaefer(330)	69,550	*	69,550	—	*
23 Pavilion Lake Dr., N. Augusta, SC 29860
David Schechter(331)	69,550	*	69,550	—	*
60 Kensington Circle, Chestnut Hill, MA 02467
Ranier Schmidt(332)	104,325	*	104,325	—	*
Im Oberviertel #19, 76229 Karlsruhe, Germany
Rod Schmidt(333)	69,550	*	69,550	—	*
3407 - 78th Ave. West, Rock Island, IL 61201
Bernard Francis (IRA) Schunicht(334)	31,298	*	31,298	—	*
58 Cheshire Way, Albany, NY 12211
Heru Setiabudi(335)	34,775	*	34,775	—	*
550 N. Brand Blvd. #1655, Glendale, CA 91203
Joe Shabrack(336)(415)	9,014	*	9,014	—	*
94 Hawthorne Ave, Hawthorne NJ 07506
Ben & Janet Shaw(337)	76,505	*	76,505	—	*
733 E. Coral Ave., Ridgecrest, CA 93555

Kevin (IRA) Sheldon(338)	34,775	*	34,775	—	*
1604 N. Downs St., Ridgecrest, CA 93555
Fredrick Stanley Shenstone(339)	34,775	*	34,775	—	*
8 Currawong Ave., Normanhurst, Australia NSW2076
Adel Sheshtawy(340)	173,875	*	173,875	—	*
6324 Cunningham Rd., Houston, TX 77041
Dr. David Shively(341)	189,331	*	189,331	—	*
116 Westbluff Ct., Bakersfield, CA 93305
Robert F. Shonholz(342)	34,775	*	34,775	—	*
2682 Morningridge Dr., Cincinnati, OH 45211
Ralph E. Shrider(343)	69,550	*	69,550	—	*
62 Fairfield Dr., Coldwater, MI 49036
Hinda L. Shuman Trust(344)	69,550	*	69,550	—	*
208 Allandall Rd., Chestnut Hill, MA 02467
Martin & Bernadette Skotarczak(345)	34,775	*	34,775	—	*
644 Stoners Trail Rd., Tribes Hill, NY 12177
Timothy Smidt(346)	34,775	*	34,775	—	*
1393 W. Jarrettsville Rd., Forest Hill, MD 21050
Timothy (SEP IRA) Smidt(347)	34,775	*	34,775	—	*
1393 W. Jarrettsville Rd., Forest Hill, MD 21050
Humphrey James Smith(348)	69,550	*	69,550	—	*
3 Evelyn Ave., Rustington, West Sussex, BN16 2EJ United Kingdom
Dale F. Snavely(349)	69,550	*	69,550	—	*
2033 W. Maple, Mundelein, IL 60060
Chester & Jerriann Sodowski(350)	278,200	*	278,200	—	*
6445 Sweet Gum St., Katy, TX 77493
Chester P. (IRA) Sodowski(351)	347,750	*	347,750	—	*
6445 Sweet Gum St., Katy, TX 77493
Edwin Soenarya(352)(415)	1,686	*	1,686	—	*
100 Wilson Ave, Edison NJ 08817
Ira & Paula Spodek(353)	69,550	*	69,550	—	*
1220 Ave L, Brooklyn, NY 11230

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Being Offered(2)	Number of Shares Beneficially Owned(2)(3)	Percent of Class
Keith Martin Sprules(354)	347,750	*	347,750	—	*
Lockstone Villa, Gobb Castle Combe, Chippenham, Wiltshire SN14-7LJ United Kingdom
Michael Stanton(355)(415)	15,413	*	15,413	—	*
52 Scheurman Terrace, Warren NJ 07059
Al Steffes(356)	347,750	*	347,750	—	*
901 Sibley Hwy, St. Paul, MN 55118
John Stephan(357)	34,775	*	34,775	—	*
13380 Jasmine St., Thornton, CO 80602
Boris Stier(358)(415)	3,506	*	3,506	—	*
325 East 82nd St. Apt. 8, New York, NY 10028
Robert A. Strunsky(359)	69,550	*	69,550	—	*
680 W. Boston Post Rd. 3L, Mamaroneck, NY 10543
Terry (IRA) Sullivan(360)	69,550	*	69,550	—	*
12902 Pond Apple Dr. West, Naples, FL 34119
Terri C. (IRA) Swanston(361)	34,775	*	34,775	—	*
31 Spring Terrace Ct., St. Charles, MO 63303
James Swift(362)	34,775	*	34,775	—	*
420 Mississippi River Blvd. N, St. Paul, MN 55104
Peter Tagliaferro(363)(415)	2,254	*	2,254	—	*
107-49 87th Street, Ozone Park, NY 11417
Alan Wayne Tamarelli(364)	156,488	*	156,488	—	*
49 Wexford Way, Basking Ridge, NJ 07920
Andrew Tang(365)(415)	21,739	*	21,739	—	*
48-18 38th St., Long Island City, NY 11107
Richard A. Taylor(366)	139,100	*	139,100	—	*
122 Laurel Ln., Townville, SC 29689
Tees & Novelties Inc.(367)	34,775	*	34,775	—	*
100 Passaic St., Garfield, NJ 07026
Andrew Telford(368)	69,550	*	69,550	—	*
Yew Tree House, Church Rd., Molesworth PE28 0QD United Kingdom

Michael Thilo(369)	41,730	*	41,730	—	*
17 Beech Ave., Great Stukeley, Huntington PE28 4AX, United Kingdom
Graham Thompson(370)	69,550	*	69,550	—	*
Hillside House,, Kilmun, Argyll, United Kingdom PA23 8RY
Wendy Thurner(371)	139,100	*	139,100	—	*
Fir Trees 14 the Barton, Cobham, Surrey KT11 2NJ United Kingdom
Martine Timmermans(372)	38,253	*	38,253	—	*
145 Rue Tranz Merjay, Brussels 1050, Belgium
Total Maintenance Solutions Inc.(373)	69,550	*	69,550	—	*
3407 78th Ave. West, Rock Island, IL 61201
Timothy J. Turner(374)	38,639	*	38,639	—	*
15234 Kelbrook Dr., Houston, TX 77062
Timothy J. (IRA) Turner(375)	69,550	*	69,550	—	*
15234 Kelbrook Dr., Houston, TX 77062
Lawrence E. Twork(376)	69,550	*	69,550	—	*
323 Split Rail Ridge, Williamston, MI 48895
Kenneth Underwood(377)	34,775	*	34,775	—	*
2 Kings Avenue, Minnisbay, Birchington, Kent, UK CT79QL
Joshua VanDress(378)(415)	105,903	*	105,903	—	*
6154 76th St. 2nd Floor, Middle Village, NY 11379
Thomas Velez(379)(415)	1,002	*	1,002	—	*
461 Cross St., Westbury, NY 11590
Keith Verdon(380)	69,550	*	69,550	—	*
7703 Commonwealth Blvd., Bellerose, NY 11426
Jodi Viverito(381)(415)	1,539	*	1,539	—	*
174 Redwood Ave., Inwood, NY 11096
Derek & Elizabeth Waddell(382)	69,550	*	69,550	—	*
16 “The Bouys”, Dheins Bay Carenage, Port of Spain, Trinidad & Tobago
Daniel & Sally Waki(383)	38,640	*	38,640	—	*
125 South Wakea Ave., Kahului, HI 96732

Daniel (Roth IRA) Waki(384)	69,550	*	69,550	—	*
125 South Wakea Ave., Kahului, HI 96732
Roger J. & M. Jenai Sullivan Wall(385)	309,116	*	309,116	—	*
4360 Kahala Avenue, Honolulu, HI 96816
John M. Wander(386)	62,055	*	62,055	—	*
Beauvoir Manor, 14290 Orbel, France
Richard & Jeffery Ward(387)	69,550	*	69,550	—	*
24 Oak Lane, Montville, NJ 07045
James Watson(388)	69,550	*	69,550	—	*
5 March Rd., Edinburgh, EH4 3TD, United Kingdom
Mohammed Wazirali(389)	208,650	*	208,650	—	*
1421 Indian Springs, Carrollton, TX 75007
Webb Family Trust(390)	69,550	*	69,550	—	*
7469 Soundshore Dr., Navarre, FL 32566
Randy Weiner(391)(415)	2,170	*	2,170	—	*
3720 Laurel Ave., Brooklyn, NY 11224
Susan A. Westre & Clayton J. Schultz(392)	772,779	*	772,779	—	*
31 Rue de Lisbonne, 75008 Paris, France
Wharton Turf-Grass Inc.(393)	139,100	*	139,100	—	*
Box 1029, Wharton, TX 77488
Craig R. Whited(394)	556,400	*	556,400	—	*
31145 Palos Verdes Dr. East, Rancho Palos Verde, CA 90275
James Dee Whiteley(395)	154,557	*	154,557	—	*
3157 XL Spur, Grand Junction, CO 81503
Douglas E. Whiting(396)	35,040	*	35,040	—	*
14465 Ireland Rd. , Mishawaka, IN 46544
Neil Wilkinson(397)	34,775	*	34,775	—	*
4 Donigers Dell, Swanmore, S. Hampton, England S0322TL
Danny H. Williams(398)	69,550	*	69,550	—	*
503 Town Center N., McCormick, SC 29835
Denis Williams(399)	34,775	*	34,775	—	*
P.O. Box 454, Midway, TX 75852
James W. Williams(400)	34,775	*	34,775	—	*
9489 OSR, Midway, TX 75852

Graham A. Wilshier(401)	69,550	*	69,550	—	*
2 Ranforly St., Otorohanga, New Zealand 2564
Hans Winkler(402)(415)	47,434	*	47,434	—	*
137 E. 38th St. Apt. 3G, New York, NY 10016
Win-Tech Precision Products Inc.(403)	34,775	*	34,775	—	*
5 Franklin St., Piscataway, NJ 08854
Michael P. Winter(404)	139,100	*	139,100	—	*
94 Industrial Lane, West Warwick, RI 02893
Withnall Superannuation Fund(405)	34,775	*	34,775	—	*
33 Tuggeram St., Leumeah NSW 2560 Australia
William S. Worrell(406)	208,650	*	208,650	—	*
75 Gaucks Lane, Newtown, PA 18940
Ronald W. Wright(407)	69,550	*	69,550	—	*
170 Mysen Cr., Cordova, TN 38018
Christopher Wyatt(408)	139,100	*	139,100	—	*
10724 Wilshire Blvd. #1003, Los Angeles, CA 90024
Steven P. & Rita F. Yaroch(409)	34,775	*	34,775	—	*
4921 Hogans Lake Place, Annanoale, VA 22003
Brian Young(410)	77,279	*	77,279	—	*
11108 Bello Flat Rd., Kodiak, AK 99615
William J. Young(411)	137,361	*	137,361	—	*
1515 McGinty Rd., Waygata, MN 55391
Robert Zakheim(412)	69,550	*	69,550	—	*
14859 Richards Dr., W. Minnetonka, MN 55345
Russ Zalatimo(413)(415)	6,010	*	6,010	—	*
136 Oakmont Court, Edison, NJ 08820
Aadil Zaman(414)(415)	62	*	62	—	*
31-49 29th Street Apt B7, Astoria, NY 11106

*                    Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)          Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after May 24, 2007 are deemed outstanding for computing the percentage ownership of the selling security holder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling security holder.

(2)

We do not know when or in what amounts a selling security holder may offer shares for sale. The selling security holders might not sell any or all of the shares offered by this prospectus. Because the selling security holders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

(3)

Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after May 24, 2007 are deemed outstanding for computing the percentage ownership of the selling security holder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling security holder.

(4)

James D. Sayre has voting and investment control over the shares of common stock and warrants to purchase common stock held by Cargill, Incorporated but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 8,063,474 shares of common stock and warrants to purchase 210,349 shares of common stock with an exercise price equal to $1.35 per share. David Patchen, one of our directors, is Vice President, Emerging Business, of Cargill, Incorporated.

(5)

Philip L. Smith, one of our directors, has voting and investment control over the shares of common stock and warrants to purchase common stock held by S.R. One, Limited, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 7,456,899 shares of common stock and warrants to purchase 528,887 shares of common stock with an exercise price equal to $1.35 per share.

(6)

Leif Kjaergaard, Ph.D., one of our directors, has voting and investment control over the shares of common stock and warrants to purchase common stock held by Danisco Ventures A/S, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 5,643,143 shares of common stock and warrants to purchase 180,643 shares of common stock with an exercise price equal to $1.35 per share.

(7)

James Gunton, Robert Chefitz, one of our directors, and Joseph Falkenstein have voting and investment control over the shares of common stock and warrants to purchase common stock held by NJTC Venture Fund SBIC, L.P., but each disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 3,997,118 shares of common stock and warrants to purchase 210,349 shares of common stock with an exercise price equal to $1.35 per share.

(8)

Michael A. Roth and Brian J. Stark share voting and investment control over the shares of common stock and warrants to purchase common stock held by SF Capital Partners Ltd., but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 3,338,400 shares of common stock and warrants to purchase 834,600 shares of common stock with an exercise price equal to $1.35 per share.

(9)

Matthew Rhodes-Kropf has voting and investment control over the shares of common stock and warrants to purchase common stock held by RK Ventures Group, LLC as its sole managing member, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 4,013,079 shares of common stock and warrants to purchase 83,616 shares of common stock with an exercise price equal to $1.35 per share.

(10)

Wei Li has voting and investment control over the shares of common stock and warrants to purchase common stock held by 176 Beach Realty Corp., but she disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(11)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(12)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(13)	Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.
(14)

Paul Salminen has voting and investment control over the shares of common stock and warrants to purchase common stock held by Agricultural Benefits Assistance III Inc., but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(15)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(16)	Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.
(17)

Larry Allen has voting and investment control over the shares of common stock and warrants to purchase common stock held by Allen Capital Partners X L.P., but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 618,223 shares of common stock and warrants to purchase 154,556 shares of common stock with an exercise price equal to $1.35 per share.

(18)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(19)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(20)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(21)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(22)

Matthew Tierny has voting and investment control over the shares of common stock and warrants to purchase common stock held by Aperture Capital LP, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 2,183,252 shares of common stock and warrants to purchase 30,912 shares of common stock with an exercise price equal to $1.35 per share.

(23)	Consists of 222,560 shares of common stock and warrants to purchase 55,640 shares of common stock with an exercise price equal to $1.35 per share.

(24)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(25)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(26)	Consists of 25,038 shares of common stock and warrants to purchase 6,260 shares of common stock with an exercise price equal to $1.35 per share.
(27)

Jason Gold has voting and investment control over the shares of common stock and warrants to purchase common stock held by Aurarian Capital Partners LP, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 465,336 shares of common stock and warrants to purchase 116,334 shares of common stock with an exercise price equal to $1.35 per share.

(28)

Jason Gold has voting and investment control over the shares of common stock and warrants to purchase common stock held by Aurarian Offshore Ltd., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 338,354 shares of common stock and warrants to purchase 84,589 shares of common stock with an exercise price equal to $1.35 per share.

(29)	Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.
(30)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(31)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(32)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(33)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(34)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(35)

Peter Beck has voting and investment control over the shares of common stock and warrants to purchase common stock held by the Peter Beck Revocable Trust, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(36)	Consists of 86,551 shares of common stock and warrants to purchase 21,638 shares of common stock with an exercise price equal to $1.35 per share.
(37)	Consists of 123,663 shares of common stock and warrants to purchase 30,916 shares of common stock with an exercise price equal to $1.35 per share.
(38)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(39)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(40)

Bernie Petreccia and Rita Petreccia share voting and investment control over the shares of common stock and warrants to purchase common stock held by Bernie and Rita’s Limited Partnership, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.

(41)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(42)	Consists of 49,458 shares of common stock and warrants to purchase 12,365 shares of common stock with an exercise price equal to $1.35 per share.
(43)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(44)

Steven Bodnar has voting and investment control over the shares of common stock and warrants to purchase common stock held by Bodnar Capital Management, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(45)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(46)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(47)	Consists of 58,731 shares of common stock and warrants to purchase 14,683 shares of common stock with an exercise price equal to $1.35 per share.
(48)

William J. McCluskey has voting and investment control over the shares of common stock and warrants to purchase common stock held by Brean, Murray and Carret & Co., LLC as its President and Chief Executive Officer, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 309,114 shares of common stock and warrants to purchase 77,279 shares of common stock with an exercise price equal to $1.35 per share. Brean, Murray and Carret & Co., LLC, an NASD member, also received warrants to purchase 347,133 shares of common stock with an exercise price equal to $0.97 per share as commissions for acting as placement agent in the Private Placement. Brean, Murray and Carret & Co., LLC received these warrants in the ordinary course of business and at the time of receiving the securities, had no agreements or understandings, directly or indirectly, with any person to distribute them. Brean, Murray and Carret & Co., LLC was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and the time of receiving the securities, had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to 180-day lock-up agreement in accordance with the requirements at NASD Rule 2710(g)(1).

(49)	Consists of 33,384 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(50)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(51)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(52)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(53)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(54)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(55)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(56)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(57)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(58)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(59)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(60)	Consists of 587,312 shares of common stock and warrants to purchase 146,828 shares of common stock with an exercise price equal to $1.35 per share.
(61)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(62)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(63)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(64)	Consists of 247,291 shares of common stock and warrants to purchase 61,823 shares of common stock with an exercise price equal to $1.35 per share.
(65)	Consists of 50,076 shares of common stock and warrants to purchase 12,519 shares of common stock with an exercise price equal to $1.35 per share.
(66)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(67)	Consists of 44,512 shares of common stock and warrants to purchase 11,128 shares of common stock with an exercise price equal to $1.35 per share.
(68)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share

(69)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(70)

Kenneth Pasternk has voting and investment control over the shares of common stock and warrants to purchase common stock held by Chestnut Ridge Partners, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 618,223 shares of common stock and warrants to purchase 154,556 shares of common stock with an exercise price equal to $1.35 per share.

(71)	Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.
(72)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(73)	Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.
(74)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(75)

Jonathan Donovan has voting and investment control over the shares of common stock and warrants to purchase common stock held by Concord Pension Scheme, but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 65,420 shares of common stock and warrants to purchase 16,355 shares of common stock with an exercise price equal to $1.35 per share.

(76)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(77)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(78)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(79)	Consists of 33,384 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(80)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(81)	Consists of 123,029 shares of common stock and warrants to purchase 30,757 shares of common stock with an exercise price equal to $1.35 per share.
(82)

Mitchell P. Kopin, as President of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has voting and investment control over the shares of common stock and warrants to purchase common stock held by Cranshire Capital, L.P., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 309,112 shares of common stock and warrants to purchase 77,278 shares of common stock with an exercise price equal to $1.35 per share.

(83)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.

(84)

Ou Ou has voting and investment control over the shares of common stock and warrants to purchase common stock held by Cybercalling Inc., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.

(85)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(86)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(87)	Consists of 222,561 shares of common stock and warrants to purchase 55,641 shares of common stock with an exercise price equal to $1.35 per share.
(88)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(89)	Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.
(90)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(91)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(92)	Consists of 194,740 shares of common stock and warrants to purchase 48,685 shares of common stock with an exercise price equal to $1.35 per share.
(93)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(94)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(95)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(96)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(97)	Consists of 61,204 shares of common stock and warrants to purchase 15,301 shares of common stock with an exercise price equal to $1.35 per share.
(98)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(99)	Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.

(100)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(101)	Consists of 33,384 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(102)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(103)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(104)

Isaac Cullie has voting and investment control over the shares of common stock and warrants to purchase common stock held by Elco Bank & Trust Co. Ltd., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 123,646 shares of common stock and warrants to purchase 30,912 shares of common stock with an exercise price equal to $1.35 per share.

(105)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(106)

Errol Mahair  has voting and investment control over the shares of common stock and warrants to purchase common stock held by Eminent Holdings Ltd. but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(107)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(108)

John Maring has voting and investment control over the shares of common stock and warrants to purchase common stock held by Endeavour LP, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 370,934 shares of common stock and warrants to purchase 92,734 shares of common stock with an exercise price equal to $1.35 per share.

(109)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(110)	Consists of 123,645 shares of common stock and warrants to purchase 30,912 shares of common stock with an exercise price equal to $1.35 per share.
(111)

William Hechter has voting and investment control over the shares of common stock and warrants to purchase common stock held by Excalibur Limited Partnership, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 778,960 shares of common stock and warrants to purchase 194,740 shares of common stock with an exercise price equal to $1.35 per share.

(112)	Consists of 24,729 shares of common stock and warrants to purchase 6,183 shares of common stock with an exercise price equal to $1.35 per share.
(113)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(114)	Consists of 83,460 shares of common stock and warrants to purchase 20,865 shares of common stock with an exercise price equal to $1.35 per share.

(115)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(116)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(117)	Consists of 65,377 shares of common stock and warrants to purchase 16,345 shares of common stock with an exercise price equal to $1.35 per share.
(118)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(119)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(120)	Consists of 34,775 shares of common stock and warrants to purchase 8,694 shares of common stock with an exercise price equal to $1.35 per share.
(121)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(122)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(123)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(124)	Consists of 83,460 shares of common stock and warrants to purchase 20,865 shares of common stock with an exercise price equal to $1.35 per share.
(125)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(126)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(127)

Rob Miller has voting and investment control over the shares of common stock and warrants to purchase common stock held by Friendly Valley Equestrian Condo View Homes, Inc. but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(128)	Consists of 389,480 shares of common stock and warrants to purchase 97,370 shares of common stock with an exercise price equal to $1.35 per share.
(129)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(130)	Consists of 222,560 shares of common stock and warrants to purchase 55,640 shares of common stock with an exercise price equal to $1.35 per share.
(131)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(132)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.

(133)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(134)

Richard Thornton has voting and investment control over the shares of common stock and warrants to purchase common stock held by Gembest Pty Ltd., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(135)

Steven Winters has voting and investment control over the shares of common stock and warrants to purchase common stock held by Gemini Master Fund Ltd., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 927,334 shares of common stock and warrants to purchase 231,834 shares of common stock with an exercise price equal to $1.35 per share.

(136)	Consists of 83,460 shares of common stock and warrants to purchase 20,865 shares of common stock with an exercise price equal to $1.35 per share.
(137)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(138)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(139)	Consists of 422,864 shares of common stock and warrants to purchase 105,716 shares of common stock with an exercise price equal to $1.35 per share.
(140)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(141)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(142)

Anthony Onorato has voting and investment control over the shares of common stock and warrants to purchase common stock held by Goldbert & Associates, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 83,460 shares of common stock and warrants to purchase 20,865 shares of common stock with an exercise price equal to $1.35 per share.

(143)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(144)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(145)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(146)

Alan Kushner has voting and investment control over the shares of common stock and warrants to purchase common stock held by Grayco Products, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(147)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(148)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(149)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(150)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(151)

Timothy Halter, Robcor’s former director and officer, David Brigante, Marat Rosenberg and George Diamond, have voting and investment control over the shares of common stock held by Halter Financial Group, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(152)

Timothy Halter, Robcor’s former director and officer, David Brigante, Marat Rosenberg and George Diamond have voting and investment control over the shares of common stock held by Halter Financial Investments, L.P., but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(153)	Consists of 169,088 shares of common stock and warrants to purchase 42,272 shares of common stock with an exercise price equal to $1.35 per share.
(154)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(155)	Consists of 33,385 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(156)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(157)	Consists of 618,223 shares of common stock and warrants to purchase 154,556 shares of common stock with an exercise price equal to $1.35 per share.
(158)	Consists of 41,730 shares of common stock and warrants to purchase 10,433 shares of common stock with an exercise price equal to $1.35 per share.
(159)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(160)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(161)

Henrik Vester Christensen has voting and investment control over the shares of common stock and warrants to purchase common stock held by Henrik Vester Christensen Holdings, ApS, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(162)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(163)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(164)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(165)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(166)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(167)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(168)

Paul Horcher has voting and investment control over the shares of common stock and warrants to purchase common stock held by Horcher Bros. Construction Co., Inc. but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(169)	Consists of 278,200 shares of common stock and warrants to purchase 69,550 shares of common stock with an exercise price equal to $1.35 per share.
(170)

Hoyle Schweitzer and Diane Schweitzer share voting and investment control over the shares of common stock and warrants to purchase common stock held by H. Hoyle and Diane Schweitzer Family Trust, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(171)

Jean-Claude Aeby, Thierry Aeschlimann, Karen Amatte, Lorenz Baumgartner, Hendrik Buesink, Alfio Cannavo, Nicholas Covacich, Pierluigi Dimonopoli, Karine Du Fresne, Jacques Durouvenoz, David JeanMonod, Kristof Kalapos, Sylvie Lecaillon, Rachele Orlandini, Thierry Puglisi, Silvestro Renzulli, Jerome Ruttimann, Christian Schoenlaub, Carlo Sestito, Christine Stopin, Marinella Vignati, Brigitte Vignon and Keith Worthington share voting and investment control over the shares of common stock and warrants to purchase common stock held by HSBC Private Bank (Suisse) SA, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.

(172)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(173)	Consists of 222,560 shares of common stock and warrants to purchase 55,640 shares of common stock with an exercise price equal to $1.35 per share.
(174)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(175)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(176)

Charles Judd has voting and investment control over the shares of common stock and warrants to purchase common stock held by J. Lamar Holdings, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 333,840 shares of common stock and warrants to purchase 83,460 shares of common stock with an exercise price equal to $1.35 per share.

(177)

Russell LaBarge has voting and investment control over the shares of common stock and warrants to purchase common stock held by J. Russell LaBarge Jr. Renewable Trust but he disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(178)

James and Linda Hess share voting and investment control over the shares of common stock and warrants to purchase common stock held by James Hess Inc., but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(179)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(180)

Jennifer Donahue and Michael Donahue share voting and investment control over the shares of common stock and warrants to purchase common stock held by the Jennifer Donahue Interior Design, Inc. Profit Sharing Plan, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(181)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(182)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(183)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(184)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(185)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(186)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(187)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(188)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.

(189)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(190)	Consists of 13,910 shares of common stock and warrants to purchase 3,478 shares of common stock with an exercise price equal to $1.35 per share.
(191)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(192)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(193)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(194)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(195)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(196)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(197)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(198)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(199)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(200)	Consists of 162,593 shares of common stock and warrants to purchase 40,648 shares of common stock with an exercise price equal to $1.35 per share.
(201)	Consists of 9,892 shares of common stock and warrants to purchase 2,473 shares of common stock with an exercise price equal to $1.35 per share.
(202)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(203)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(204)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(205)	Consists of 247,290 shares of common stock and warrants to purchase 61,823 shares of common stock with an exercise price equal to $1.35 per share.
(206)	Consists of 80,369 shares of common stock and warrants to purchase 20,093 shares of common stock with an exercise price equal to $1.35 per share.

(207)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(208)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(209)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(210)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(211)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(212)	Consists of 61,204 shares of common stock and warrants to purchase 15,301 shares of common stock with an exercise price equal to $1.35 per share.
(213)	Consists of 20,865 shares of common stock and warrants to purchase 5,217 shares of common stock with an exercise price equal to $1.35 per share.
(214)	Consists of 12,365 shares of common stock and warrants to purchase 3,091 shares of common stock with an exercise price equal to $1.35 per share.
(215)	Consists of 148,374 shares of common stock and warrants to purchase 37,094 shares of common stock with an exercise price equal to $1.35 per share.
(216)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(217)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(218)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(219)	Consists of 247,287 shares of common stock and warrants to purchase 61,822 shares of common stock with an exercise price equal to $1.35 per share.
(220)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(221)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(222)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(223)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(224)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(225)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(226)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(227)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(228)	Consists of 1,462,332 shares of common stock and warrants to purchase 15,301 shares of common stock with an exercise price equal to $1.35 per share.
(229)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(230)	Consists of 1,545,557 shares of common stock and warrants to purchase 386,390 shares of common stock with an exercise price equal to $1.35 per share.
(231)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(232)	Consists of 123,645 shares of common stock and warrants to purchase 30,912 shares of common stock with an exercise price equal to $1.35 per share.
(233)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(234)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(235)	Consists of 44,512 shares of common stock and warrants to purchase 11,128 shares of common stock with an exercise price equal to $1.35 per share.
(236)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(237)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(238)	Consists of 278,200 shares of common stock and warrants to purchase 69,550 shares of common stock with an exercise price equal to $1.35 per share.
(239)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(240)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(241)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.

(242)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(243)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(244)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(245)

Douglas H. McCloskey, C. Michael Horton and Alfred D. Lombardi share voting and investment control over the shares of common stock and warrants to purchase common stock held by Michael Horton Associates, Inc., but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 179,284 shares of common stock and warrants to purchase 44,821 shares of common stock with an exercise price equal to $1.35 per share.

(246)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(247)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(248)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(249)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(250)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(251)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(252)

Ira Gaines has voting and investment control over the shares of common stock and warrants to purchase common stock held by Motivated Minds, LLC, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(253)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(254)

Bobby Sweeny has voting and investment control over the shares of common stock and warrants to purchase common stock held by National Concrete Services Ltd., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(255)

Shares listed include 862,060 shares of common stock that may be purchased upon exercise of presently exercisable warrants. National Securities Corporation, an NASD member, received these warrants in the ordinary course of business and at the time of receiving the securities, had no agreements or understandings, directly or indirectly, with any person to distribute them. National Securities Corporation was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

(256)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(257)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(258)

Mohammed Ishaq has voting and investment control over the shares of common stock and warrants to purchase common stock held by NG Company, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(259)	Consists of 61,204 shares of common stock and warrants to purchase 15,302 shares of common stock with an exercise price equal to $1.35 per share.
(260)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(261)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(262)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(263)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(264)	Consists of 25,038 shares of common stock and warrants to purchase 6,260 shares of common stock with an exercise price equal to $1.35 per share.
(265)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(266)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(267)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(268)	Consists of 80,369 shares of common stock and warrants to purchase 20,092 shares of common stock with an exercise price equal to $1.35 per share.
(269)	Consists of 12,365 shares of common stock and warrants to purchase 3,091 shares of common stock with an exercise price equal to $1.35 per share.

(270)	Consists of 86,551 shares of common stock and warrants to purchase 21,638 shares of common stock with an exercise price equal to $1.35 per share.
(271)	Consists of 247,289 shares of common stock and warrants to purchase 61,822 shares of common stock with an exercise price equal to $1.35 per share.
(272)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(273)

Berke Bakay and Ozarslan A. Tangun share voting and investment control over the shares of common stock and warrants to purchase common stock held by Patara Capital LP, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 618,225 shares of common stock and warrants to purchase 154,557 shares of common stock with an exercise price equal to $1.35 per share.

(274)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(275)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(276)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(277)	Consists of 61,513 shares of common stock and warrants to purchase 15,379 shares of common stock with an exercise price equal to $1.35 per share.
(278)	Consists of 18,547 shares of common stock and warrants to purchase 4,637 shares of common stock with an exercise price equal to $1.35 per share.
(279)

Asron Michelin has voting and investment control over the shares of common stock and warrants to purchase common stock held by Perfectum Recruiting Oy, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(280)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(281)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(282)	Consists of 179,285 shares of common stock and warrants to purchase 44,821 shares of common stock with an exercise price equal to $1.35 per share.
(283)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(284)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(285)	Consists of 5,564 shares of common stock and warrants to purchase 1,391 shares of common stock with an exercise price equal to $1.35 per share.

(286)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(287)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(288)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(289)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(290)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(291)	Consists of 173,103 shares of common stock and warrants to purchase 43,276 shares of common stock with an exercise price equal to $1.35 per share.
(292)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(293)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(294)

Robert Grinberg has voting and investment control over the shares of common stock and warrants to purchase common stock held by Rajk Holdings Inc., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(295)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(296)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(297)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(298)	Consists of 123,026 shares of common stock and warrants to purchase 30,757 shares of common stock with an exercise price equal to $1.35 per share.
(299)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(300)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.

(301)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(302)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(303)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(304)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(305)

Aaron Michelin has voting and investment control over the shares of common stock and warrants to purchase common stock held by Respolar Oy, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(306)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(307)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(308)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(309)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(310)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(311)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(312)

Paul McConnell and Scott Johnson share voting and investment control over the shares of common stock and warrants to purchase common stock held by Rockford Capital Venture VII LLC, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 185,467 shares of common stock and warrants to purchase 46,367 shares of common stock with an exercise price equal to $1.35 per share.

(313)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(314)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.

(315)

Barry Romich has voting and investment control over the shares of common stock and warrants to purchase common stock held by Barry A. Romich Trust, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.

(316)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(317)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(318)

Martin Rowe has voting and investment control over the shares of common stock and warrants to purchase common stock held by Rowe Family Insurance Trust, but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 117,457 shares of common stock and warrants to purchase 29,365 shares of common stock with an exercise price equal to $1.35 per share.

(319)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(320)	Consists of 42,040 shares of common stock and warrants to purchase 10,510 shares of common stock with an exercise price equal to $1.35 per share.
(321)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(322)	Consists of 120,554 shares of common stock and warrants to purchase 30,139 shares of common stock with an exercise price equal to $1.35 per share.
(323)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(324)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(325)	Consists of 33,384 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(326)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(327)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(328)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(329)	Consists of 30,911 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(330)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(331)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(332)	Consists of 83,460 shares of common stock and warrants to purchase 20,865 shares of common stock with an exercise price equal to $1.35 per share.
(333)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(334)	Consists of 25,038 shares of common stock and warrants to purchase 6,260 shares of common stock with an exercise price equal to $1.35 per share.
(335)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(336)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(337)	Consists of 61,204 shares of common stock and warrants to purchase 15,301 shares of common stock with an exercise price equal to $1.35 per share.
(338)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(339)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(340)	Consists of 139,100 shares of common stock and warrants to purchase 34,775 shares of common stock with an exercise price equal to $1.35 per share.
(341)	Consists of 151,465 shares of common stock and warrants to purchase 37,866 shares of common stock with an exercise price equal to $1.35 per share.
(342)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(343)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(344)

Hinda L. Shuman and Sydney Aliber share voting and investment control over the shares of common stock and warrants to purchase common stock held by the Hinda L. Shuman Trust, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(345)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(346)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(347)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(348)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(349)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(350)	Consists of 222,560 shares of common stock and warrants to purchase 55,640 shares of common stock with an exercise price equal to $1.35 per share.
(351)	Consists of 278,200 shares of common stock and warrants to purchase 69,550 shares of common stock with an exercise price equal to $1.35 per share.
(352)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(353)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(354)	Consists of 278,200 shares of common stock and warrants to purchase 69,550 shares of common stock with an exercise price equal to $1.35 per share.
(355)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(356)	Consists of 278,200 shares of common stock and warrants to purchase 69,550 shares of common stock with an exercise price equal to $1.35 per share.
(357)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(358)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(359)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(360)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(361)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(362)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(363)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(364)	Consists of 125,190 shares of common stock and warrants to purchase 31,298 shares of common stock with an exercise price equal to $1.35 per share.
(365)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(366)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(367)

Sanford Ehrlich has voting and investment control over the shares of common stock and warrants to purchase common stock held by Tees & Novelties, Inc., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(368)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(369)	Consists of 33,384 shares of common stock and warrants to purchase 8,346 shares of common stock with an exercise price equal to $1.35 per share.
(370)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(371)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(372)	Consists of 30,602 shares of common stock and warrants to purchase 7,651 shares of common stock with an exercise price equal to $1.35 per share.
(373)

Rod Schmidt has voting and investment control over the shares of common stock and warrants to purchase common stock held by Total Maintenance Solutions Inc., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(374)	Consists of 30,911 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(375)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(376)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(377)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(378)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(379)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(380)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(381)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(382)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(383)	Consists of 30,912 shares of common stock and warrants to purchase 7,728 shares of common stock with an exercise price equal to $1.35 per share.
(384)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(385)	Consists of 247,292 shares of common stock and warrants to purchase 61,824 shares of common stock with an exercise price equal to $1.35 per share.
(386)	Consists of 49,644 shares of common stock and warrants to purchase 12,411 shares of common stock with an exercise price equal to $1.35 per share.

(387)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(388)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(389)	Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.
(390)

Hugh Webb and Anni-Vibeke Webb share voting and investment control over the shares of common stock and warrants to purchase common stock held by the Webb Family Trust, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.

(391)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(392)	Consists of 618,223 shares of common stock and warrants to purchase 154,556 shares of common stock with an exercise price equal to $1.35 per share.
(393)

Charles A. Davis has voting and investment control over the shares of common stock and warrants to purchase common stock held by Wharton Turf-Grass Inc., but he disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.

(394)	Consists of 445,120 shares of common stock and warrants to purchase 111,280 shares of common stock with an exercise price equal to $1.35 per share.
(395)	Consists of 123,645 shares of common stock and warrants to purchase 30,912 shares of common stock with an exercise price equal to $1.35 per share.
(396)	Consists of 28,032 shares of common stock and warrants to purchase 7,008 shares of common stock with an exercise price equal to $1.35 per share.
(397)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(398)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(399)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(400)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(401)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(402)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(403)

Rashmika Patel and Pravin Patel share voting and investment control over the shares of common stock and warrants to purchase common stock held by Win-Tech Precision Products Inc., but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(404)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(405)

Bruce Withnall and Ann-Marie Withnall share voting and investment control over the shares of common stock and warrants to purchase common stock held by the Withnall Superannuation Fund, but each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.

(406)	Consists of 166,920 shares of common stock and warrants to purchase 41,730 shares of common stock with an exercise price equal to $1.35 per share.
(407)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(408)	Consists of 111,280 shares of common stock and warrants to purchase 27,820 shares of common stock with an exercise price equal to $1.35 per share.
(409)	Consists of 27,820 shares of common stock and warrants to purchase 6,955 shares of common stock with an exercise price equal to $1.35 per share.
(410)	Consists of 61,823 shares of common stock and warrants to purchase 15,456 shares of common stock with an exercise price equal to $1.35 per share.
(411)	Consists of 109,889 shares of common stock and warrants to purchase 27,472 shares of common stock with an exercise price equal to $1.35 per share.
(412)	Consists of 55,640 shares of common stock and warrants to purchase 13,910 shares of common stock with an exercise price equal to $1.35 per share.
(413)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(414)	Such shares of common stock represent shares of common stock issuable upon exercise of placement agent warrants which were issued in connection with the Private Placement as commissions.
(415)

National Securities Corporation (“NSC”) has advised the Company that the listed selling security holder is an associated person of NSC, received these warrants as a designee of NSC in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. NSC was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

PLAN OF DISTRIBUTION

The selling security holders (and any of their donees, pledgees, transferees or other successors-in-interest of a selling security holder selling shares of our common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. No such broker-dealer will receive compensation in excess of that permitted by NASD Rule 2440 and IM-2440. In no event will any broker-dealer receive total compensation in excess of 8%. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liability is imposed on that person under the Securities Act.

The Company has advised the selling security holders that they may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement is declared effective by the SEC. After the registration statement has been declared effective, in connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders will receive the aggregate proceeds from the sale of the common stock offered by them. The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock in this offering. We may receive proceeds from holders who exercise their warrants and pay the applicable cash exercise price in connection with those exercises.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, rather than under this prospectus.

The selling security holders have advised us that they have not entered into any agreements, understandings or agreements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material agreement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We will pay all fees and expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the SEC’s registration fee, accounting fees, legal fees, printing expenses and other related miscellaneous expenses. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act. An aggregate of 3,631,846 shares of Common Stock issuable upon exercise of warrants held by National Securities Corporation, Brean Murray, Carret & Co., LLC and NYPPEX, LLC and/or “associated persons” of National Securities Corporation, Brean Murray, Carret & Co., LLC and NYPPEX, LLC are subject to a 180 day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1) and will not be sold, pledged, assigned, transferred or hypothecated for a period of 180 days from the effective date of this prospectus except in accordance with the requirements of NASD Rule 2710(g)(2). The foregoing warrants are “items of value” received in connection with the offering under NASD Rule 2710.

We have also granted to National Securities Corporation and Brean Murray, Carret & Co., LLC a 12 month right of first refusal to act as co-lead placement agents on any future private placement of our securities, subject to certain limited exceptions, or as co-lead managing underwriters on any future public offering of our securities (or use commercial reasonable efforts to have such entities selected as co-managing underwriters with a “major bracket” underwriter (as such term is commonly understood in the investment banking community) reasonably acceptable to us).

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. A copy of our certificate of incorporation is filed herewith and a copy of our by-laws has been previously filed with the SEC as an exhibit.  Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of June 22, 2007, there were 78,916,157 shares of our common stock outstanding, outstanding options to purchase 8,947,393 shares of our common stock, and outstanding warrants to purchase 13,963,737 shares of our common stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and all shares of our common stock offered by the selling security holders in this prospectus will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Authorizing our board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding common stock. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law; Our Certificate of Incorporation and Our Bylaws

Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Removal of Directors

Our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action by Written Consent; Special Meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary a timely written notice in proper form of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute

Delaware law contains provisions that restrict the ability of a corporation to engage in business combinations with interested stockholders. Specifically, Section 203 of the Delaware General Corporation Law, subject to certain exceptions, prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Except as described below, if a proposed amendment to the certificate of incorporation would change the aggregate number of authorized shares of any class of capital stock, the par value of the shares of any class of capital stock, or alter or change the powers, preferences or special rights of the shares of any class of capital stock so as to affect them adversely, Delaware law requires that the amendment be approved by the holders of a majority of the outstanding shares of the affected class, voting separately as a class, whether or not the class is entitled to vote on the amendment by the certificate of incorporation. If a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not affect the remainder of the class, then only the shares of the series so affected would be entitled to vote as a separate class on the proposed amendment. The authorized number of shares of any class of stock may be increased or decreased (but may not be decreased below the number of outstanding shares in the class) without a separate vote of stockholders of the class if so provided in the original certificate of incorporation or in any amendment thereto that created the class of stock or that was adopted prior to the issuance of any shares of the class, or in an amendment authorized by a majority vote of the holders of shares of the class. Our certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of Redpoint’s shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of Redpoint’s certificate of incorporation.

Our certificate of incorporation provides that, absent approval of the board of directors, Redpoint’s bylaws may be amended or repealed only by the affirmative vote of the holders of at least 66 2/3% of Redpoint’s shares of capital stock entitled to vote.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•       for any breach of their duty of loyalty to us or our stockholders;

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       for voting or assenting to unlawful payments of dividends or other distributions; or

•       for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

Transfer Agent and Registrar

Effective June 15, 2007, the transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, whose address is 59 Maiden Lane, New York, New York 10038, and whose telephone number is (800) 937-5449.

DESCRIPTION OF BUSINESS

Company Overview

Redpoint Bio is a development stage biotechnology company using advanced technology to discover and develop novel taste enhancers and aversive taste blockers for the food and beverage and pharmaceutical industries. Our discovery programs capitalize on advances in taste science and our know-how to create new products. We believe these products, when developed, may have the potential to make processed foods and beverages healthier and enhance the acceptability, safety and efficacy of many types of pharmaceutical products. We have developed an integrated discovery platform and identified prototype compounds for both enhancement of sweet and savory taste and blocking bitter taste. To leverage our technology in the food and beverage markets, in addition to our existing agreement with Givaudan, we intend to partner with major ingredient suppliers or food and beverage companies to develop and commercialize taste enhancers through strategic collaborations and licensing agreements. In addition, we plan to use our technology to discover aversive taste blockers, principally to develop a pipeline of proprietary taste-modified pharmaceutical products. We may develop such products ourselves or partner with pharmaceutical companies who are seeking to extend the patent life or enhance the performance of their products. We have identified several categories of products where patient acceptability or the potential for novel formulation options are currently limited owing the intense bitter or other aversive taste of the active pharmaceutical ingredient. We plan to incorporate the proprietary bitter taste or aversive taste blockers found through our discovery programs with drugs of proven safety and efficacy to create novel, valued-added formulations. We currently own or have exclusive licenses to 7 issued U.S. patents and 18 pending U.S. applications and one issued foreign patent and 18 foreign applications. We have not yet developed any products that are commercially available.

Our research and development efforts are currently focused upon the identification of two novel compounds for taste modification. We are working to identify a compound that can be used to enhance the taste of both sweet and savory flavors in a wide variety of food and beverage applications. Additionally, we are working to identify a compound that could act as a universal bitter taste blocker for use both in our pharmaceutical product pipeline and for collaborative formulation development programs with major pharmaceutical companies. We intend to design our compounds to be safe and effective in minute quantities, and to be able to incorporate them into food and pharmaceutical products through the GRAS determination/notification process. Although the GRAS process involves extensive testing to insure safety in use, the overall time required (estimated to be 18-24 months) and development costs incurred (estimated to be $1-2 million per compound) are modest compared to the size of the accessible markets. Moreover, a single GRAS-determined taste enhancer can potentially be used in a wide range of food applications. In addition, a GRAS determination is heavily relied upon by the FDA to evaluate the safety and inclusion of flavor modifiers into pharmaceutical products. A single aversive taste blocker can potentially be used to create a multitude of new drug formulations that in many cases may be patentable in their own right. New drug product or product variations will require FDA approval through the NDA process. We believe there may be additional potential applications for our technology for the modification of aversive taste sensations in food products, as well as potential for discovering novel compounds for other pharmaceutical applications.

Scientific Background

The five basic taste senses include sweet, savory, bitter, salt, and sour. The sweet, savory, and salt tastes are appetitive, while the bitter and sour tastes are aversive. The five basic tastes are sensed primarily by the taste buds on the tongue. Sequencing of the human genome has led to the identification of the molecular receptors and signal transduction components responsible for the sense of taste. This in turn has allowed discovery strategies originally developed for new pharmaceutical discovery to be applied to the identification of new taste modulators.

In the case of the sweet, savory and bitter taste sensations, taste cells on the tongue initially sense tastants like sugars (sweet flavor), amino acids (savory or umami flavor), and bitter substances (bitter flavor) through binding of the tastant molecules to specific receptors on the taste cell surface, called G-Protein Coupled Receptors, or GPCRs. Generally, it is thought that individual taste cells express specific GPCR receptors, and sense only one kind of tastant. Binding of the tastant to the GPCR activates a signaling cascade that ultimately triggers a nerve signal that is sensed by the brain as taste.

The signaling cascade downstream of GPCR activation provides several targets for discovery of modulators of the sweet, savory and bitter taste sensations. Redpoint Bio’s discovery programs have initially focused on finding potent and specific compounds that bind to the TRPM5 ion channel that is involved in amplification of the GPCR-linked taste signals. We were motivated to follow this approach since biological studies showed that mice in which TRPM5 had been inactivated or “knocked out” were unable to taste sweet, savory, or bitter tastants. This in turn suggested that enhancers of TRPM5 channel conductance could function as taste enhancers in sweet or savory taste contexts, and as blockers could work as bitter blockers in bitter taste contexts.

Robert Margolskee, M.D., Ph.D., Chairman of our Scientific Advisory Board, is a pioneer in the elucidation of the role and identity of many of the molecular elements involved in taste. Redpoint Bio is an exclusive licensee of key intellectual property developed in Dr. Margolskee’s laboratory at Mount Sinai School of Medicine. Among the technologies transferred to Redpoint Bio are animal models where specific genes involved in taste modulation have been deleted or “knocked out”, providing important proof of concept of the key role of these signaling elements in taste and defining them as clear targets for modulation by small molecules.

Food and Beverage Applications

Our taste enhancer program is focused on the discovery and development of a novel, GRAS-determinable compound that will enable a significant reduction in the quantity of sugar, savory flavors and salt required to flavor beverages and processed foods. Sugar and salt are the principal flavoring agents in most beverages and processed foods. Excess consumption of sugar and salt are linked to health problems that are a major driver of increased healthcare costs. This motivates both government and consumer demand for healthier, good-tasting products that do not contain excessive sugar and salt. We seek to identify taste enhancers that potentially reduce both food ingredient costs and lower the calorie and salt content of many food and beverage products. One major potential application is the combination of our taste enhancer with reduced quantities of sugar or other nutritive sweeteners to lower the caloric content of soft drinks. Additional opportunities exist in other applications such as prepared foods, dairy products, soups, gravies and confectionary products.

We initiated our TRPM5 taste enhancer discovery program in 2005. Since then we have discovered and applied for patents on prototype lead series developed in model taste cell systems. In taste model systems, our prototype compounds enhance a model taste signal generated via the TRPM5 channel by over 5 times. Our prototype compounds are chemically diverse and highly specific enhancers for the TRPM5 channel, suggesting the feasibility of the discovery and development program. To leverage our technology in the food and beverage markets, in March 2007 we entered into the Givaudan Agreement where we are collaborating exclusively with each other to discover and develop taste enhancer compounds and bitter blocker compounds that act primarily through the modulation of the TRPM5 channel. We also intend to partner with other major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers that act through a variety of other newly discovered mechanisms of taste sensation in exchange for technology access fees, research funding, product development milestones, and product royalties.

Novel Pharmaceutical Formulations

We are also focusing on identifying bitter blocking compounds for incorporation into novel drug formulations that could offer significant advantages over existing products in terms of improved patient acceptability and compliance, as well as potential efficacy and safety benefits. We initiated our TRPM5 bitter blocker discovery program in 2004. Since then we have discovered and applied for patents on prototype lead series developed in model taste cell systems. In taste model systems, our prototype compounds are able to block the signal generated through the TRPM5 channel at concentrations of a few parts per million. Although our prototype compounds will require additional chemical optimization to create commercially viable products, our prototype compounds are chemically diverse and highly specific blockers the TRPM5 channel, suggesting the feasibility of the discovery and development program.

Taste problems with medicines have traditionally been addressed by the addition of sugar and flavoring agents, a marginally effective approach that has limited important market applications. The most prevalent aversive taste in pharmaceutical products is bitterness. We have a novel biochemical approach to blocking the signaling pathway for bitter taste that enables the formulation of products that cannot be made using conventional taste masking technology. We believe that the reformulation of off-patent prescription drugs with improved taste and/or a novel technology can potentially generate significant sales with less risk, as compared with novel drugs, because the clinical efficacy of the active pharmaceutical ingredient, or API, is proven, and the safety profile of the API is well understood.

We have identified a number of product opportunities, which include new liquid formulations of prescription and over-the-counter, or OTC, pharmaceutical products with improved taste that may offer better patient acceptability and compliance, and innovative products that generally could offer a new drug delivery route through absorption in the mouth. We plan to develop and market these formulations ourselves, and also form partnerships with major pharmaceutical companies. Specifically, we plan to collaborate with major pharmaceutical and OTC companies to create new formulations, life cycle products or line extensions of patented, off-patent, prescription or OTC products in exchange for licensing fees and product royalties. We also plan to collaborate with pharmaceutical companies to address taste issues associated with new drugs in development.

Additional Applications of Taste Technology

Our initial programs focus on modulation of the TRPM5 ion channel, a key signaling element in taste sensation, in order to discover novel compounds that modulate the taste of food, beverage, and pharmaceutical products. However, our technology base encompasses additional approaches to mitigating aversive taste sensations in food products or pharmaceutical formulations, as well as potential mechanisms for discovering compounds that treat specific diseases.

We recognize the attractiveness of “natural” compounds in many markets, particularly for food applications. We have developed a novel strategy for using the information obtained through our discovery programs to find natural substances that may be effective as taste enhancers, thus meeting increased demand for “natural” ingredient statements on food products. The use of “natural” ingredient statements for labeling and promotion of food products is regulated by the FDA, the Federal Trade Commission, and individual states, which may limit use of such terms. This strategy may provide additional opportunities for novel patented compounds and related intellectual property, while expanding the product range and market acceptability of Redpoint Bio taste enhancement products.

Market Opportunity

Healthier Food Products

The basic appetitive flavors in foods include sweet, savory (umami) and salt. In many food and beverage products, sugar, high fructose corn syrup, or HFCS, and other flavorants represent a major ingredient cost. Processed food and beverage producers are consequently motivated to use new approaches that can reduce the quantities of high-cost ingredients to lower overall cost of goods. At the same time, it is increasingly recognized that excess consumption of sugar and salt, the predominant flavoring ingredients in most processed foods and beverages, are major contributors to poor health in developed countries. This provides additional impetus for the development of products that can deliver the taste impact of sugar, monosodium glutamate, or MSG, and salt without the harmful effects of excess dietary calories or sodium.

Sugar Reduction

Nutritive sweeteners such as cane sugar, beet sugar, and HFCS are among the most commonly used food ingredients. Production of all types of sweeteners, natural and non-nutritive, were $9.6 billion in the United States and $50.8 billion worldwide in 2003. Of these totals, $49.5 billion consisted of nutritive sweeteners (e.g. sugar and HFCS) and $1.3 billion consisted of non-nutritive sweeteners. In some of the largest food categories, such as carbonated soft drinks and confectionary products, sugar or HFCS are the major ingredients and contributors to product cost of goods. The worldwide rise in consumption of sweet foods and beverages has been linked to many health problems, particularly obesity and diabetes. Moreover, according to the Center for Disease Control, the portion of the population that is obese is increasing.

Artificial sweeteners provide one means to reduce caloric intake, particularly in sweetened beverages like soft drinks, confectionary products, and dessert foods. Although there are several artificial sweeteners on the market, there is a continued desire to develop new products that can preserve the clean sweet taste and temporal profile of nutritive sweeteners (e.g. sugar and HFCS) while also reducing the caloric content.

Currently used non-nutritive, artificial sweeteners include aspartame, marketed under the name Equal®, saccharin (Sweet ‘N Low®) and sucralose, (Splenda®). The leading non-nutritive sweeteners are saccharin and aspartame. Splenda® is the fastest growing brand. Food and beverage companies commonly mix artificial sweeteners to achieve specific taste profiles. Despite the wide use of artificial sweeteners, they are generally viewed to have inferior taste properties relative to caloric sweeteners like sugar and HFCS. Specifically, these include off-tastes (e.g. sweeteners like saccharin are bitter) and altered temporal characteristics of the sweet sensation. For example, the sweet taste of many artificial sweeteners comes on more slowly and/or lingers longer than the sweet taste from sugar or HFCS.

Both sucralose and aspartame were approved as food additives through an FDA Food Additive Petition, or FAP. This process can take up to eight years and is much more extensive than the GRAS process that we contemplate using to obtain regulatory approval for our products. There is some risk that the FDA will require that all sweeteners be approved through an FAP process due to the wide and unrestricted use of artificially sweetened foods. However, we are basing our technical approach on a different mechanism than current artificial or natural sweeteners, and we believe that our novel sweet and savory taste enhancer will be approvable through the GRAS regulatory process. There can be no assurance that our novel sweet and savory enhancer will be approvable through the GRAS regulatory process.

Our unique approach is to develop a GRAS-approvable “sweetness enhancer” that acts to amplify the sweet signal downstream of the sweet GPCR receptor. This is a new approach to reducing the caloric content of sweetened food products, since virtually all of the currently marketed artificial sweeteners (e.g. sucralose, aspartame, saccharin) act by binding to the sweet GPCR receptor. Our sweetness enhancer is designed to have no taste of its own, and to be used in very small amounts in concert with nutritive sweeteners to amplify their sweetness intensity, thereby reducing the amount of sweetener required while retaining all of their desirable temporal characteristics and “clean taste”. In order to commercialize our taste enhancers in food products, we plan to partner our sweetener program in exchange for technology access fees, R&D support, and product royalties.

Savory Enhancement & Salt Reduction

The most commonly used savory enhancers in current use are MSG (monosodium glutamate), IMP (inosine monophosphate) and GMP (guanosine monophosphate). These are “nature identical” natural products that are generally made through a combination of fermentation and partial chemical synthesis. IMP and GMP are relatively high-cost food ingredients, and MSG has been identified with the development of symptoms like headache and flushing.

Common salt (sodium chloride) is a very low cost ingredient that is used in relatively large quantities in many processed and snack food products. Consumers in the United States typically consume over 4000 mgs of sodium per day, derived primarily from common salt added to food during processing or as a condiment. This level is well above the FDA-recommended maximum consumption level of 2300 mgs per day. Excess dietary salt is thought to be a significant contributor to hypertension and associated cardiovascular disease that are linked to high morbidity and increased healthcare costs.

The market for foods that incorporate large quantities of salt and savory flavors are large and highly diverse, totaling over $750 billion worldwide. Some of the largest segments include soups (valued at $3.9 billion in the United States in 2003), and savory snacks ($46.1 billion worldwide in 2005). These markets are under increased pressure from consumer groups and government regulatory agencies that are attempting to contain the increasing medical costs of an expanding aged population through a healthier diet.

Most salt is consumed in processed foods in the context of savory taste systems. It is well established that there is strong synergy between salt and savory flavors in foods. We anticipate that our taste enhancer will amplify taste from both sweet and savory tastants, and so produce a context-dependent taste enhancement effect. Consequently, we believe that our taste enhancer has many potential applications in savory (umami) taste systems that can reduce the costs and liabilities associated with conventional savory flavors like MSG, IMP, and GMP, but also be effective in creating tasteful products that contain reduced quantities of salt.

Improved Pharmaceutical Formulations

A 2006 IMS Health study of worldwide pharmaceutical sales found that the market size for prescription drugs was $600 billion in 2005. This study forecasts that the market will grow at a compound annual growth rate of 5% to 8% over the next five years. The worldwide pharmaceutical industry faces a number of challenges within the next decade, including patent expirations of many of the best-selling drugs, increased consumer awareness and the increasing price pressure owing to the expansion of managed care and other cost-containment efforts in the United States and other countries. In addition, despite large increases in R&D spending, overall productivity of the major pharmaceutical companies has fallen during the last decade, resulting in a shortfall of blockbuster drugs required to sustain industry growth and profits.

Increasingly, both major pharmaceuticals companies and generic drug companies have come to rely on the development of novel formulations of existing products with improved properties as a way of extending the patent lifetime of prescription products, garnering market exclusivity and maximizing the return on investment associated with the support of large sales and marketing forces. According to a 2002 report from the National Institute of Healthcare Management, during the 1990s, approximately 65% of all drug approvals were for older medicines with new dosage strengths, new routes of administration or new combinations of older drugs. This strategy has lower risk and is less expensive than de novo drug discovery and is increasingly being used by pharmaceutical companies to maintain sales of current drugs as the pipeline of new drugs has thinned.

Pediatric and Geriatric Liquid Formulations.   A major class of products potentially benefiting from the availability of taste-improved formulations include pediatric and geriatric liquid formulations. There are diverse medicines that are formulated as liquids for infants, children, aged individuals, and special populations because of the relative ease of ingestion of liquids versus pills. Although seniors over 65 years of age comprise about 13% of the U.S. population, they account for 34% of annual U.S. prescription drug expenditures. Global sales of children’s medicines totaled $34.2 billion in 2004. Current taste masking technology using sugar and flavoring agents often does a poor job of masking the generally bitter taste of the active pharmaceutical ingredient, leading to poor compliance in many pediatric products. Also, the large quantities of sugar used in many formulations are contra-indicated in diabetics and patients with dental caries.

Rapid Acting Formulations.   A second major class of products potentially benefiting from the availability of taste improved formulations include rapid acting formulations where the API is intended to be delivered through absorption in the mouth. The onset of efficacy of many drugs such as migraine medicines, painkillers, anti-nausea, sedatives and antacids could be enhanced through formulations that entered the blood stream directly via absorption in the mouth, such as buccal strips, chewing gums and sublingual lozenges. However, owing to their bitter taste, most of these drugs are now formulated as pills that dissolve in the stomach, leading to a much slower onset of action. Sales in the global markets for transmucosal drug delivery systems were $9.7 billion in 2004, while sales for oral rapid dissolving formulations were $2.4 billion in 2004. These represent two of several potential rapid acting delivery systems that are often limited by taste issues.

Some additional, focused applications and markets for improved formulations incorporating our bitter blockers include:

•       Antibiotics:   Major antibiotics given as pediatric liquid suspensions recently or soon coming off patent include Augmentin, Zithromax and Biaxin. In the major class of oral antibiotics, up to 40% of the total dosage forms can be liquid suspensions. Approximately 10% to 35% of patients (depending on the specific antibiotic) will find the taste of the liquid antibiotic formulation to be seriously objectionable, typically resulting in children’s reluctance to taking the formulation. Poor compliance results in increased disease complications and drives increased healthcare costs, as well as affecting employers owing to parents’ time away from work to supervise their children’s taking of medicine. In addition to the compliance issue, many major pharma companies own significant anti-infective brands for which patent protection is soon expiring. Consequently, reformulation offers benefits to the patient, the payer, the employer, and the pharma company. Sales in this market segment are expected to grow to almost $30 billion worldwide in 2006.

•       Antivirals:   Many HIV patients take massive quantities of bitter-tasting drugs in the form of large pills to control their disease. Liquid formulations of these drugs that would be easier to take and more palatable could lead to much better compliance. Also, currently this is an unmet need for children who have HIV. In the case of HIV and other antivirals and anti-infectives, taking less than the complete dose results in the emergence of resistant strains, ultimately making the disease much harder to treat. Sales in this market segment were $16 billion in a 2005 report.

•       Antacids:   Many antacids like cimetidine and ranitidine could give more convenient relief if they were formulated as a rapid dissolve formulation or lozenge. The bitter taste of these compounds currently limits these applications. Global sales in the overall gastrointestinal disorders market were over $16 billion in 2004.

•       Pain Medications:   Many painkillers, including migraine medications, opiates and non-steroidal anti-inflammatory drugs, or NSAIDS, are bitter and could benefit from improved formulations delivered via the oral mucosa that would be more rapidly acting and also, for NSAIDS, would avoid irritation of the gastric mucosa. Global sales in this market segment reached $23 billion in 2004.

•       Oral Health Care Products:   Mouthwashes, toothpaste and other oral healthcare products frequently contain aversive compounds that limit their acceptability and efficacy. The U.S. retail oral care market was valued at over $7 billion in 2004.

Key market drivers for more palatable drug formulations include the following:

•       Product Acceptance:   Many products can achieve improved sales and consumer acceptance if their taste can be improved. This applies particularly to the consumer OTC market in areas such as cough and cold medications and nicotine gums.

•       Patient Compliance:   Two-thirds of patients fail to take all their medicine, and half of patients take their medicine improperly. Lack of compliance is said to generate up to 10% of hospital visits and 23% of nursing home admissions, adding as much as $100 billion per year to U.S. health care costs. In many cases, such as in the case of pediatric antibiotic formulations, taste plays a significant role in why the full prescribed regimen is often not completed by the patient. In addition, failure to complete the prescribed dosage of an anti-infective frequently results in the recurrence of the infection and contributes to the emergence of resistant microbial and viral strains. Improved compliance could remove a significant burden from the U.S. healthcare system.

Competition and Competing Technologies

We believe our taste technology approach is applicable to a wide range of food and pharmaceutical products representing many and diverse competitive companies and approaches. The life sciences and other technology industries are characterized by rapid technological change, and the area of sensory or taste research is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our taste enhancers or aversive taste blockers and technologies, as well as our pharmaceutical formulations, becoming obsolete.

We face substantial competition from companies pursuing the commercialization of products and services relevant to taste using various methods for the discovery of taste enhancers and aversive taste blockers. These competitors include leading flavor companies, such as International Flavors & Fragrances Inc., Givaudan SA, Symrise and Firmenich. Among food manufactures, at least Nestlé has an active program cloning and expressing receptors for in vitro screening assays. In addition, Senomyx is a public biotechnology company taking a biochemical approach to taste modulation in both foods and pharmaceutical products. Senomyx is principally focused in the area of taste enhancement for food products and uses a high throughput screening technology and synthetic chemistry to discover novel flavor enhancers, which it licenses to end users in the food industry. Senomyx was initially focused on sweetness and savory flavor enhancers, but is now also developing programs to discover bitter blockers for food and pharmaceutical products. Chemcom is another company that is developing a biotechnology approach to finding novel taste enhancers. We currently compete and will continue to compete in the future with these companies in collaborating with and selling flavor products and technologies to manufacturers of packaged food and beverage products.

We also face substantial competition from a number of companies in the pharmaceutical formulations industry. Taste masking has a long history in the pharmaceutical industry. A traditional method of taste masking for pharmaceutical products is to mix the active pharmaceutical ingredient with flavorings and sugar syrup to mask unpleasant taste. This approach is most commonly used for pediatric liquid formulations, as well as many OTC cough-cold remedies. FlavorRx supplies flavors at drug store pharmacies that can be compounded by the pharmacist to make certain liquid formulations more palatable. In the pharmaceutical sector there are a number of drug delivery companies that have developed proprietary taste masking technologies. These competing technologies and companies include OraSolv and DuraSolv from CIMA Labs (recently acquired by Cephalon), MicroCaps and Liquitard from Eurand, FlavorTech and MicroMask from KV Pharmaceuticals, EnVel from Cardinal Health and WOWTab from Yamanouchi. Most of these more sophisticated approaches utilize some form of physical approach to sequester the active pharmaceutical ingredient away from the taste receptors on the tongue. These include coating the drug, microencapsulation, immobilization, use of cyclodextran carriers, or stabilization of the drug in a micellar or insoluble phase, as a means of taste masking. These physical approaches to taste masking have several limitations:

•       Cost.   Developing a successful taste-masked formulation using physical taste masking is dependent on the physical properties of the drug. Consequently, each formulation has to be approached as a unique formulation problem, which is a costly proposition.

•       Limited Effectiveness.   The physical methods have only limited effectiveness and are practically ineffective in blocking the bitter taste of many drugs.

•       Quantity of Drug Substance Delivered.   In most applications the quantity of sequestering agent required to achieve effective taste masking ranges from approximately equivalent to somewhat more in amount than the active pharmaceutical ingredient in the dose. This leads to a significant increase in the formulated dose size. This is a problem for some liquid formulations in key applications such as HIV antiviral agents, where it would be highly desirable to have a liquid dosage form, but where massive dosages of very bitter drugs must be ingested on a daily basis. In contrast, Redpoint Bio’s bitter blockers are designed to work through a biochemical mechanism, so that we expect that only minute amounts of bitter blocker need to be added to the active pharmaceutical ingredient in order to obtain the desired bitter-blocking effect.

•       Limiting Pharmacokinetics.   Physical sequestration methods tend to simultaneously limit both taste sensation and level of absorption that can be achieved in the mouth. Consequently, these methods are not well suited to rapid-acting formulations where rapid absorption of the drug in the oral cavity is desired. Rapidity of action is a highly desirable characteristic for many types of drug, particularly pain medications, anti-emetics, anti-asthmatic formulations, and others.

To our knowledge, no drug delivery companies are using the knowledge of taste at the molecular level to develop programs to identify biochemical bitter blockers or other aversive taste blockers. Biochemical bitter or other aversive taste blockers are expected to have a number of key advantages as summarized below:

•       Effective:   Redpoint Bio’s biochemical taste blocking technology is designed to work specifically on key elements of the bitter and other aversive taste signal chains. Our compounds are being designed to be effective in very small quantities and so qualify for approval through the GRAS process as flavoring agents. We estimate that only a very small quantity of one of our taste blockers should be required to block the aversive taste of a typical drug formulation containing 20 milligrams or more of an API.

•       Safe:   The relatively small quantities of biochemical taste blockers used in a drug formulation, coupled with their topical activity in the mouth, mitigates against any systemic effects either owing to the aversive taste blocker itself or to interactions with the API. These factors are expected to enable GRAS approval of our bitter or other aversive taste blockers.

•       Enabling:   Redpoint Bio’s aversive taste blockers used in small quantities will enable the development of palatable oral dosage forms not previously practicable for many APIs, such as liquids, chewable tablets, or powders for liquid suspension. Equally important, new dosage forms such as orally disintegrating (fast-dissolve) tablets, buccal strips, and lozenges will be enabled allowing the oral delivery of drugs that might otherwise have significant first pass hepatic metabolism, a principal source of adverse drug interaction effects.

•       Cost Effective:   The small quantity of taste blocker relative to the API load in the formulation is expected to have minimal impact on total cost of goods. In many cases a reduction in cost of goods will be enabled through simplification of the excipient system, such as reduced sweetener and flavor levels. In addition, the quantity of API required in an orally absorbed dosage form may be significantly reduced, lowering API costs of goods.

•       Formulation Friendly:   Owing to the minute quantities of bitter or other aversive taste blocker that we anticipate will be required to create improved formulations, fewer physical and chemical stability issues are expected relative to conventional taste masking approaches.

Many of the abovementioned companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities than us.

We may in the future face competition from life sciences and other technology companies and other commercial enterprises. These entities engage as we do in biotechnology, biology or chemistry and could apply this technology to the discovery and development of taste enhancers and aversive taste blockers and new formulations of pharmaceutical products. We cannot guarantee that products developed as a result of our competitors’ existing or future collaborations will not compete with our taste enhancers and aversive taste blockers and new pharmaceutical formulations.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the sense of taste or secure patent protection that we may need for the development of our technologies and products. We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or discovering taste enhancers and aversive taste blockers that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. In addition, it is likely that any of our future product discovery and development collaborators would not be prohibited from entering into research and development collaboration agreements with third parties in any product field. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

Regulatory Process

Regulatory Approval for New Food Flavors and Flavor Modifiers

We intend to utilize the GRAS determination process, as well as the NDA drug approval process to market our taste enhancers and pharmaceutical bitter blockers. In the United States, novel flavoring compounds, flavor enhancers and taste modulators intended for use in foods or pharmaceutical products are regulated under provisions of the Federal Food, Drug, and Cosmetic Act administered by the FDA. In situations where compounds to be introduced as flavorings into foods or pharmaceutical products are to be administered at low levels and in defined quantities, safety review can first be obtained through the GRAS process, which can involve FEMA (Flavor and Extracts Manufacturers Association), other independent panels of experts, and/or FDA. Redpoint Bio joined FEMA as a participating member in May 2005 and has experience with the GRAS determination process.

The GRAS process was established by the 1958 Food Additive Amendments to the Federal Food, Drug, and Cosmetic Act. GRAS ingredients are those which have been found to be generally recognized as safe by “experts qualified by scientific training and experience to evaluate the safety of substances directly or indirectly added to food” (21 CFR 570.30). These experts can be convened by any source, including FDA, industry (individual or corporation), or a trade association such as FEMA. The FEMA GRAS Panel, which has existed since 1960, has recognized many ingredients as GRAS (over 2000). This process is the predominant process used to determine the GRAS status of synthetic and natural compounds that modify taste and/or flavor in the United States.

The current GRAS 23 list, published by FEMA, contains approximately 3,000 materials, of which 1,804 are defined chemical compounds. Of the defined chemical compounds, eight are natural; 1,280 are “nature identical” (i.e., found in nature but manufactured in large quantities through industrial-scale chemical synthesis); and 516 are “artificial” (i.e., novel compounds created through chemical synthesis). In the past five years, approximately 290 compounds have been determined as GRAS by the FEMA GRAS Panel.

In the FEMA GRAS review program, an expert panel evaluates published literature, together with experimental toxicology, metabolism, and safety data and determines whether a compound is generally recognized as safe under the conditions and amounts of its intended use. The safety studies required for GRAS approval of a new chemical compound are extensive. GRAS safety studies typically involve the following: pharmacological activity profiling, genotoxicity studies, in vivo reproductive toxicology, ADME (absorption, distribution, metabolism, excretion), acute toxicology, and 90-day chronic dosing, including metabolism and histopathology. We estimate that the required tests can be performed and reported in 18 to 24 months. The GRAS determination process is well defined and is estimated to cost less than $1 million.

A FEMA GRAS determination process for new flavoring agents and taste modifiers confers some key advantages:

•       Rapid commercialization:   A novel compound approved through the FEMA GRAS process can reach the U.S. marketplace in two to three years after initiation of safety studies.

•       Relatively low development costs:   Studies required to obtain FEMA GRAS approval typically cost about $1 to $2 million per new compound.

•       Facilitation of EU and other major market approval:   Although new flavoring agents are approved in Europe and the rest of the world on a country by country basis, FEMA is coordinating with the International Organization of the Flavor Industry, or IOFI, and the EU Regulatory body JECFA (Joint FAO/WHO Expert Committee on Food Additives) to facilitate the approval of FEMA GRAS compounds for sale in the EU and worldwide.

In summary, our regulatory strategy is validated by clearly defined approval pathways for which we believe there are sufficient market precedents for our potential products.

Regulatory Approval for Taste-Modified Pharmaceutical Formulations

Our pharmaceutical strategy is to incorporate our taste enhancers and aversive taste blockers into proprietary formulations of medicines that potentially offer improved acceptability and compliance, improved efficacy because of greater compliance, and may also potentially offer broader patient populations or indications. In addition to the regulatory requirements for our taste enhancers and aversive taste blockers, we will also require regulatory approvals of our pharmaceutical formulations.

We intend to seek approval for our pharmaceutical formulations through the FDA 505(b)(2) approval process. In the 505(b)(2) process an applicant submits full reports of investigations of safety and effectiveness, but at least some portion of the information submitted for approval comes from sources other that studies performed by the applicant. Drugs that may be approved via the 505(b)(2) process include drugs that have the same active ingredients as previously approved products, but now are formulated in a different delivery mechanism or other new dosage forms, or with different indications. The basis for the 505(b)(2) application is the prior availability of substantial safety and efficacy about the active ingredient.

We believe our taste improved formulations would be differentiated on one or more of the following bases:  improved taste, broader indications, better product convenience, acceptability and compliance. Also, under the Federal Food, Drug, and Cosmetics Act and FDA regulations, new drug formulations may be granted exclusivity in the marketplace  if: (i) new clinical data are required for FDA approval; (ii) the drug is studied in pediatric populations; or (iii) it is submitted for approval as an orphan indication. New dosage forms may also be patentable.

Marketing and Sales

As a discovery stage company, we currently have no sales, marketing or distribution capabilities. In general, the Company will be dependent on our future collaborators for the production, marketing, sales and other aspects of the commercialization of our product candidates when such products are developed through collaborative discovery and development programs with major food ingredient suppliers, food producers, or pharmaceutical companies. For some products, including liquid and innovative drug formulations independently developed by Redpoint Bio, the Company may build or contract a targeted marketing and sales capability.

Intellectual Property

We currently own or have exclusive licenses to seven issued U.S. patents and 18 pending U.S. applications and one issued foreign patent and 18 foreign applications. Redpoint Bio’s founding intellectual property portfolio was developed in the laboratory of Robert Margolskee, M.D., Ph.D., and licensed from the Mount Sinai School of Medicine. Dr. Margolskee is our scientific founder, Chairman of our Scientific Advisory Board, and Professor of Neuroscience and Pharmacology at the Mount Sinai School of Medicine. In-licensed technology from Dr. Margolskee’s laboratory includes patents and applications for methods and compositions for discovering bitter blockers and blocking bitterness in foods and pharmaceuticals. In addition to intellectual property in-licensed from the Margolskee laboratory at Mount Sinai, scientists at Redpoint Bio have extended the portfolio with several new patent applications. These include:

•       New assays and assay technology for bitter blocking and taste enhancement in food and pharmaceutical products.

•       New methods and compositions for blocking bitterness.

•       New methods and compositions for enhancing sweet and umami flavors.

•       New methods and apparatus for operant models of taste selection using animal models.

Our primary intellectual property strategy is to obtain composition-of-matter patents on new tastant compounds that can be approved through the GRAS regulatory processes and we have already filed patent applications on lead series for both the universal bitter blocker and sweetness enhancer, where we have developed compounds that are potent and specific in in-vitro model systems of taste perception.

In addition to our taste modifiers, many pharmaceutical formulations created using our proprietary aversive taste blockers, and regulated through the FDA 505(b)(2) regulatory process, are potentially patentable as novel formulations or drug delivery systems, for which a new, full-length patent term may be obtained. Moreover, the FDA 505 (b)(2) approval process itself affords new label claims as well as product market exclusivity for a period of three years. For pediatric indications there is an additional period of exclusivity.

Our scientific and management team has co-authored over 100 issued U.S. patents, covering various areas of drug discovery, and has a strong track record of successful management of intellectual property covering both technology tools and new compositions of matter with pharmaceutical utility.

Collaborative and Licensing Arrangements

Current and Potential Food and Beverage Partnerships

To leverage our technology in the food and beverage markets, in March 2007, we entered into the Givaudan Agreement where we are collaborating exclusively with each other to discover and develop Enhancer Compounds and Bitter Blocker Compounds that act primarily through the modulation of the TRPM5 channel. We also intend to partner with other major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers that act through a variety of other newly discovered mechanisms of taste sensation in exchange for technology access fees, research funding, product development milestones, and product royalties.

Potential Pharmaceutical Partnerships

In addition to developing our own pharmaceutical formulations, we plan to form partnerships with pharmaceutical companies to develop and market liquid and innovative pharmaceutical formulations in exchange for technology access fees, research funding, product development milestones and product royalties. We have identified a broad selection of potential products for development, including both liquid formulations and innovative formulations that we believe would be attractive licensing candidates. In general, our strategy involves the development of a prototype formulation demonstrating the effectiveness of our technology by combining the target API with our GRAS-approved bitter or other aversive taste blocker. Some products could incorporate third-party APIs that could constitute line extensions to be marketed to the API patent holder. Additional prototype products could be developed with either soon-to-be or patent-expired APIs. These products could either be licensed to the original patent holder to create a line extension, or to a generics company wishing to market a differentiated or branded generic product.

We may also form long-term strategic partnerships with food flavor companies or major pharmaceutical and biotechnology companies to support product commercialization activities, clinical trials, product manufacturing, marketing, or distribution.

Description of Certain Material Agreements

The following is a description of certain of our material agreements:

Research, Collaboration and License Agreements

Since our inception, we have undertaken research projects for which we were the recipient of several Small Business Innovative Research, or SBIR, Awards. The SBIR Awards were sponsored by the National Institutes of Health. The last research project was completed in 2004.

We also entered into several research and license agreements with companies in the food ingredient and pharmaceutical industries. Under these agreements, we generally conducted research and development in the field of flavor discovery and modification. None of such agreements other than those agreements set forth below remain in effect.

License Agreement with Mount Sinai School of Medicine of New York University

On April 2, 2002, we entered into an amended and restated license agreement with Mount Sinai School of Medicine of New York University, effective as of April 2, 2002, pursuant to which Mount Sinai School of Medicine granted us a license to use, sell or otherwise commercialize the products covered by certain patents and pending patents in the area of taste receptors and taste inhibitors. Mount Sinai School of Medicine has certain U.S. and foreign patents pending relating to the portfolio of taste receptor and taste inhibitors developed by Dr. Robert Margolskee while he was an investigator at the Howard Hughes Medical Institute.

Under the amended license agreement, we paid to Mount Sinai School of Medicine a payment of $130,000. In addition, we are required to pay royalties on future sales, if any, of certain products covered by the license agreement. Commencing in July 2004, we are obligated to pay a minimum annual fee, creditable against royalties, of $25,000 to Mount Sinai School of Medicine through the expiration of the last-to-expire patent application or patent. As of May 24, 2007, Mount Sinai School of Medicine owns 982,575 shares of our common stock.

The term of the license agreement continues until the last patent application and patent expires. We estimate the term of the license agreement to be through December 2019. The license agreement may be terminated by either party for cause.

Joint Research and Development and License Agreement with Givaudan Schweiz AG

On March 27, 2007, we entered into a Joint Research and Development and License Agreement, which we refer to as the Givaudan Agreement, with Givaudan Schweiz AG, a Swiss company (Givaudan), for the development and commercialization of compounds that enhance sweetness or savory sensation (Enhancer Compounds), as well as compounds that block or desensitize bitter taste (Bitter Blocker Compounds) for use in the food and beverage industry, which we refer to as the Field. Under the Givaudan Agreement, Redpoint and Givaudan will collaborate exclusively with each other to discover and develop Enhancer Compounds and Bitter Blocker Compounds that act primarily through the modulation of the TRPM5 channel (Collaboration Compounds) pursuant to the research plan and the development plan, respectively.  In consideration of our agreement to conduct research and develop Collaboration Compounds and grant exclusive licenses and other rights to Givaudan pursuant to the terms and conditions of the Givaudan Agreement, Givaudan agreed to pay us an upfront technology fee in the amount of $1.3 million and provide research funding to us over the initial 3.5 year term of the Givaudan Agreement of up to $11.6 million. Givaudan will also reimburse us for costs incurred by Redpoint in connection with obtaining certain regulatory approvals. In addition, Givaudan also agreed to pay us milestone payments of up to $2.5 million upon the achievement of specified development and commercialization events set forth in the Givaudan Agreement. Givaudan will make royalty payments to us, including an annual minimum royalty and royalty payments based on net sales of Givaudan products that contain the Collaboration Compounds for use in the Field. We will make certain limited payments to Givaudan relating to the use of the Collaboration Compounds outside the Field.

Financing Agreements

Master Security Agreement

On February 16, 2005, we entered into a Master Security Agreement with Oxford Finance Corporation that provided for borrowings up to $3.2 million, subject to certain conditions, through December 2005. During 2005, we borrowed $2.0 million under the Master Security Agreement in order to finance the purchase of laboratory and office equipment. Amounts borrowed are evidenced with promissory notes and are repayable in equal monthly payments, over 36 to 48 months, and are collateralized by the purchased equipment. The promissory notes bear interest at rates varying between 9.4% and 10.4%. In connection with the borrowings under the Master Security Agreement, we issued Oxford Finance Corporation warrants to purchase 19,065 shares of our Series A Redeemable Convertible Preferred stock at an exercise price of $2.10 per share. As of June 22, 2007, such warrants are exercisable for 53,039 shares of our common stock at an exercise price of $0.75 per share.

Convertible Debt Financing and Related Documents

In May and June 2006, we entered into a securities purchase agreement with certain of our existing investors, Aperture Capital, LP, Cargill, Incorporated, Danisco Venture A/S, NJTC Venture Fund SBIC, L.P., S.R. One, Limited and RK Ventures Group, LLC, for a convertible debt financing that provided up to $4.1 million in funding. Upon entering into the securities purchase agreement, we received gross proceeds of $2.5 million in exchange for issuing 5% secured convertible promissory notes, or 5% Notes, with principal amounts totaling $2.5 million and warrants to purchase such number of shares of a new series of preferred stock that could have been designated in the future in a qualified financing by dividing 35% of the original principal amount of the 5% Notes by the per share purchase price of the new shares. Pursuant to the terms of the warrants, a qualified financing was defined as a transaction or series of transactions after the initial closing in which we issue shares of a new series of preferred stock for gross consideration of at least $3 million, excluding amounts paid to stockholders or employees and excluding the conversion of the principal amount of, and accrued interest on the 5% Notes and any proceeds from the exercise of any warrants.

The warrants were set to expire in May 2008 and were exercisable at $0.0036 per share. The 5% Notes were due on the earliest to occur of: (i) demand by holders of a majority of the outstanding principal at any time after the one year anniversary of the initial closing; (ii) a liquidation event and (iii) the two-year anniversary of the initial closing. The 5% Notes and any accrued interest woud have automatically converted into shares of a new series of preferred stock designated in connection with a qualified financing, if such qualified financing occurred within one year of the initial closing date, or at the option of the holders if the qualified financing occurred after the one year anniversary of the initial close.

Under the securities purchase agreement, we had the right to receive an additional $1.6 million by issuing 5% Notes with principal amounts totaling $1.0 million and warrants to purchase such number of shares of a new series of preferred stock that could have been designated in the future in a qualified financing by dividing 35% of the original principal amount of the 5% Notes by the per share purchase price of the new shares; and also issuing 5% Notes with principal amounts totaling $0.6 million and warrants to purchase such number of shares of a new series of preferred stock that may be designated in the future in a qualified financing by dividing 70% of the original principal amount of the 5% Notes by the per share purchase price of the new shares. On October 6, 2006, we had the final closing under the securities purchase agreement and we received gross proceeds of $1.6 million from Aperture Capital, LP, Cargill,

Incorporated, Danisco Venture A/S, NJTC Venture Fund SBIC, L.P., S.R. One, Limited and RK Ventures Group, LLC in exchange for issuing 5% Notes and lender warrants. Effective at the first closing of the Private Placement and closing of the Reverse Merger, all principal and interest under the 5% Notes were converted into 5,223,522 shares of our common stock at a conversion price of $0.81 per share (including accrued interest). All lender warrants were automatically exercised at their exercise price of $0.0036 per share resulting in the issuance of 2,033,175 shares of common stock.

For information regarding our Series A financing, please see “Certain Relationships and Related Transactions—Preferred Stock Financing Transactions”.

Employment Agreements

We have entered into employment agreements with certain key executives, providing for base salaries plus performance incentive bonuses.

Dr.   F. Raymond Salemme is currently employed by us as our Chief Executive Officer pursuant to an employment agreement dated June 1, 2004. Such employment agreement provides for a monthly base salary. Dr. Salemme’s currently monthly salary is $27,500, or $330,000 on an annual basis. Pursuant to his employment agreement, Dr. Salemme is also eligible for certain other benefits paid for by us, including, among other things, annual bonuses, long-term incentive compensation and health care insurance coverage. Dr. Salemme’s employment is “at will” and not for any specified period of time. Pursuant to the terms of the employment agreement, if we terminate his employment without cause or if he terminates his employment for good reason, D. Salemme is entitled to receive his monthly salary, benefits and the vesting of stock options for 12 months. If we terminate his employment for cause, Dr. Salemme is not entitled to any subsequent payments.

Scott Horvitz is currently employed by us as our Chief Financial Officer pursuant to an employment agreement dated June 28, 2004. Such employment agreement provides for a monthly base salary. Mr. Horvitz’s current monthly salary is $19,749, or $236,994 on an annual basis. Pursuant to his employment agreement, Mr. Horvitz is also eligible for certain other benefits paid for by us, including, among other things, annual bonuses, long-term incentive compensation and health care insurance coverage. Mr. Horvitz’s employment is “at will” and not for any specified period of time. Pursuant to the terms of the employment agreement, if we terminate his employment without cause, Mr. Horvitz is entitled to receive his monthly salary, benefits and the vesting of stock options for 12 months. If we terminate his employment for cause, Mr. Horvitz is not entitled to any subsequent payments.

For more information regarding the financial aspects of our business, please see “Selected Financial Data” together with our consolidated financial statements and the related notes appearing at the end of this prospectus.

DESCRIPTION OF PROPERTY

Lease Agreement for Office and Laboratory Space in Ewing, New Jersey

On November 28, 2005, we entered into a lease agreement with BMR-7 Graphics Drive LLC to lease office and laboratory space at 7 Graphics Drive in Ewing, New Jersey. The leased premises include approximately 18,000 square feet of office and laboratory space, and the annual base rent is $287,943, subject to annual 2% increases. Under the lease agreement, we will also have to pay certain operating expenses associated with the leased premises. BMR-7 Graphics Drive LLC has agreed to finance up to $3.3 million of leasehold improvements to the leased premises, at interest rates ranging between 11 to 12%, which we will pay for as additional rent over the term of the lease. The term of the lease is ten years and the term commences on the date the space is ready for occupancy. On October 25, 2006, we entered into a first amendment to the lease agreement with BMR-7 Graphics Drive LLC. The first amendment modifies and amends certain terms of the 7 Graphics Drive lease. In particular, the amendment changes the estimated date on which the space will be ready for occupancy to April 7, 2007. We executed an Acknowledgement of Term Commencement Date and Term Expiration Date with BMR-7 Graphics Drive LLC, dated as of May 7, 2007, and we began to occupy the space at 7 Graphics Drive on May 21, 2007.

Lease Agreement for Office and Laboratory Space in Cranbury, New Jersey

On October 9, 2002, we entered into a lease agreement with Eastpark at 8A to lease office and laboratory space and equipment at 2005 Eastpark Boulevard, Cranbury, New Jersey. The leased premises include 5,100 square feet of office and laboratory space, and the annual base rent is $163,200. The term of the lease is five years and expires in December 2007. On May 18, 2007, we vacated this premises in order to move into our new property at 7 Graphics Drive in Ewing, New Jersey. We are currently seeking to sublease the premises.

Lease Agreement for Office and Laboratory Space in Philadelphia, Pennsylvania

On September 30, 2005, we entered into an agreement with Albert Einstein Healthcare Network, or AEHN, to use AEHN’s laboratory space located at 5501 Old York Road, Philadelphia, Pennsylvania. As amended, the agreement provides for approximately 1,124 square feet of office and laboratory space, and an annual base rent of approximately $28,100. The term of the agreement has been extended until September 30, 2007. The lease may be amended in writing by mutual agreement.

LEGAL PROCEEDINGS

From time to time, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the Company’s business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties. As of the date of this prospectus, Redpoint Bio is not a party to any material pending legal proceeding.

MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board. The following table shows the high and low closing sales prices of our common stock on the OTC Bulletin Board for each quarter of the fiscal year ended December 31, 2006. The quotations from the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

	OTC Bulletin Board
	High	Low
2007:
Second quarter, ended June 30, 2007	$3.00	$2.00
First quarter, ended March 31, 2007	4.20	1.60
2006:
Fourth quarter, ended December 31, 2006	$4.00	$3.00
Third quarter, ended September 30, 2006	1.80	1.80
Second quarter, ended June 30, 2006	3.00	1.01
First quarter, ended March 31, 2006	2.60	1.70

As of July 5, 2007, the closing price for our common stock was 2.45. As of June 22, 2007, there were approximately 380 holders of record of our common stock after the Closing of the Reverse Merger and the Private Placement.

We have not declared or paid any cash dividends on common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements, and other factors deemed relevant by our Board of Directors.

Our independent stock transfer agent is American Stock Transfer & Trust Company, located at 59 Maiden Lane, New York, New York 10038. Their telephone number is (800) 937-5449.

Dividend Policy

We have never declared any cash dividends and do not anticipate paying cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant. We are under no contractual obligations or restrictions to declare or pay dividends to our stockholders.

Equity Compensation Plan Information

The following table provides information as of June 22, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plan. Prior to the Reverse Merger, Original Redpoint maintained the Linguagen Corp. 2003 Stock Incentive Plan, which we refer to as the “2003 Stock Plan”. In connection with the adoption of the 2007 Plan, the 2003 Stock Plan merged with and into the 2007 Plan and no additional grants may be made thereafter under the 2003 Stock Plan. Outstanding grants under the 2003 Stock Plan will continue in effect in accordance with their terms as in effect before March 12, 2007 (subject to such amendments as the Committee determines, consistent with the 2003 Stock Plan, as applicable).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans that have been approved by security holders(1)	8,947,393	$0.46	8,449,392
Equity compensation plans not approved by security holders	—		—
Total	8,947,393		8,449,392

(1)          Consists of the 2007 Plan.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006, and the consolidated balance sheet data as of December 31, 2005 and 2006 from our audited financial statements, which are included in this prospectus. We have derived the consolidated statements of operations data for the year ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2003 and 2004 from our audited financial statements, which are not included in this prospectus. We have derived the consolidated statements of operations data for the year ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 from our unaudited financial statements, which are not included in this prospectus. We have derived the consolidated statements of operations data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 from our unaudited financial statements, which are included in this prospectus. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or any future period.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except per share data)
Statements of Operations Data:
Research and grant revenue	$408	$454	$224	$410	$—	$—	$41
Operating expenses:
Research and development	393	1,125	2,400	2,899	3,631	908	2,569
General and administrative	845	1,176	2,659	2,126	2,811	708	911
Total operating expenses	1,238	2,301	5,059	5,025	6,442	1,616	3,480
Operating loss	(830)	(1,847)	(4,835)	(4,615)	(6,442)	(1,616)	(3,439)
Interest income	1	5	32	94	53	16	21
Interest expense	(35)	(519)	—	(100)	(929)	(42)	(1,630)
Loss before income taxes	(864)	(2,361)	(4,803)	(4,621)	(7,318)	(1,642)	(5,048)
Income tax benefit	—	—	—	254	466	—	—
Net loss	(864)	(2,361)	(4,803)	(4,367)	(6,852)	(1,642)	(5,048)
Accretion of redeemable convertible preferred stock	—	—	(669)	(1,148)	(1,159)	(284)	(225)
Net loss applicable to common stockholders	$(864)	$(2,361)	$(5,472)	$(5,515)	$(8,011)	$(1,926)	$(5,273)
Basic and diluted net loss per common share	$(0.30)	$(0.79)	$(1.60)	$(1.25)	$(1.81)	$(0.43)	$(0.30)
Weighted average number of shares outstanding	2,911	2,997	3,412	4,403	4,429	4,493	17,321

	As of December 31,					As of March 31
	2002	2003	2004	2005	2006	2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$247	$1,718	$6,197	$2,558	$974	$16,722
Working capital	(262)	784	5,103	1,523	(4,880)	15,370
Total assets	501	2,020	7,006	3,930	2,552	19,866
Long-term debt, net of current portion	629	—	—	1,209	635	498
Deficit accumulated during the development stage	(724)	(3,297)	(8,770)	(14,284)	(22,295)	(27,567)
Total stockholders’ equity (deficit)	(722)	(3,297)	(8,544)	(14,010)	(20,726)	14,989

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements.

Overview

Redpoint is a development stage biotechnology company focused on discovering, developing, and commercializing ingredients that improve the taste of medicines and consumer health care products and enhance the nutritional value of foods and beverages. We use our technology to discover and develop products for partners and for our own pipeline.

Since its inception in 1995, Redpoint has incurred losses and negative cash flows from operations, and such losses have continued subsequent to March 31, 2007. As of March 31, 2007, Redpoint had an accumulated deficit of $27.6 million and anticipates incurring additional losses for at least the next several years. We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products. Through March 31, 2007, substantially all of our revenue has been derived from corporate collaborations, license agreements, and government grants. In order to achieve profitability, we must continue to develop products and technologies that can be commercialized by us or through existing and future collaborations.

On March 12, 2007, we completed the first closing of our private placement of shares of common stock and warrants to purchase shares of common stock raising approximately $17.2 million of net proceeds. On April 6, 2007, we completed the final closing of the private placement raising an additional $11.2 million of net proceeds, bringing the total private placement net proceeds to $28.4 million.

On March 27, 2007, we entered into a Joint Research and Development and License Agreement, which we refer to as the Givaudan Agreement, with Givaudan Schweiz AG, a Swiss company (Givaudan), for the development and commercialization of compounds that enhance sweetness or savory sensation (Enhancer Compounds), as well as compounds that block or desensitize bitter taste (Bitter Blocker Compounds) for use in the food and beverage industry, which we refer to as the Field. Under the Givaudan Agreement, Redpoint and Givaudan will collaborate exclusively with each other to discover and develop Enhancer Compounds and Bitter Blocker Compounds that act primarily through the modulation of the TRPM5 channel (Collaboration Compounds) pursuant to the research plan and the development plan, respectively.  In consideration of our agreement to conduct research and develop Collaboration Compounds and grant exclusive licenses and other rights to Givaudan pursuant to the terms and conditions of the Givaudan Agreement, Givaudan agreed to pay us an upfront technology fee in the amount of $1.3 million and provide research funding to us over the initial 3.5 year term of the Givaudan Agreement of up to $11.6 million. Givaudan will also reimburse us for costs incurred by Redpoint in connection with obtaining certain regulatory approvals. In addition, Givaudan also agreed to pay us milestone payments of up to $2.5 million upon the achievement of specified development and commercialization events set forth in the Givaudan Agreement. Givaudan will make royalty payments to us, including an annual minimum royalty and royalty payments based on net sales of Givaudan products that contain the Collaboration Compounds for use in the Field. We will make certain limited payments to Givaudan relating to the use of the Collaboration Compounds outside the Field.

Our discovery programs capitalize on advances in taste science and our know-how to create new products. We believe these products may have the potential to make processed foods and beverages healthier and enhance the acceptability, safety and efficacy of many types of pharmaceutical products. We have developed an integrated discovery platform and identified prototype compounds for both enhancement of sweet and savory taste and blocking bitter taste. To leverage our technology in the food and beverage markets, in addition to our existing agreement with Givaudan, we intend to partner with major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers through strategic collaborations and licensing agreements. In addition, we plan to use our technology to discover aversive taste blockers, principally to develop a pipeline of proprietary taste-modified pharmaceutical products. We may develop such products ourselves or partner with pharmaceutical companies who are seeking to extend the patent life or enhance the performance of their products. We have identified several categories of products where patient acceptability, or the potential for novel formulation options, are currently limited due to the intense bitter or other aversive taste of the active pharmaceutical ingredient (API). We plan to incorporate the proprietary bitter taste or aversive taste blockers found through our discovery programs with drugs of proven safety and efficacy to create novel, valued-added formulations. We have not yet developed any products that are commercially available.

Our research and development efforts are currently focused upon the identification of two novel compounds for taste modification. We are working to identify a compound that can be used to enhance the taste of both sweet and savory flavors in a wide variety of food and beverage applications. Additionally, we are working to identify a compound that could act as a universal bitter taste blocker for use both in our pharmaceutical product pipeline and for collaborative formulation development programs with major pharmaceutical companies. We intend to design our compounds to be safe and effective in minute quantities, and to be able to incorporate them into food and pharmaceutical products through the GRAS (Generally Recognized as Safe) determination/notification process. Although the GRAS process involves extensive testing to insure safety in use, the overall time required (estimated to be 18-24 months) and development costs incurred (estimated to be $1-2 million per compound) are modest compared to the size of the accessible markets. Moreover, a single GRAS-determined taste enhancer can potentially be used in a wide range of food applications. In addition, a GRAS determination is heavily relied upon by the Food and Drug Administration (FDA) to evaluate the safety and inclusion of flavor modifiers into pharmaceutical products. A single aversive taste blocker can potentially be used to create a multitude of new drug formulations that in many cases may be patentable in their own right. New drug product or product variations will require FDA approval through the new drug approval, or NDA, process. We believe there may be additional potential applications for our technology for the modification of aversive taste sensations in food products, as well as potential for discovering novel compounds for other pharmaceutical applications.

Revenue

To date, our revenue has come solely from corporate collaborations, licensing agreements and government grants. Since our inception, we have undertaken research projects for which we were the recipient of several Small Business Innovative Research, or SBIR, Awards. The SBIR Awards were sponsored by the National Institutes of Health. The last SBIR related research project was completed in 2004.

To leverage our technology in the food and beverage markets, in March 2007, we entered into the Givaudan Agreement where we are collaborating exclusively with each other to discover and develop Enhancer Compounds and Bitter Blocker Compounds that act primarily through the modulation of the TRPM5 channel. We also intend to partner with other major ingredient suppliers, or food and beverage companies, to develop and commercialize taste enhancers that act through a variety of other newly discovered mechanisms of taste sensation in exchange for technology access fees, research funding, product development milestones, and product royalties.

In addition to developing our own pharmaceutical formulations, we plan to form agreements with pharmaceutical companies to develop and market liquid and innovative pharmaceutical formulations in exchange for technology access fees, research funding, product development milestones and product royalties. We have identified a broad selection of potential products for development, including both liquid formulations and innovative formulations that we believe would be attractive licensing candidates. In general, our strategy involves the development of a prototype formulation demonstrating the effectiveness of our technology by combining the target API with our GRAS-approved bitter or other aversive taste blocker. Some products could incorporate third-party APIs that could constitute line extensions to be marketed to the API patent holder. Additional prototype products could be developed with either soon-to-be or patent-expired APIs. These products could either be licensed to the original patent holder to create a line extension, or to a generics company wishing to market a differentiated or branded generic product.

Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

Research and Development

Our research and development expenses consist primarily of internal costs associated with our bitter blocker and taste enhancer research programs as well as amounts paid to third parties to conduct research on our behalf. Our internal research and development costs are comprised of salaries and related benefits, facilities and depreciation on laboratory equipment, compound acquisition costs and research supplies. We charge research and development costs to operations as incurred.

General and Administrative

Our general and administrative expenses consist primarily of salaries and related benefit expenses for business development, financial, legal and other administrative functions. In addition, we incur external costs for professional fees for legal, patent and accounting services. We expect that our general and administrative expenses, both internal and external, will increase as we are now a public company.

Results of Operations

Three months ended March 31, 2007 compared to March 31, 2006

Research and Grant Revenue.   We recorded revenue of $41,000 during the three months ended March 31, 2007 from the commencement of the Givaudan Agreement, which began on March 27, 2007, for the development and commercialization of compounds that enhance sweetness or savory sensation as well as compounds that block or desensitize bitter taste for use in the food and beverage industry. During the three months ended March 31, 2006 we did not generate any research and grant revenue, as we focused our efforts on advancing our technologies and did not enter into any discovery collaborations.

Research and Development Expenses.   Our research and development expenses were $2.6 million for the three months ended March 31, 2007 compared to $0.9 million for the three months ended March 31, 2006. The increase was primarily attributable to a $1.6 million non-cash charge in connection with the issuance of approximately 2.0 million shares of our common stock related to anti-dilution protection for Dr. Margolskee, the Company’s founder. Dr. Margolskee’s anti-dilution protection terminated upon completion of the private placement on April 6, 2007.  We anticipate that research and development expenses will increase as we advance our research and development programs covering our bitter blocker and taste enhancer programs.

General and Administrative Expenses.   Our general and administrative expenses were $0.9 million for the three months ended March 31, 2007 compared to $0.7 million for the three months ended March 31, 2006. The increase of $0.2 million was primarily related to a separation agreement that we entered into with a former officer. We anticipate that general and administrative expenses will increase as we begin to incur costs relating to our operations as a public company and increase our investment in business development required to support our research and development efforts.

Interest Expense.   Interest expense was $1.6 million for the three months ended March 31, 2007 compared to $42,000 for the three months ended March 31, 2006. In May 2006, we entered into a convertible debt financing agreement with certain of our investors, which provided for $4.1 million in funding. In addition to the issuance of 5% secured promissory notes, our investors received warrants to purchase additional shares of our stock.  We allocated the proceeds from the financing between the notes and the warrants based on their relative fair values. The fair value of the warrants were recorded against the carrying value of the notes as an original issue discount (OID) which was being amortized as interest expense over a one-year period from the original issuance date of the notes. During the three months ended March 31, 2007, we recognized a non-cash charge to interest expense of $0.3 million for the amortization of the OID, which was fully expensed upon the completion of the first closing of our private placement when the promissory notes were converted to common stock. Furthermore, in accordance with Emerging Issues Task Force (EITF) No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Ratios, after considering the allocation of the proceeds to the promissory notes, the Company determined that the promissory notes contained a contingent beneficial conversion feature (Contingent BCF). The Contingent BCF existed at the date of the issuance of the promissory notes due to the fact that the original carrying value of promissory notes, after allocation of the proceeds, would be less than the purchase price of the new series of stock paid by investors in the new series. In accordance with EITF No. 98-5, the Contingent BCF of $1.2 million was recognized as additional non-cash interest expense when the promissory notes were converted into shares of common stock.

During 2005, we borrowed $2.0 million to finance the purchase of laboratory and office equipment at interest rates ranging between 9.4% and 10.4%. Interest expense on these borrowings was $28,000 and $40,000 for the three months ended March 31, 2007 and 2006, respectively.

Year ended December 31, 2006 compared to December 31, 2005

Research and Grant Revenue.   During the year ended December 31, 2006, we did not generate any research and grant revenue, as we focused our efforts on advancing our technologies and did not enter into any discovery collaborations. In prior years, we had entered into several research license agreements with companies in the food ingredient and pharmaceutical industries. Under these agreements, we conducted research and development in the field of flavor discovery and modification. During the year ended December 31, 2005, we recognized $0.4 million of revenue from these agreements, of which $0.3 million of payments were received in 2004 and recognized as revenue in 2005 when we completed our performance obligations under the agreements.

Research and Development Expenses.   Our research and development expenses were $3.6 million for the year ended December 31, 2006 compared to $2.9 million for the year ended December 31, 2005. During 2006, we continued to increase our research efforts covering our bitter blocker and taste enhancer programs. The increase was primarily related to new personnel, scientific instrumentation, scientific supplies and costs associated with the outsourcing of our chemistry efforts to synthesize new compounds to be analyzed in our screening programs. We anticipate that research and development expenses will continue to increase as we advance our research and development programs.

General and Administrative Expenses.   Our general and administrative expenses were $2.8 million for the year ended December 31, 2006 compared to $2.1 million for the year ended December 31, 2005. The increase of $0.7 million was primarily related to increased management and personnel expenses due to new management hires and increased investments in business development required to support our research and development efforts. We anticipate that general and administrative expenses will increase as we begin to incur costs relating to our operations as a public company.

Interest Expense.   Interest expense increased to $0.9 million for the year ended December 31, 2006 from $0.1 million for the year ended December 31, 2005. In May 2006, we entered into a convertible debt financing agreement with certain of our investors which provided for $4.1 million in funding. In addition to the issuance of 5% secured promissory notes, our investors received warrants to purchase additional shares of our stock.  We allocated the proceeds from the financing between the notes and the warrants based on their relative fair values. The fair value of the warrants have been recorded against the carrying value of the notes as an original issue discount (OID) which is being amortized as interest expense over a one-year period from the original issuance date of the notes. During 2006, we recognized a noncash charge to interest expense of $0.6 million for the amortization of the OID. During 2005, we borrowed $2.0 million to finance the purchase of laboratory and office equipment at interest rates ranging between 9.4% and 10.4%. Interest expense on these borrowings were $0.1 and $0.1 in 2006 and 2005, respectively.

Income Tax Benefit.   During 2006 and 2005, we sold $5.8 million and $3.1 million of our New Jersey State operating loss carryforwards resulting in the recognition of an income tax benefit of $0.5 million and $0.3 million, respectively. Due to the Company’s history of losses, we have not recognized the benefit of any of our other net operating loss carryforwards.

Year ended December 31, 2005 compared to December 31, 2004

Research and Grant Revenue.   Our research and grant revenue was $0.4 million for the year ended December 31, 2005, compared to $0.2 million for the year ended December 31, 2004. During 2005, we recognized $0.4 million of revenue from several research and license agreements with companies in the food ingredient and pharmaceutical industries for the conduct research and development in the field of flavor discovery and modification. Revenue of $0.2 million in 2004 was primarily from research projects covered under Small Business Innovative Research (SBIR) Awards sponsored by the National Institutes of Health. We completed our SBIR research projects in 2004.

Research and Development Expenses.   Our research and development expenses were $2.9 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004. During 2005, we increased our research efforts covering our bitter blocker and taste enhancer programs. The increase was primarily related to personnel, scientific instrumentation, and expenses associated with increased screening activity in 2005.

General and Administrative Expenses.   Our general and administrative expenses were $2.1 million for the year ended December 31, 2005 compared to $2.7 million for the year ended December 31, 2004. The decrease was primarily related to lower management consulting fees in 2005 as compared to 2004 which were incurred prior to the recruitment of our current management team as well as a reduction of public relations related expenses. In addition, during 2004 we incurred $0.2 million of severance costs associated with the separation of a former officer of the Company.

Interest Expense.   During 2005, we borrowed $2.0 million to finance the purchase of laboratory and office equipment under which we incurred $0.1 million of interest expense. During 2004, we had no outstanding borrowings.

Income Tax Benefit.   During 2005, we sold $3.1 million of our New Jersey State operating loss carryforwards resulting in the recognition an income tax benefit of $0.3 million.

Liquidity and Capital Resources

At March 31, 2007, we had cash and cash equivalents of $16.7 million and working capital of $15.4 million. Since inception, we have used $16.6 million of cash to fund our operating activities and $1.9 million for capital expenditures.  Through March 31, 2007, we have funded substantially all of our operations and capital expenditures through private placements of equity and convertible debt securities totaling $34.0 million, cash received from corporate collaborations totaling $2.4 million, government grants totaling $1.8 million, and capital equipment financing totaling $2.1 million.

On March 12, 2007, we completed the first closing of our private placement of shares of common stock and warrants to purchase shares of common stock raising approximately $17.2 million of net proceeds. On April 6, 2007 we completed the final closing of our private placement raising an additional $11.2 million of net proceeds, bringing the total private placement net proceeds to $28.4 million. On March 27, 2007, we entered into the Givaudan Agreement for the development and commercialization of compounds that enhance sweetness or savory sensation as well as compounds that block or desensitize bitter taste for use in the food and beverage industry. Pursuant to the Givaudan Agreement, Givaudan agreed to pay us an upfront technology fee in the amount of $1.3 million and provide research funding to us over the initial 3.5 year term of the Givaudan Agreement of up to $11.6 million. We believe that the net proceeds of approximately $28.4 million received from the private placement, and the funding we are receiving from Givaudan, should be sufficient to meet our operating and capital requirements at least through December 2008.

We expect that substantially all of our revenue for the foreseeable future will come from corporate collaborations, license agreements and interest earned on the proceeds from our sales of securities. In the next nine months (through December 31, 2007), we expect to recognize $2.1 million as revenue from the Givaudan Agreement, which includes $0.3 million of the upfront technology fee which is being recognized as revenue over the related performance period and $1.8 million pursuant to research funding. We are subject to those risks associated with any biotechnology company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and we are largely dependent on the services of our employees and consultants. For us to fund our operations and to commercially develop our products, additional equity and/or debt financing will be required. There is no assurance that such financing will be available to us as needed.

Summary of Contractual Obligations

The following table summarizes our obligations to make future payments under our current contractual obligations as of March 31, 2007:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Operating leases	$138,000	$138,000	—	—	—
Long-term debt	1,071,000	574,000	$497,000	—	—
License payments	325,000	25,000	75,000	$50,000	$175,000
	$1,534,000	$737,000	$572,000	$50,000	$175,000

In November 2005, we entered into a new 10 year lease agreement for space we began to occupy on May 21, 2007. The term of the lease commenced on May 7, 2007. The initial annual base rent is $0.3 million, subject to annual 2% increases. The landlord has also agreed to finance, at interest rates ranging between 11% and 12%, up to $3.3 million of leasehold improvements that we would pay for as additional rent over the term of the lease.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amount of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our judgments and  estimates, including those related to revenue recognition, long-lived assets, accrued liabilities, share-based payments and income taxes. We base our judgment and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to our financial statements, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

Revenue from corporate collaborations and licensing agreements consist of up-front fees, research and development funding, and milestone payments. Nonrefundable up-front fees are deferred and recognized as revenue over the related performance period. We estimate the performance period based on the specific terms of each collaborative agreement, but the actual performance may vary. We adjust the performance periods based on available facts and circumstances. Revenue from research and development agreements and government grants is recognized pursuant to the related agreements as work is performed and related costs are incurred. Revenue resulting from the achievement of substantive milestone events as defined in the agreements is recognized when the milestone is achieved.

Stock-Based Compensation

We follow SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R) under which we recognize compensation cost for awards to employees and non-employee board members based on the grant-date fair value of stock-based awards over the period during which an award holder is required to provide service in exchange for the award. No compensation is recognized for awards for which the award holder does not tender the requisite service. At March 31, 2007, total unrecognized compensation expense related to non-vested stock options granted prior to that date was $2.1 million, which is expected to be recognized over a weighted average period of 3.9 years.

Prior to 2006, we applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for fixed-plan stock options granted to employees and directors. Under APB Opinion No. 25, we did not record compensation expense for stock options since the current fair value of the underlying stock equaled the exercise price of the options.

In estimating the fair value of stock options, we use the Black-Scholes option-pricing model which requires us to make estimates about certain inputs regarding the volatility of our common stock and the expected term of our options. Until there is significant public trading activity in our common stock, we will use the average historical volatility of a group of pubic company peers. In addition, we have used the “simplified” method as described in SEC Staff Accounting Bulletin No. 108 to determine the expected life of our options.

CHANGE IN OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

As a result of the Reverse Merger, our Board of Directors elected to continue the existing relationship of Original Redpoint (a wholly-owned subsidiary of Robcor at the time), with KPMG LLP, or KPMG, and approved the appointment of KPMG as our independent registered public accounting firm, effective as of May 1, 2007. Additionally, concurrent with the decision to maintain the relationship with KPMG, the Audit Committee of our Board of Directors approved the dismissal of Malone & Bailey, P.C., or Malone & Bailey, as the independent registered public accounting firm of the Company.

No accountant’s report issued by Malone & Bailey on the financial statements for either of the past two (2) fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the abilities of the Company to continue as a going concern.

During our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 through May 1, 2007, there were no disagreements with Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 through May 1, 2007.

We furnished a copy of this disclosure to Malone & Bailey and requested Malone & Bailey to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of this letter was filed as Exhibit 16.1 to the Current Report on Form 8-K, filed on May 5, 2007.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt are a reasonable approximation of their fair value. The estimated fair values of financial instruments have been determined by us using available market information and appropriate valuation methodologies.

We have not entered into and do not expect to enter into, financial instruments for trading or hedging purposes. We do not currently anticipate entering into interest rate swaps and/or similar instruments. Our primary market risk exposure with regard to financial instruments is to changes in interest rates, which would impact interest income earned on such instruments. We have no material currency exchange or interest rate risk exposure as of March 31, 2007. Therefore, there will be no ongoing exposure to a potential material adverse effect on our business, financial condition or results of operation for sensitivity to changes in interest rates or to changes in currency exchange rates.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Directors and Key Employees

Our directors and executive officers are as follows:

Name	Age	Position
F. Raymond Salemme, Ph.D.	62	Chief Executive Officer, President and Director
Scott M. Horvitz	48	Chief Financial Officer, Treasurer and Secretary
Robert W. Bryant, Ph.D.	62	Vice President—Discovery Research
Robert Chefitz	47	Director
Leif Kjaergaard, Ph.D.	60	Director
David Patchen	53	Director
Philip L. Smith, Ph.D.	57	Director

The business experience of each of Redpoint’s directors and executive officers is as follows:

F. Raymond Salemme, Ph.D.   Dr. Ray Salemme became Robcor’s President on April 20, 2007 and Robcor’s Chief Executive Officer and director on March 12, 2007. Dr. Salemme has been the Chief Executive Officer of Original Redpoint since June 2004. From April 2003 to December 2003, Dr. Salemme was engaged by Johnson & Johnson Pharmaceuticals as a consultant to assist management with the acquisition of 3-Dimensional Pharmaceuticals, Inc., or 3DP, a publicly traded biotechnology company founded in 1993, and acquired by Johnson & Johnson in 2003. Dr. Salemme was the founder of 3DP, and from February 1993 to April 2003 Dr. Salemme served in various positions at 3DP, including President and Chief Scientific Officer. Dr. Salemme established and directed the technical, operating, business and financing strategies leading to 3DP’s initial public offering in 2000, and was co-inventor on 24 of 3DP’s key technology patents. Prior to 3DP, Dr. Salemme directed research groups for biophysics, computational chemistry, and structure-based drug design at Sterling Winthrop Pharmaceuticals and DuPont Merck Pharmaceuticals. Prior to DuPont Merck, he worked at DuPont Central Research, where he directed molecular design teams involved in the discovery of new pharmaceuticals, agrochemicals, and engineered biopolymers. Dr. Salemme joined DuPont from Genex Corporation, one of the first biotechnology companies, where he pioneered the use of X-ray crystallography and computer-aided molecular design for engineering proteins with novel or enhanced functional properties. Prior to Genex, Dr. Salemme was Professor of Chemistry and Biochemistry at the University of Arizona, where he worked in the area of structural proteomics and determined the 3D X-ray structures of several proteins involved in biological electron transfer. Dr. Salemme holds a B.A. in Molecular Biophysics from Yale University and a Ph.D. in Chemistry from the University of California at San Diego. Dr. Salemme participates in advisory committees at National Institutes of Health, and is a Board member at Gene Network Sciences, a systems biology company.

Scott M. Horvitz.   Mr. Horvitz became Robcor’s Chief Financial Officer, Treasurer and Secretary on March 12, 2007. Mr. Horvitz has been Original Redpoint’s Chief Financial Officer, Corporate Secretary and Treasurer since July 2004. Mr. Horvitz has approximately 25 years of experience in accounting and financial management of biotechnology companies, including the management of initial public offerings with his two previous companies. Prior to becoming Chief Financial Officer of Original Redpoint, Mr. Horvitz was a consultant to Original Redpoint from August 2003 to June 2004. Previously, Mr. Horvitz co-founded 3-Dimensional Pharmaceuticals, Inc. where he worked from September 1993 until its acquisition by Johnson & Johnson in July 2003, most recently serving as its Chief Financial Officer and Corporate Secretary and Treasurer. Prior to 3DP, Mr. Horvitz was the Executive Director of Finance and Human Resources with Magainin Pharmaceuticals (now called Genaera Corp). Mr. Horvitz holds a B.S. in Accounting from the University at Albany and is a Certified Public Accountant. He serves on the Board of Directors on Protez Pharmaceuticals, Inc. and is the Chairman of its Audit Committee.

Robert W. Bryant, Ph.D.   Dr. Bryant became Robcor’s Vice President of Discovery Research on March 12, 2007. Dr. Bryant has served as Original Redpoint’s Vice President of Discovery Research since April 2004 and has more than two decades of industrial experience. Prior to joining Original Redpoint, Dr. Bryant was with Schering Plough Pharmaceuticals from March 1983 to December 2003. Dr. Bryant spent 13 years directing research, assay design and assay implementation for high throughput screening (HTS) in the New Leads Discovery and Allergy-Inflammation departments at the Schering-Plough Research Institute. Dr. Bryant’s groups developed more than 150 HTS assays for drug discovery programs at Schering and were responsible for the adoption and implementation of numerous advanced HTS technologies. Prior to Schering, Dr. Bryant served as an Associate Professor of Biochemistry at the George Washington University Medical School in Washington, D.C. He obtained a postdoctoral fellowship in natural product biosynthesis at the University of Pittsburgh, a Ph.D. in Biochemistry at Florida State University and a B.S. in Polymer Chemistry at the SUNY College of Environmental Science and Forestry at Syracuse University. He has 46 major publications and has presented at numerous national and international meetings.

Robert Chefitz.   Since April 2002, Mr. Robert Chefitz has been a General Partner of NJTC Venture Fund, SBIC, L.P., a private venture capital firm based in New Jersey that is a lead investor in seed and early stage companies in the region. Prior to joining the NJTC Venture Fund, from February 1987 to October 2001, Mr. Chefitz was a partner at Apax Partners based in New York. Prior to Apax Partners, Mr. Chefitz was employed as an investment professional with Golder Thoma Cressey in Chicago. Mr. Chefitz is a past president of the New York Venture Association. Mr. Chefitz holds a B.A. in History from Northwestern University and a M.B.A. from Columbia University. In addition to Redpoint, Mr. Chefitz serves as a director on the boards at CebaTech, Inc., Cold Spring Capital Inc., Cylex Inc., Game Trust, Hycrete Technologies, LLC, RightAnswers, Inc. Mr. Chefitz has been a director of Original Redpoint since 2003.

Leif Kjaergaard, Ph.D.   Since 2006, Dr. Leif Kjaergaard has been the Chief Technology Officer and a member of the executive committee at Danisco A/S, an international food ingredients and biotechnology company based in Denmark. Dr. Kjaergaard is responsible for new technology ventures and business development throughout Danisco. From 2002 to 2006, Dr. Kjaergaard was Senior Vice President of Dansico, and, from 1993 to 2002, he served as Executive Vice President and Department President of Danisco Cultor (formerly Danisco Ingredients). Dr. Kjaergaard has a M.Sc. in Chemical Engineering and a Ph.D. in Biotechnology from the Technical University of Denmark. In addition to his daily activities in Danisco, Dr. Kjaergaard is a member of the European Research Advisory Board, President elect of the Board of European Industrial Research Managers Association, and a member of the Advisory Council on Research Policy in Denmark. He also serves as deputy chairman of the independent company BHJ in Denmark, is a member of the board of the Danish Investment Fund (Dansk Innovationsinvestering), and a board member of Direvo Biotech (Germany). Dr. Kjaergaard has been a director of Original Redpoint since 2006.

David Patchen.   Since March 2004, Mr. David Patchen has been the Managing Director of the Emerging Business Accelerator of Cargill, Incorporated. The Emerging Business Accelerator invests in new business opportunities that have the potential to become new business units for Cargill. Mr. Patchen is also currently Vice President, Emerging Business Accelerator, of Cargill, Incorporated. Prior to his present position, from November 2001 to March 2004, Mr. Patchen was a Managing Director of Cargill Ventures. He holds a B.A. in Political Science from Brown University and an M.B.A. from New York University in International Finance. In addition to Redpoint, Mr. Patchen serves on the board of directors of Ecovation, Inc. and NutriJoy, Inc. Mr. Patchen has been a director of Original Redpoint since 2003.

Philip L. Smith, Ph.D.   Since June 2002, Dr. Philip L. Smith has been a General Partner at S.R. One, Limited, a corporate venture capital fund of GlaxoSmithKline. Dr. Smith specializes in investing in companies involved in drug delivery and pharmaceutical product development. Prior to his present position, from 2001 to June 2002, Dr. Smith was the Director of Drug Delivery at GlaxoSmithKline Pharmaceuticals. Dr. Smith holds a B.A. in Chemistry from the University of Maine and a Ph.D. in Medicinal Chemistry/Pharmacology from Northeastern University. In addition to Redpoint, Dr. Smith serves on the board of directors of Avantium, Cydex, Inc., Onyvax Ltd., Trinity Biosystems, Inc. and OctoPlus N.V. Dr. Smith also serves as an observer on the board of Scynexis, is on the Corporate Venture Group Advisory Board of the National Venture Capital Association, and is a member of the Board of the Mid-Atlantic Capital Alliance. Dr. Smith has been a director of Original Redpoint since 2004.

CORPORATE GOVERNANCE

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee are appointed by the board of directors and serve one year terms. The composition and responsibilities of each committee are described below.

Audit Committee.   The members of our audit committee are Messrs. Robert Chefitz, David Patchen and Philip L. Smith, Ph.D. Mr. Patchen chairs the committee. Our audit committee assists our board of directors in its oversight of:

•       our accounting, reporting and financial practices;

•       the audits of our financial statements, including the integrity of our financial statements;

•       our compliance with legal and regulatory requirements;

•       the qualifications and independence of our independent auditors;

•       the performance of our independent auditors, including determining whether to engage or dismiss the independent auditors; and

•       internal audit functions.

Compensation Committee.   The members of our compensation committee are Messrs. Patchen, Chefitz and Leif Kjaergaard, Ph.D.. Mr. Patchen chairs the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•       establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees; and

•       evaluating the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance.

Our compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

Nominating and Governance Committee.   The members of our nominating and governance committee are Messrs. Chefitz, Patchen and Smith. Mr. Chefitz chairs the committee. Our nominating and governance committee assists our board of directors in:

•       identifying individuals qualified to serve as directors and recommending to our board of directors the director nominees for the next annual meeting of stockholders;

•       periodically reviewing corporate governance guidelines applicable to us;

•       recommending to our board of directors the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•       overseeing our board’s regular evaluation of the board’s performance and of the other board committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or any other committee serving an equivalent function of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of our compensation committee has ever been our employee.

Compensation of Directors

Prior to the close of the Reverse Merger and Private Placement, the management and oversight of the Company required less than four hours per month. As the Company’s directors were engaged in other full-time income producing activities, they did not receive any compensation from the Company, including director compensation. However, as a result of the Reverse Merger, new management anticipates that it will pay compensation to its director(s) in the near future. During the fiscal year ended December 31, 2006, Redpoint paid $11,250 to Joe Molica as director compensation.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Name(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Joe Molica	$11,250	—	12,532	*				23,782

*                    Consists of stock options received by Mr. Molica during the fiscal year ended December 31, 2006 as a director of Original Redpoint. Valuation is based on FAS 123(R).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As Robcor did not pay any compensation to any employees, officers or directors during the 2006 fiscal year, this Compensation Discussion and Analysis discusses the principles underlying Redpoint’s compensation policies and decisions and the principal elements of compensation paid to Original Redpoint’s executive officers during the 2006 fiscal year and Redpoint during the current 2007 fiscal year. The Company’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and the other executive officers included in the Summary Compensation Table below will be referred to as the “named executive officers”. For purposes of this Compensation Discussion and Analysis, references to share, per share price numbers, and compensation earned relate to Original Redpoint prior to the Closing of the Reverse Merger, unless otherwise stated.

Compensation Objectives and Philosophy

The Compensation Committee of the Board of Directors, referred to herein as the Committee, is responsible for reviewing and approving the compensation payable to Redpoint’s executive officers and other key employees. As part of such process, the Committee seeks to accomplish the following objectives with respect to Redpoint’s executive compensation programs:

•       Motivate, recruit and retain executives capable of meeting Redpoint’s strategic objectives;

•       Provide incentives to ensure superior executive performance and successful results for Redpoint; and

•       Align the interests of executives with the long-term interests of shareholders.

The Committee seeks to achieve these objectives by:

•       Establishing a compensation structure that is both market competitive and internally fair;

•       Linking a substantial portion of compensation to Redpoint’s achievement of corporate objectives and the individual’s contribution to the attainment of those objectives; and

•       Providing long-term equity-based incentives.

Setting Executive Compensation

It is the Committee’s objective to set the total annual compensation of each executive officer at levels that are competitive for comparable positions based on available industry data. However, in determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent Company and individual performance, the CEO’s recommendations, cost of living and internal pay equity. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Company’s overall performance. In addition, the CEO provides the Committee with a detailed review of the performance of the other executive officers and makes recommendations to the Committee with respect to the compensation packages for those officers.

For purposes of measuring the competitive levels of the cash elements of our officer compensation package for the 2006 fiscal year, the compensation committee relied on the 2005 Radford Biotechnology Survey Report (Radford Survey), generally benchmarking companies with less than 50 employees, as its primary source of market data. The Committee is committed to the ongoing evaluation of our compensation programs through surveys, analysis, and best practices within the biotechnology industry.

Components of Compensation

For the 2006 fiscal year, the Company’s executive compensation program included the following components:

•       Base salary;

•       Annual short-term cash incentives;

•       Long-term equity incentive awards;

•       Retirement and health insurance benefits; and

•       Change in control and other severance agreements.

Base Salary

In General—It is the Committee’s objective to set a competitive rate of annual base salary for each executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with the Company’s CFO to establish salary bands for the executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each executive officer is then derived from those salary bands based on his or her responsibility, tenure and past performance and market comparability.

Changes for Fiscal Year 2007—The table below shows annualized 2006 and 2007 base salary rates for each named executive officer:

Name	Title	2006 Salary	2007 Salary	% Increase
Dr. F. Raymond Salemme	Chief Executive Officer	$300,000	330,000	10.0	(1)
Dr. Susan Welsh*	President	$260,000	*	*
Scott Horvitz	Chief Financial Officer	$220,973	236,994	7.3
Dr. Robert W. Bryant	Vice President-Discovery Research	$186,813	198,488	6.3
Dr. Karnail S. Atwal #	Vice President-Chemistry	$189,450	#	#

(1)          Represents Dr. Salemme’s first salary adjustment since he joined the Company in June of 2004.

*                    Dr. Welsh resigned from all offices she held with Robcor and Original Redpoint on March 30, 2007.

#                 Dr. Atwal passed away during 2006.

The 2006 base salaries for each of our named executive officers were between the 25th to 75th percentiles for comparable positions when compared to the Radford Survey.

Annual Bonuses

In General—As part of their compensation package, the Company’s executive officers have the opportunity to earn annual cash incentive awards under the Company’s cash bonus program. The bonus program is designed to reward superior executive performance while reinforcing the Company’s short-term strategic operating goals. The target awards, based on percentage of base salary were determined at the time the named executive was hired. Annual bonus targets as a percentage of salary generally increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. All of our employees are eligible to participate in our cash bonus program.

Fiscal 2006 Performance Measures and Payouts—Target awards for 2006 ranged from 25% to 40% of base salary for the executive officers and are payable based on the Committee’s subjective review of both Company and individual performance and the achievement of corporate and individual goals.

The table below details fiscal 2006 annual bonus targets and actual bonus amounts.

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2006 Actual Bonus ($)	2006 Actual Bonus (% Salary)
Dr. F. Raymond Salemme	Chief Executive Officer	$120,000	40%	120,000	40%
Dr. Susan Welsh	President	$78,000	30%	*	*
Scott Horvitz	Chief Financial Officer	$66,300	30%	66,300	30%
Dr. Robert W. Bryant	Vice President—Discovery Research	$46,703	25%	44,400	23.75%
Dr. Karnail S. Atwal #	Vice President—Chemistry	$47,363	25%	#	#

*                    Dr. Welsh resigned from all offices she held with Robcor and Original Redpoint on March 30, 2007.

#                 Dr. Atwal passed away during 2006.

The 2006 target bonus percentages for each of our named executive officers were between the 25th to 75th percentiles for comparable positions when compared to the Radford Survey.

Long-Term Incentive Equity Awards

A significant portion of each senior executive’s compensation is provided in the form of long-term incentive equity awards. It is the Committee’s belief that properly structured equity awards are an effective method of aligning the long term interests of senior management with those of the Company’s shareholders. All of our employees are eligible to receive long-term incentive awards.

Fiscal Year 2006 Awards—In January 2006, in connection with the commencement of her employment, Dr. Welsh received an option grant to purchase 593,957 shares of common stock at an exercise price of $0.15 per share which was determined to be the fair value of the underlying common stack on the date of grant as determined by our board of directors. No other named executive officer received an option grant during 2006.

With the exception of a merit based option award to purchase 69,550 shares of common stock at an exercise price of $0.15 per share granted to Dr. Bryant in January 2005, we have not provided any other long-term incentive equity awards to any of our named executive officers except for the awards negotiated at commencement of employment, which were negotiated at arm’s length. The foregoing share and per share price numbers do not give effect to the Reverse Merger.

Fiscal Year 2007 Awards—Upon the close of the Reverse Merger, we adopted and assumed Original Redpoint’s 2003 Stock Incentive Plan, as amended, and the 2007 Omnibus Equity Compensation Plan to create an aggregate pool of stock options representing approximately 16% of the shares of the Company’s common stock, calculated on a fully-diluted basis immediately following the close of the Private Placement and Reverse Merger, referred to herein as the Employee Stock Option Pool. The Employee Stock Option Pool will be used to attract and retain qualified employees, directors and consultants and will be granted from time to time under the guidance and approval of the Company’s Board of Directors or its compensation or similar committee.

Also upon the closing of the Private Placement and the Reverse Merger, our Board of Directors granted to existing members of management and employees options to purchase an aggregate of 4,874,517 shares of common stock of Robcor at an exercise price of $0.81 per share, of which options to purchase 4,147,023 shares were granted to the named executive officers as follows:

Name	Title	March 12, 2007 Option grant
Dr. F. Raymond Salemme	Chief Executive Officer	2,274,156
Dr. Susan Welsh	President	759,215	*
Scott Horvitz	Chief Financial Officer	758,048
Dr. Robert W. Bryant	Vice President—Discovery Research	355,604

*                    As a result of Dr. Welsh’s resignation on April 25, 2007, all of her options that were granted on March 12, 2007 were terminated.

These options vest 25%, upon the first anniversary of the date of grant and ratably each month thereafter through the fourth anniversary of the date of grant. In determining the above number of options granted to the named executive officers, the Committee used a formula approach based on the ownership percentage for each named executive officer whereby after the new grant their ownership percentage after the Private Placement (based upon the achievement of the minimum offering amount) was equal to approximately 80% of their ownership percentage prior to the Private Placement. The Committee believes this was an appropriate balance between the need to provide incentives to the named executive officers and at the same time have them share in some level of dilution.

As a newly public company, during 2007 the Committee intends to establish long-term incentive grant guidelines for eligible executive officers, as well as all of our employees, based on competitive annual grant data. We expect that actual grants will be determined from this guideline based on individual performance, competitive total compensation amounts, internal equity pay considerations, and the potential impact on shareholder dilution and FAS 123R compensation expense.

Retirement and Health Insurance Benefits

Retirement Benefits

Executive officers are eligible to participate in the Company’s tax-qualified 401k defined contribution plan. The plan is available to all eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. The Company has the discretion to make contributions to the plan and intends to offer a Company match of 50% of up to 6% of an employee’s contribution. However, no contributions have been made to date.

Other Benefits and Perquisites—All employees, including executive officers, are eligible to receive standard health, disability and life insurance benefits.

Specific Compensation Packages

To further assist our shareholders in understanding the elements of compensation disclosed in the Summary Compensation Table, we think it is important to discuss in more detail the compensation packages in effect for Ray Salemme, our Chief Executive Officer and Scott Horvitz, our Chief Financial Officer. Each of these packages was negotiated at arm’s length before they commenced work with us.

Internal pay equity section

The relative difference between the annual compensation package provided the CEO in the form of base salary, short-term incentive compensation and long-term equity awards and the comparable compensation packages provided the Company’s other executive officers has not increased significantly since his hiring in June 2004 and which we believe is a fair and equitable allocation among all the executive officers.

IRC Section 162(m) compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as Redpoint are not allowed a federal income tax deduction for compensation, paid to the CEO and certain other executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The Company’s Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. Other awards made under the Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Company’s financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.  However, for the 2006 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy P. Halter, our former Chief Executive Officer, President, Chief Financial Officer and Secretary, Michael Heitz, our former Executive Vice President, F. Raymond Salemme, Ph.D., our current Chief Executive Officer and President, Susan M. Welsh, M.D., M.B.A., our former President, Scott M. Horvitz, our current Chief Financial Officer, Robert W. Bryant, Ph.D., our current Vice President—Discovery Research and Karnail S. Atwal, Original Redpoint’s former Vice President—Chemistry, for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000. F. Raymond Salemme, Ph.D., Susan M. Welsh, M.D., M.B.A., Scott M. Horvitz, Robert W. Bryant, Ph.D., and Karnail S. Atwal, Ph.D. are referred to as the “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(2)		Total ($)
Timothy P. Halter,	2006	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
Chief Executive Officer,	2005	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
President, Chief Financial	2004	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
Officer and Secretary(3)
Michael Heitz,	2006	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
Executive Vice President(4)	2005	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
	2004	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
Dr. F Raymond Salemme,	2006	300,000		120,000	-0-	-0-		-0-	-0-	-0-		420,000
Chief Executive Officer(5)	2005	300,000		80,000	-0-	-0-		-0-	-0-	-0-		380,000
	2004	175,900		70,000	-0-	-0-	(6)	-0-	-0-	-0-		245,900
Dr. Susan M. Welsh,	2006	258,917	(8)	-0-	-0-	60,564		-0-	-0-	1,800		321,281
President(7)	2005	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
	2004	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-
Scott M. Horvitz	2006	220,973		66,300	-0-	-0-		-0-	-0-	-0-		287,273
Chief Financial Officer(9)	2005	207,000		62,100	-0-	-0-		-0-	-0-	-0-		269,100
	2004	103,500		31,000	-0-	-0-	(10)	-0-	-0-	106,250	(11)	240,750
Dr. Robert W. Bryant	2006	186,813		44,400	-0-	-0-		-0-	-0-	-0-		231,213
Vice President—	2005	175,000		43,750	-0-	-0-	(13)	-0-	-0-	-0-		218,750
Discovery Research(12)	2004	131,168		26,000	-0-	-0-	(14)	-0-	-0-	-0-		157,168
Dr. Karnail S. Atwal	2006	124,985		22,500	-0-	-0-		-0-	-0-	-0-		147,485
Vice President—	2005	151,731		40,500	-0-	-0-	(16)	-0-	-0-	-0-		192,231
Chemistry(15)	2004	-0-		-0-	-0-	-0-		-0-	-0-	-0-		-0-

(1)             Represents compensation expense recognized in 2006 in accordance with Statement of Financial Accounting Standard 123(R) relating to outstanding option awards and other stock awards.

(2)             In accordance with the current rules of the SEC, other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(3)             Mr. Timothy P. Halter resigned from all offices he held with Robcor on March 12, 2007.

(4)             Mr. Michael Heitz resigned from all offices he held with Robcor on March 12, 2007.

(5)             On March 12, 2007, in connection with the Reverse Merger Agreement, Dr. Salemme became the Chief Executive Officer of Robcor and on April 20, 2007, Dr. Salemme became the President of Robcor. Prior to March 12, 2007, Dr. Salemme served at Original Redpoint as Chief Executive Officer. The compensation shown in this table includes the amount Dr. Salemme received from Original Redpoint prior to March 12, 2007.

(6)             In 2004, Original Redpoint granted options to purchase 1,779,142 shares of common stock to Dr. Salemme. The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Original Redpoint had not expensed employee stock options granted prior to January 1, 2006.

(7)             On March 12, 2007, in connection with the Reverse Merger Agreement, Dr. Welsh became the President of Robcor. Prior to March 12, 2007, Dr. Welsh served at Original Redpoint as President. The compensation shown in this table includes the amount Dr. Welsh received from Original Redpoint prior to March 12, 2007. Dr. Welsh resigned from all offices she held with Robcor and Original Redpoint on March 30, 2007.

(8)             Dr. Welsh joined Original Redpoint as President in January 2006 and earned a base salary of $260,000 per year.

(9)             On March 12, 2007, in connection with the Reverse Merger Agreement, Mr. Horvitz became the Chief Financial Officer, Treasurer and Secretary of Robcor. Prior to March 12, 2007, Mr. Horvitz served at Original Redpoint as Chief Financial

Officer. The compensation shown in this table includes the amount Mr. Horvitz received from Original Redpoint prior to March 12, 2007.

    (10) In 2004, Original Redpoint granted options to purchase an aggregate of 534,223 shares of common stock to Mr. Horvitz, of which options to purchase 444,787 shares of common stock were granted to Mr. Horvitz in his capacity as an employee and options to purchase 89,436 shares of common stock were granted to Mr. Horvitz in his capacity as a consultant. The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Original Redpoint had not expensed employee stock options granted prior to January 1, 2006.

    (11) All Other Compensation for Mr. Horvitz represents consulting fees Mr. Horvitz received in such capacity prior to joining Original Redpoint as its Chief Financial Officer.

    (12) On March 12, 2007, in connection with the Reverse Merger Agreement, Dr. Bryant became the Vice President—Discovery Research of Robcor. Prior to March 12, 2007, Dr. Bryant served at Original Redpoint as Vice President—Discovery Research. The compensation shown in this table includes the amount Dr. Bryant received from Original Redpoint prior to March 12, 2007.

    (13) In 2005, Original Redpoint granted options to purchase 69,550 shares of common stock to Dr. Bryant. The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Original Redpoint had not expensed employee stock options granted prior to January 1, 2006.

    (14) In 2004, Original Redpoint granted options to purchase 208,650 shares of common stock to Dr. Bryant. The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Original Redpoint had not expensed employee stock options granted prior to January 1, 2006.

    (15) Dr. Atwal passed away on December 29, 2006.

    (16) In 2005, Redpoint granted options to purchase 208,650 shares of common stock to Dr. Atwal. The expense related to these awards is not reflected in the option awards column of this Summary Compensation Table because Redpoint had not expensed employee stock options prior to January 1, 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth outstanding equity awards at 2006 fiscal year end to the named executive officers:

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexer- cised Options (#) Exercisable (b)	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Un- earned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Un- earned Shares, Units or Other Rights That Have Not Vested ($) (j)
Dr. F. Raymond Salemme	1,149,030	630,112		0.15	11/3/2014
Dr. Susan M. Welsh(1)	0	593,957		0.15	1/3/2016
Scott Horvitz	58,823 35,498 268,725 53,937	176,062		0.15 0.15 0.15 0.15	12/17/2013 5/26/2014 11/3/2014 11/3/2014
Dr. Robert W. Bryant	134,754 33,326	73,898 36,224		0.15 0.15	5/26/2014 1/21/2015
Dr. Karnail S. Atwal (2)	95,631			0.15	12/29/2007

(1)             Dr. Welsh resigned from all offices she held with Robcor and Original Redpoint on March 30, 2007, and entered into a separation agreement with Original Redpoint, dated April 25, 2007, pursuant to which unvested stock options granted to Dr. Welsh by Original Redpoint, which vest within six months of March 30, 2007, will vest immediately upon March 30, 2007. As a result, Dr. Welsh had vested options to purchase an aggregate of 247,482 shares of Robcor common stock. Dr. Welsh’s right to exercise any outstanding stock options would have terminated twelve months after March 30, 2007 on March 29, 2008, which represented a nine-month extension of the time period provided in the Incentive Stock Option Agreement, dated January 3, 2006, between Redpoint and Dr. Welsh, but on May 29, 2007, Dr. Welsh exercised all of her vested options to purchase an aggregate of 247,482 shares of Robcor common stock.

(2)             Dr. Atwal passed away on December 29, 2006.

The share numbers reflected in the above outstanding equity awards table give effect to the Reverse Merger.

THE REDPOINT BIO CORPORATION 2007 OMNIBUS EQUITY COMPENSATION PLAN

Prior to the close of the Reverse Merger and Private Placement, Robcor did not have any securities authorized for issuance under any equity compensation plans. Prior to the Reverse Merger, Redpoint maintained the Linguagen Corp. 2003 Stock Incentive Plan, referred to herein as the 2003 Stock Plan, which provided for the issuance of up to 6,523,790 shares of common stock and had issued under such 2003 Stock Plan options exercisable into 5,426,049 shares of common stock (such share numbers giving effect to the exchange ratio relating to the Reverse Merger). On March 12, 2007, Robcor’s board of directors and stockholders approved and adopted the Redpoint Bio Corporation 2007 Omnibus Equity Compensation Plan, or the 2007 Plan, which provides for the issuance of up to 13,511,562 shares of common stock, subject to adjustment in certain circumstances. In connection with the adoption of the 2007 Plan, the 2003 Stock Plan merged with and into the 2007 Plan and no additional grants may be made thereafter under the 2003 Stock Plan. Outstanding grants under the 2003 Stock Plan will continue in effect in accordance with their terms as in effect before March 12, 2007 (subject to such amendments as the Committee (as defined below) determines, consistent with the 2003 Stock Plan, as applicable), and the shares with respect to outstanding grants under the 2003 Stock Plan will be issued or transferred under the 2007 Plan. Upon the close of the Reverse Merger, the Company adopted and assumed Redpoint’s 2007 Plan. The 2007 Plan, under which approximately 8,947,393 shares of common stock are now reserved for issuance upon exercise of outstanding grants, is now the Company’s only plan in effect.

On April 20, 2007, Redpoint’s board of directors approved an amendment to the 2007 Plan, and the holders of a majority (approximately 61.1%) of the 78,668,675 shares of Robcor common stock outstanding as of May 3, 2007 executed a written consent approving an amendment to the 2007 Plan, which would increase the maximum number of shares of common stock reserved for issuance under the 2007 Plan by an additional 4,132,705 shares from 13,511,562 to 17,644,267 shares of common stock.

The discussion of the 2007 Plan which follows is intended to provide only a summary of the principal features of the plan and is in all respects qualified by, and subject to, the actual terms and provisions of the 2007 Plan.

General

The purpose of the 2007 Plan is to advance the interests of the Company by providing an incentive to attract and retain qualified employees, directors, consultants and advisors. Awards under the 2007 Plan may consist of grants of stock options, stock awards, stock units, stock appreciation rights, dividend equivalents and other stock-based awards.

Administration

Our 2007 Plan may be administered by our board of directors or by a committee appointed by our board of directors, which we refer to as the Committee. The Committee, if applicable, will consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our board of directors will approve and administer all grants made to non-employee directors. In the absence of a specific designation by our board of directors to the contrary, the 2007 Plan will be administered by the Committee. To the extent that our board of directors administers the 2007 Plan, references to the “Committee” herein refer to our board of directors.

Participation

The persons to whom grants are made under the 2007 Plan will be selected from time to time by the Committee, from among our employees, officers, directors, consultants and advisors. All of our employees (including any employee who is a member of the board) and non-employee directors are eligible to participate in the 2007 Plan. Consultants and advisors are eligible to participate in the 2007 Plan if they render bona fide services to the Company and such services are not in connection with the offer and sale of securities in a capital-raising transaction and such consultants and advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

Stock Options

Under our 2007 Plan, the Committee may grant stock options, which may be either incentive stock options eligible for special tax treatment or non-qualified stock options, upon such terms as the Committee deems appropriate. Incentive stock options may be granted only to our employees.

Under the provisions of the 2007 Plan authorizing the grant of stock options:

•       the option price will be determined by the Committee; provided, however, that the option price for an incentive stock option may not be less than 100% of the fair market value of the shares of our common stock on the date of grant (110% for grants to an optionee owning more than 10% of our total combined voting power);

•       the term during which each stock option may be exercised will be determined by the Committee; provided, however, that the term of any stock options may not exceed ten years from the date of grant (five years for grants to an optionee owning more than 10% of our total combined voting power);

•       a stock option will become exercisable in accordance with such terms and conditions, consistent with the 2007 Plan, as may be determined by the Committee and specified in the individual grant instrument; provided, however, that the Committee may accelerate the exercisability of any or all outstanding options at any time for any reason;

•       if a grantee terminates employment, any portion of the stock option that has become exercisable generally may be exercised within a specified time after termination of employment or service (i.e., the Plan provides, as a default, that options may be exercised for 90 days after termination of employment or service, or one year in the event of death or disability); and

•       at the time of exercise of a stock option, the option price must be paid in full (i) in cash, (ii) unless the Committee determines otherwise, in shares of our common stock, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other means as the Committee may approve.

Stock Awards

Under our 2007 Plan, the Committee may issue or transfer shares of common stock to our employees, directors, consultants and advisors under a stock award, upon such terms as the Committee deems appropriate.

Under the provisions of the 2007 Plan authorizing stock awards:

•       shares of common stock issued or transferred pursuant to stock awards may be issued or transferred for consideration or no consideration, and subject to restrictions or no restrictions, as determined by the Committee;

•       the Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals; and

•       during a period of time in which stock awards remain subject to restrictions, a grantee of a stock award may not generally sell, assign, transfer, pledge or otherwise dispose of the shares of a stock award.

Stock Units

Under our 2007 Plan, the Committee may grant stock units, each of which will represent one hypothetical share of common stock, to our employees, directors, consultants and advisors, upon such terms as the Committee deems appropriate.

Under the provisions of the 2007 Plan authorizing stock units:

•       each stock unit represents the right of the grantee to receive a share of common stock or an amount of cash based on the value of a share of common stock, if and when certain conditions are met;

•       the Committee may grant stock units that are payable if specified performance goals or other conditions are met, or under other circumstances;

•       stock units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee; and

•       payments with respect to Stock Units may be made in cash, common stock or any combination of the foregoing, as the Committee may determine.

Stock Appreciation Rights

Under our 2007 Plan, the Committee may grant stock appreciations rights, or SARs, to employees, directors, consultants and advisors separately or in tandem with any stock option.

Under the provisions of the 2007 Plan authorizing SARs:

•       SARs granted in tandem with an option, which we refer to as Tandem SARs, may be granted either at the time the option is granted or at any time thereafter while the option remains outstanding; provided, however, that, in the case of an incentive stock option, SARs may be granted only at the time of the grant of the incentive stock option;

•       the Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to the per share exercise price of the related option or, if there is no related option, an amount equal to or greater than the fair market value of a share of common stock as of the grant date of the SAR;

•       for Tandem SARs, the number of SARs granted to a grantee that are exercisable during a specified period may not exceed the number of shares of common stock that the grantee may purchase upon the exercise of the related option during such period, and upon the exercise of a stock option, the SARs relating to the common stock covered by such stock option will terminate;

•       a SAR will be exercisable during the period specified by the Committee in its respective grant instrument, and the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason;

•       when a grantee exercises a SAR, the grantee will receive in settlement of such SAR an amount equal to the value of the stock appreciation for the number of SARs exercised, which is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the base amount of the SAR; and

•       the appreciation in a SAR may be paid in shares of common stock, cash or any combination of the foregoing, as determined by the Committee, and for purposes of calculating the number of shares of common stock to be received, shares of common stock will be valued at their fair market value on the date of exercise of the SAR.

Other Stock-Based Awards

Under our 2007 Plan, the Committee may grant other stock-based awards, which are awards based on or measured by common stock, to our employees, directors, consultants and advisors, on such terms as the Committee may determine.

Under the provisions of the 2007 Plan authorizing other stock-based awards:

•       other stock-based awards may be awarded subject to the achievement of performance goals or other conditions as the Committee may determine; and

•       other stock-based awards may be payable in cash, shares of common stock, or any combination of the foregoing, as determined by the Committee.

Dividend Equivalents

Under our 2007 Plan, the Committee may grant dividend equivalents in connection with stock units or other stock-based awards.

Under the provisions of the 2007 Plan authorizing dividend equivalents:

•       dividend equivalents may be paid currently or accrued as contingent cash obligations, as determined by the Committee; and

•       dividend equivalents may be payable in cash or shares of common stock, and upon such terms as the Committee may establish in writing, including, without limitation, the achievement of specific performance goals.

Consequences of a Change of Control

In the event of a change of control (as defined by the 2007 Plan), unless the Committee determines otherwise, effective upon the date of the change of control, (i) all outstanding stock options and SARS will automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding stock awards will immediately lapse, and (iii) all stock units, other stock-based awards and dividend equivalents will become fully vested and will be paid at their target values, or in such greater amounts as the Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take one or more of the following actions with respect to any or all outstanding grants, as it deems appropriate: (i) require grantees to surrender their outstanding options and SARs in exchange for one or more payments by the Company in cash or common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (ii) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Amendment and Termination of the 2007 Plan

Our board of directors may at any time amend or terminate the 2007 Plan; provided, however, that the board may not amend the 2007 Plan without stockholder approval if such approval is required in order to comply with the Internal Revenue Code or other applicable law, or to comply with other applicable stock exchange requirements. In addition, if stock awards, stock units, other stock-based awards or dividend equivalents are granted as “qualified performance-based compensation,” within the meaning of section 162(m) of the Internal Revenue Code, the 2007 Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the “qualified performance-based compensation” provisions of the 2007 Plan, if required by section 162(m) of the Internal Revenue Code or the regulations thereunder.

The 2007 Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the 2007 Plan is terminated earlier by the board or is extended by the board with the approval of the stockholders. A termination or amendment of the 2007 Plan that occurs after a grant is made will not materially impair the rights of a grantee unless the grantee consents or unless the Committee acts to comply with applicable law. In addition, the termination of the 2007 Plan will not impair the power and authority of the Committee with respect to an outstanding grant.

The foregoing summary of the 2007 Plan is qualified by reference to the full text of the 2007 Plan, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company

Except as described below, none of the Company’s directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company’s outstanding shares, nor any of the Company’s promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which the Company was or is to be party. None of the Company’s directors or officers is indebted to the Company.

On May 9, 2006, Halter Financial Investments, L.P., or Halter, Michael Heitz, or Heitz, and Robcor entered into a Put Option Agreement, referred to herein as the Put Option Agreement, providing that Heitz may require Halter to purchase up to 50,000 shares of common stock at a price per share of $3.00 at any time during the period of time commencing January 2007 and ending six months after Robcor’s completion of a transaction whereby Robcor acquires operating control, or substantially all of the assets, of a privately held corporation generating revenues as reported in financial statements audited in conformity with GAAP. In addition, under the terms of the Put Option Agreement and pursuant to the terms of the Reverse Merger Agreement, immediately following the closing of the Reverse Merger, Heitz delivered to Robcor 1,150,000 shares of common stock of Robcor, which were cancelled upon the effectiveness of the Reverse Merger, and, in exchange, Robcor distributed its entire membership interest in Robcor LLC to Heitz. Under the Reverse Merger Agreement, Heitz assumed all of the pre-closing liabilities of Robcor LLC of any kind whatsoever immediately following the closing of the Reverse Merger.

Redpoint Bio Corporation

The following is a description of transactions since Redpoint’s inception to which Redpoint has been a party, in which the amount involved in the transaction exceeds $60,000, and in which any of Redpoint’s directors, executive officers or holders of more than 5% of Redpoint’s capital stock had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Employment Contracts, Termination of Employment and Change of Control Arrangements”. Redpoint believes the terms obtained or consideration that Redpoint paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

License Agreement with Mount Sinai School of Medicine of New York University

Redpoint has licensed the rights to certain patents and pending patents in the area of taste receptors and taste inhibitors from Mount Sinai School of Medicine, a stockholder of Redpoint. On April 2, 2002, Redpoint entered into an amended and restated license agreement with Mount Sinai School of Medicine of New York University, effective as of April 2, 2002, pursuant to which Mount Sinai School of Medicine granted Redpoint a license to use, sell or otherwise commercialize the products covered by certain patents and pending patents in the area of taste receptors and taste inhibitors. Mount Sinai School of Medicine has certain U.S. and foreign patents pending relating to the portfolio of taste receptor and taste inhibitors developed by Dr. Robert Margolskee while he was an investigator at the Howard Hughes Medical Institute.

Under the amended license agreement, Redpoint paid to Mount Sinai School of Medicine a payment of $130,000. In addition, Redpoint is required to pay royalties on future sales, if any, of certain products covered by the license agreement. Commencing in July 2004, Redpoint is obligated to pay a minimum annual fee, creditable against royalties, of $25,000 to Mount Sinai School of Medicine through the expiration of the last-to-expire patent application or patent. At the close of the Private Placement and the Reverse Merger, Mount Sinai School of Medicine owns 982,575 shares of common stock.

The term of the license agreement continues until the last patent application and patent expires. Redpoint estimates the term of the license agreement to be through December 2019. The license agreement may be terminated by either party for cause.

Agreement with Robert F. Margolskee

In connection with Redpoint’s Series A financing, on May 26, 2004, Redpoint entered into the Second Amendment to the Transfer Agreement with Robert F. Margolskee, M.D., Ph.D., Redpoint’s founder and Chairman of Redpoint’s Scientific Advisory Board, and Justin M. Margolskee, as custodian for each of Alison J. Margolskee, Andrew J. Margolskee and Daniel P. Margolskee. Under the Second Amendment to the Transfer Agreement, Redpoint agreed that Dr. Margolskee will be entitled to anti-dilution protection for any securities issued that result in proceeds to Redpoint up to an aggregate of $40 million, whether or not such securities are part of the same financing in which the threshold is met. Pursuant to such contractual anti-dilution provisions as a result of the Private Placement, the conversion of certain outstanding securities and the purchase by Dr. Margolskee of shares of common stock in the Private Placement, Dr. Margolskee and affiliates of Dr. Margolskee received an aggregate of 3,564,024 shares of Common Stock and 15,301 Investor Warrants. Dr. Margolskee’s anti-dilution protection terminated upon completion of the Private Placement.

Redpoint entered into a consulting agreement with Dr. Margolskee in November 1997, which was subsequently amended in October 2001 and November 2003, under which Dr. Margolskee will provide professional services and serve as the Chairman of Redpoint’s Scientific Advisory Board. Under this amended consulting agreement, Redpoint pays Dr. Margolskee $1,600 per day for consulting services. In 2005, Redpoint paid Dr. Margolskee $28,735 for services performed in 2005, and in 2004, Redpoint paid Dr. Margolskee $37,225 for services performed in 2004 and $100,260 for services performed in 2002 to 2003.

Advisory Agreement

Prior to the consummation of the Reverse Merger, Redpoint entered into an advisory agreement with Halter Financial Group, L.P., or HFG. Under the advisory agreement, HFG provided certain advisory and consulting services related to the Merger as specifically enumerated in the advisory agreement in return for $350,000, which was paid on the closing date of the Reverse Merger.

PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the ownership of our common stock as of June 22, 2007 by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group and (iv) each person known to be the beneficial owner of more than five percent (5%) of Redpoint common stock.

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of Robcor’s capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Unless otherwise specified, the address of each of the persons set forth below is in care of Redpoint Bio Corporation, 7 Graphics Drive, Ewing, New Jersey 08628.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock(2)
Directors and Executive Officers
F. Raymond Salemme, Ph.D.(3)	1,760,842	2.19%
Scott M. Horvitz(4)	491,114	*
Robert W. Bryant, Ph.D.(5)	210,099	*
Robert Chefitz(6)	4,207,467	5.32%
Leif Kjaergaard, Ph.D.(7)	5,823,786	7.36%
David Patchen(8)	8,273,823	10.46%
Philip L. Smith, Ph.D.(9)	7,985,786	10.05%
All directors and officers as a group (7 persons)	28,705,136	36.26%
5% Stockholders(10)
Cargill, Incorporated(11)	8,273,823	10.46%
15407 McGinty Road West Wayzata, Minnesota 55391
Danisco Venture A/S(12)	5,823,786	7.36%
Langebrogade 1, DK-1001 Copenhagen K, Denmark
NJTC Venture Fund SBIC, L.P.(13)	4,207,467	5.32%
1001 Briggs Road, Suite 280 Mt. Laurel, New Jersey 08054

James Gunton(13)	4,207,467	5.32%
1001 Briggs Road, Suite 280 Mt. Laurel, New Jersey 08054
Robert Chefitz(13)	4,207,467	5.32%
Four Becker Farm Road Roseland, New Jersey 07068.
Joseph Falkenstein(13)	4,207,467	5.32%
1001 Briggs Road, Suite 280 Mt. Laurel, New Jersey 08054
RK Ventures Group, LLC(14)	4,096,695	5.19%
888c 8th Avenue, #135 New York, New York 10019
Matthew Rhodes-Kropf (14)	4,096,695	5.19%
888c 8th Avenue, #135 New York, New York 10019
SF Capital Partners Ltd. (15)	4,173,000	5.23%
3600 South Lake Drive St. Francis, Wisconsin 53235
Michael A. Roth(15)	4,173,000	5.23%
3600 South Lake Drive St. Francis, Wisconsin 53235
Brian J. Stark (15)	4,173,000	5.23%
3600 South Lake Drive St. Francis, Wisconsin 53235
S.R. One, Limited(16)	7,985,786	10.05%
c/o GlaxoSmithKline One Franklin Plaza Philadelphia, Pennsylvania 19102

*                    Less than 1%

(1)          Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

(2)          Based on 78,916,157 shares of our common stock issued and outstanding.

(3)          Includes 352,353 shares of our common stock and 1,408,489 shares underlying options that are exercisable within 60 days of June 22, 2007.

(4)          Consists of 491,114 shares underlying options that are exercisable within 60 days of June 22, 2007.

(5)          Consists of 210,099 shares underlying options that are exercisable within 60 days of June 22, 2007.

(6)          Includes 3,997,118 shares of our common stock and 210,349 warrants owned by NJTC Venture Fund SBIC, L.P. The reporting person is a General Partner of NJTC Venture Fund SBIC, L.P. and

disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)          Includes 5,643,143 shares of our common stock and 180,643 warrants owned by Danisco Venture A/S. The reporting person is the Chief Technology Officer and a member of the executive committee at Danisco A/S and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)          Includes 8,063,474 shares of our common stock and 210,349 warrants owned by Cargill, Incorporated. The reporting person is the Managing Director of the Emerging Business Accelerator of Cargill, Incorporated and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(9)          Includes 7,456,899 shares of our common stock and 528,887 warrants owned by S.R. One, Limited. The reporting person is a General Partner of S.R. One, Limited and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(10)   Total numbers of shares includes common stock held by entities affiliated with directors and executive officers.

(11)   Includes 8,063,474 shares of our common stock and 210,349 warrants owned by Cargill, Incorporated.

(12)   Includes 5,643,143 shares of our common stock and 180,643 warrants owned by Danisco Venture A/S.

(13)   Includes 3,997,118 shares of our common stock and 210,349 warrants owned by NJTC Venture Fund SBIC, L.P. NJTC Venture Fund SBIC, L.P. is a New Jersey limited partnership of which James Gunton, Robert Chefitz and Joseph Falkenstein are general partners. As a result, each of the foregoing persons may be deemed to be a beneficial holder of the shares of common stock and warrants held of record by NJTC. Beneficial and percentage ownership information is based on information contained in Schedule 13D filed with the SEC on March 22, 2007.

(14)   Includes 4,013,079 shares of common stock and 83,616 warrants owned by RK Ventures Group, LLC. RK Ventures Group, LLC is a Delaware limited liability company and Matthew Rhodes-Kropf is the sole managing member. As a result, each of RK Ventures and Mr. Rhodes-Kropf may be deemed to be a beneficial holder of the shares of common stock and warrants held of record by RK Ventures. Beneficial ownership information is based on information contained in Schedule 13D filed with the SEC on March 22, 2007.

(15)   Includes 3,338,400 shares of common stock and 834,600 warrants owned by SF Capital Partners Ltd. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management LLC, which acts as investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the foregoing shares. Therefore, for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Michael A. Roth and Brian J. Stark may be deemed to be the beneficial owners of, but disclaim such beneficial ownership of, the foregoing shares. Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on April 16, 2007.

(16)   Includes 7,456,899 shares of common stock and 528,887 warrants owned by S.R. One, Limited, which is a wholly-owned subsidiary of GlaxoSmithKline plc.

SHARES ELIGIBLE FOR FUTURE SALE

Our common stock is currently quoted on the OTC Bulletin Board, which is a limited and illiquid market. If our stockholders sell substantial amounts of common stock in the public market, including common stock issuable upon the exercise of outstanding warrants and options, or the market perceives that such sales may occur, the market price of our common stock could fall and we may be unable to sell our common stock in the future. We had 78,916,157 shares of common stock outstanding as of June 22, 2007.

After this offering, we will have outstanding 78,916,157 shares of common stock based on the number of shares outstanding as of June 22, 2007. This includes 42,079,263 shares that are being registered under this registration statement, all of which, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act or subject to lockup agreements, may be resold in the public market immediately. We also are registering under this registration statement for reserve by the selling security holders 13,772,252 shares issuable upon the exercise of warrants.

Rule 144

In general, under Rule 144, an affiliate of ours who beneficially owns shares of our common stock that are not restricted securities, or a person who has beneficially owned shares of our common stock that are not restricted securities for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•       1% of the number of shares of our common stock then outstanding, which will equal approximately 789,161 shares immediately after this offering; and

•       the average weekly reported volume of trading in shares of our common stock reported on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Shares of our common stock eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering. In general, under Rule 144(k), a person may sell shares of our common stock acquired immediately upon completion of this offering, without regard to manner of sale, the availability of public information or volume, if:

•       the person is not our affiliate and has not been our affiliate at any time during the three months preceding such a sale; and

•       the person has beneficially owned the share proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

Stock Options

As of June 22, 2007, we had outstanding options to purchase 8,947,393 shares of our common stock. We may determine to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock issuable under our 2007 Omnibus Equity Compensation Plan.

EXPERTS

The consolidated financial statements of Redpoint Bio Corporation and subsidiary (a development-stage company) as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, and for the period from August 16, 1995 (inception) to December 31, 2006, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of shares of the common stock being offered hereby will be passed on for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling security holders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

You can read the registration statement and our other filings with the SEC, over the Internet at the SEC’s website at http://www.sec.gov. You also may read and copy any document that we file with the SEC at its public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington D.C. 20549.

You also may obtain copies of the documents at prescribed rates by contacting the Public Reference Room of the SEC at (202) 551-8090. Please call the SEC at (202) 551-8090 for further information on the operation of the public reference room.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Index to Consolidated Financial Statements

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, December 31, 2005 and 2006	F-3
Consolidated Statements of Operations, Years ended December 31, 2004, 2005, and 2006, and period from August 16, 1995 (inception) to December 31, 2006	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit), Period from August 16, 1995 (inception) to December 31, 2006	F-5
Consolidated Statements of Cash Flows, Years ended December 31, 2004, 2005, and 2006, and period from August 16, 1995 (inception) to December 31, 2006	F-7
Notes to Consolidated Financial Statements	F-8
Interim Financial Statements (unaudited)
Consolidated Balance Sheets as of December 31, 2006 and March 31, 2007	F-19
Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2007 and the period from August 16, 1995 (inception) to March 31, 2007	F-20
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2007 and the period from August 16, 1995 (inception) to March 31, 2007	F-21
Notes to Interim Consolidated Financial Statements	F-22

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Redpoint Bio Corporation:

We have audited the accompanying consolidated balance sheets of Redpoint Bio Corporation and subsidiary (a development-stage enterprise) (the Company) as of December 31, 2005 and 2006, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006 and for the period from August 16, 1995 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Redpoint Bio Corporation and subsidiary as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 and for the period from August 16, 1995 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 13, 2007, except for the reincorporation discussed in Note 2, for which the date is June 15, 2007

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Consolidated Balance Sheets

	December 31
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$2,557,680	$974,378
Prepaid expenses and other current assets	139,648	72,697
Total current assets	2,697,328	1,047,075
Property and equipment, net	1,179,175	840,435
Deferred financing costs	—	308,456
Other assets	53,441	355,816
Total assets	$3,929,944	$2,551,782
Liabilities and Stockholders’ Deficit
Current liabilities:
Convertible notes payable	$—	$3,462,359
Current portion of long-term debt	515,651	574,132
Accounts payable	278,530	833,739
Accrued expenses	55,253	351,650
Accrued compensation	324,300	704,964
Total current liabilities	1,173,734	5,926,844
Long-term debt	1,209,475	635,344
Total liabilities	2,383,209	6,562,188
Commitments (note 11)
Redeemable convertible preferred stock, $0.0001 par value
Series A convertible preferred stock; issued and outstanding 6,444,835 shares (liquidation value of $16,350,586 at December 31, 2006)	15,059,225	16,217,778
Junior preferred stock; issued and outstanding 236,987 shares (liquidation value of $622,787 at December 31, 2006)	497,673	497,673
Stockholders’ deficit:
Preferred Stock; 10,000,000 shares authorized, $0.0001 par value, none issued	—	—
Common stock; authorized 150,000,000 shares; $0.0001 par value, issued and outstanding 4,493,129 at December 31, 2005 and issued and outstanding 4,439,345 shares at December 31, 2006	449	444
Additional paid-in capital	273,694	1,568,697
Deficit accumulated during the development stage	(14,284,306)	(22,294,998)
Total stockholders’ deficit	(14,010,163)	(20,725,857)
Total liabilities and stockholders’ deficit	$3,929,944	$2,551,782

See accompanying notes to financial statements.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Consolidated Statements of Operations

				August 16, 1995 (Inception) to
	Years ended December 31,			December 31,
	2004	2005	2006	2006
Research and grant revenue	$224,011	$410,000	$—	$4,232,861
Operating expenses:
Research and development	2,399,632	2,898,826	3,630,515	12,523,753
General and administrative	2,659,383	2,126,422	2,811,217	10,083,894
Total operating expenses	5,059,015	5,025,248	6,441,732	22,607,647
Operating loss	(4,835,004)	(4,615,248)	(6,441,732)	(18,374,786)
Interest income	32,043	94,113	52,731	185,197
Interest expense	(65)	(99,594)	(928,941)	(1,636,572)
Loss before income taxes	(4,803,026)	(4,620,729)	(7,317,942)	(19,826,161)
Income tax benefit	—	253,403	465,803	719,206
Net loss	(4,803,026)	(4,367,326)	(6,852,139)	$(19,106,955)
Accretion of redeemable convertible preferred stock	(669,228)	(1,147,404)	(1,158,553)
Net loss applicable to common stockholders	$(5,472,254)	$(5,514,730)	$(8,010,692)
Basic and diluted net loss per common share	$(1.60)	$(1.25)	$(1.81)
Weighted average number of shares outstanding	3,411,889	4,402,868	4,429,100

See accompanying notes to financial statements.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholder’s Equity (Deficit)
Period from August 16, 1995 (inception) to December 31, 2006

					Stockholders’ Equity (Deficit)

									Deficit
	Redeemable convertible preferred stock						Additional	Stock	during the
	Series A		Junior		Common stock		paid-in	subscription	development
	Shares	Amount	Shares	Amount	Shares	Amounts	capital	receivable	stage	Total
Inception, August 16, 1995	—	$—	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock for services	—	—	—	—	2,782,000	278	722	—	—	1,000
Net loss	—	—	—	—	—	—	—	—	(3,785)	(3,785)
Balance, December 31, 1995	—	—	—	—	2,782,000	278	722	—	(3,785)	(2,785)
Net loss	—	—	—	—	—	—	—	—	(7,069)	(7,069)
Balance, December 31, 1996	—	—	—	—	2,782,000	278	722	—	(10,854)	(9,854)
Net loss	—	—	—	—	—	—	—	—	(48,185)	(48,185)
Balance, December 31, 1997	—	—	—	—	2,782,000	278	722	—	(59,039)	(58,039)
Net income	—	—	—	—	—	—	—	—	113,785	113,785
Balance, December 31, 1998	—	—	—	—	2,782,000	278	722	—	54,746	55,746
Net loss	—	—	—	—	—			—	(73,505)	(73,505)
Balance, December 31, 1999	—	—	—	—	2,782,000	278	722	—	(18,759)	(17,759)
Issuance of common stock	—	—	—	—	282,373	28	294	—	—	322
Issuance of common stock for dilution provisions	—	—	—	—	7,428	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	42,905	42,905
Balance, December 31, 2000	—	—	—	—	3,071,801	306	1,016	—	24,146	25,468
Common stock reacquired and retired	—	—	—	—	(1,669,200)	(167)	107	—	—	(60)
Issuance of common stock	—	—	—	—	1,112,800	111	3,995	(4,106)	—	—
Issuance of common stock for dilution provisions	—	—	—	—	4,237	—	—	—	—	—
Common stock reacquired and retired	—	—	—	—	(20,170)	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	116,192	116,192
Balance, December 31, 2001	—	—	—	—	2,499,468	250	5,118	(4,106)	140,338	141,600
Issuance of common stock for services	—	—	—	—	515,838	52	926	—	—	978
Net loss	—	—	—	—	—	—	—	—	(864,319)	(864,319)
Balance, December 31, 2002	—	—	—	—	3,015,306	302	6,044	(4,106)	(723,981)	(721,741)
Sale of Series A Preferred stock net of $257,240 of expenses	1,285,714	2,442,759	—	—	—	—	—	—	—	—
Conversion of principal portion of notes payable	623,963	1,310,320	—	—	—	—	—	—	—	—
Conversion of accrued interest on notes payable	—	—	236,987	497,673	—	—	—	—	—	—
Accretion of Series A Preferred to redemption value	—	48,826	—	—	—	—	—	—	(48,826)	(48,826)
Issuance of common stock for dilution provisions	—	—	—	—	673,272	67	101,577	—	—	101,644
Issuance of common stock options for services	—	—	—	—	—	—	3,087	—	—	3,087
Proceeds from stockholder note	—	—	—	—	—	—	—	4,106	—	4,106
Common stock reacquired and retired	—	—	—	—	(678,263)	(68)	(110,900)	—	(164,032)	(275,000)
Net loss	—	—	—	—	—	—	—	—	(2,360,483)	(2,360,483)
Balance, December 31, 2003	1,909,677	3,801,905	236,987	497,673	3,010,315	301	(192)	—	(3,297,322)	(3,297,213)

See accompanying notes to financial statements.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholder’s Equity (Deficit) (Continued)
Period from August 16, 1995 (inception) to December 31, 2006

					Stockholders’ Equity (Deficit)

									Deficit
	Redeemable convertible preferred stock						Additional	Stock	during the
	Series A		Junior		Common stock		paid-in	subscription	development
	Shares	Amount	Shares	Amount	Shares	Amounts	capital	receivable	stage	Total
Sale of Series A Preferred stock net of $83,144 of expenses	4,535,158	9,440,688	—	—	—	—	—	—	—	—
Accretion of Series A Preferred to redemption value	—	669,228	—	—	—	—	—	—	(669,228)	(669,228)
Issuance of common stock for dilution provisions	—	—	—	—	1,391,000	139	209,861	—	—	210,000
Issuance of common stock options for services	—	—	—	—	—	—	15,391	—	—	15,391
Net loss	—	—	—	—	—	—	—	—	(4,803,026)	(4,803,026)
Balance, December 31, 2004	6,444,835	13,911,821	236,987	497,673	4,401,315	440	225,060	—	(8,769,576)	(8,544,076)
Accretion of Series A Preferred to redemption value	—	1,147,404	—	—	—	—	—	—	(1,147,404)	(1,147,404)
Issuance of common stock for dilution provisions	—	—	—	—	2,790	—	421	—	—	421
Issuance of common stock	—	—	—	—	89,024	9	13,431	—	—	13,440
Issuance of warrants and stock options for services	—	—	—	—	—	—	34,782	—	—	34,782
Net loss	—	—	—	—	—	—	—	—	(4,367,326)	(4,367,326)
Balance, December 31, 2005	6,444,835	15,059,225	236,987	497,673	4,493,129	449	273,694	—	(14,284,306)	(14,010,163)
Accretion of Series A Preferred to redemption value	—	1,158,553	—	—	—	—	—	—	(1,158,553)	(1,158,553)
Issuance of warrants to purchase preferred stock	—	—	—	—	—	—	1,228,568	—	—	1,228,568
Proceeds from warrants	—	—	—	—	—	—	23,750	—	—	23,750
Stock-based compensation	—	—	—	—	—	—	50,801	—	—	50,801
Common stock reacquired and retired	—	—	—	—	(53,784)	(5)	(8,116)	—	—	(8,121)
Net loss	—	—	—	—	—	—	—	—	(6,852,139)	(6,852,139)
Balance, December 31, 2006	6,444,835	$16,217,778	236,987	$497,673	4,439,345	444	1,568,697	$—	$(22,294,998)	$(20,725,857)

See accompanying notes to financial statements.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Consolidated Statements of Cash Flows

				August 16,
				1995
				(Inception) to
	Years ended December 31,			December 31,
	2004	2005	2006	2006
Cash flows from operating activities:
Net loss	$(4,803,026)	$(4,367,326)	$(6,852,139)	$(19,106,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	141,623	301,465	408,004	1,016,322
Options, warrants and stock issued for services and dilution provisions	225,391	9,292	50,801	392,133
Amortization of discount on convertible notes	—	—	597,903	597,903
Amortization of deferred financing costs	—	—	97,158	97,158
Debt inducement charge	—	—	—	361,598
Interest expense on convertible notes	—	—	—	136,075
Changes in assets and liabilities:
Grants receivable	39,152	—	—	—
Prepaid expenses and other assets	(37,307)	(86,350)	(491,505)	(658,683)
Accounts payable	43,271	(24,725)	555,209	833,739
Accrued expenses and accrued compensation	159,501	(76,238)	677,061	1,056,614
Amounts due to related parties	(136,872)	(33,333)	—	—
Deferred revenue	134,000	(310,000)	—	—
Net cash used in operating activities	(4,234,267)	(4,587,215)	(4,957,508)	(15,274,096)
Cash flows from investing activities:
Purchases of property and equipment	(650,257)	(752,521)	(69,264)	(1,856,757)
Net cash used in investing activities	(650,257)	(752,521)	(69,264)	(1,856,757)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,001,810	—	2,110,810
Net proceeds from convertible notes	—	—	3,943,491	5,253,811
Payments of debt	—	(276,684)	(515,650)	(901,334)
Net proceeds from issuance of preferred stock	9,440,688	—	—	11,883,447
Net proceeds from issuance of common stock and warrants	—	13,440	23,750	41,618
Common stock reacquired	(76,666)	(38,334)	(8,121)	(283,121)
Net cash provided by financing activities	9,364,022	1,700,232	3,443,470	18,105,231
Net increase (decrease) in cash and cash equivalents	4,479,498	(3,639,504)	(1,583,302)	974,378
Cash and cash equivalents, beginning of year	1,717,686	6,197,184	2,557,680	—
Cash and cash equivalents, end of year	$6,197,184	$2,557,680	$974,378	$974,378
Supplemental cash flow disclosures:
Noncash investing and financing activities:
Conversion of notes payable and accrued interest to preferred stock	$—	$—	$—	$1,446,395
Accretion of preferred stock	669,228	1,147,404	1,158,553	3,024,011
Warrants issued in connection with notes payable	—	30,074	1,228,568	1,258,642
Cash paid for interest	5,010	82,026	142,693	319,074

See accompanying notes to financial statements.

REDPOINT BIO CORPORATION
(A Development-Stage Enterprise)

Notes to Consolidated Financial Statements

(1)          Description of the Business

The Company is focused on discovering, developing, and commercializing ingredients that improve the taste of medicines and consumer health care products and enhance the nutritional value of foods and beverages. The Company uses its technology to discover and develop products for partners and for its own pipeline.

Since its inception in 1995, the Company has incurred losses and negative cash flows from operations, and such losses have continued subsequent to December 31, 2006. As of December 31, 2006, the Company had an accumulated deficit of $22,300,000 and anticipates incurring additional losses for at least the next several years. The Company expects to spend significant resources over the next several years to enhance its technologies and to fund research and development of its pipeline of potential products. Through December 31, 2006, substantially all of the Company’s revenue has been derived from corporate collaborations, license agreements, and government grants. In order to achieve profitability, the Company must continue to develop products and technologies that can be commercialized by the Company or through existing and future collaborations.

The Company is subject to those risks associated with any biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants. For the Company to fund its operations and to commercially develop its products, additional equity and/or debt financing will be required. There is no assurance that such financing will be available to the Company as needed.

(2)          Reverse Merger, Financing, Reincorporation Merger and Basis of Presentation

Completion of Merger

Robcor, a Florida corporation, and its newly-formed subsidiary, Robcor Acquisition Corp., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2007, by and among, Redpoint Bio Corporation, a privately-held Delaware corporation (“Redpoint”), on the one hand, and Robcor, Merger Sub, Robcor LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor (“Robcor LLC”) and Halter Financial Investments, L.P., a Texas limited partnership (“Halter”), and Michael Heitz (“Heitz”), as stockholders of Robcor, on the other hand. Pursuant to the Merger Agreement, Merger Sub, which Robcor had incorporated in the state of Delaware for the purpose of completing the transaction, merged into Redpoint (the “Merger”) on March 12, 2007 (the “Closing” or the “Closing Date”) with Redpoint continuing as the surviving entity in the Merger. As a result of the Merger, Redpoint became a wholly-owned subsidiary of the Company. In connection with the Merger, each share of capital stock of Redpoint was converted into 2.7820 shares of Common Stock of Robcor and all of Redpoint’s convertible promissory notes were converted into shares of Common Stock of Robcor.

Redpoint was deemed to have been the accounting acquirer in the Merger. Accordingly, the financial statements of the Company presented reflect the historical results of Redpoint and do not include the historical financial results of Robcor prior to the consummation of the Merger. Stockholders’ equity (deficit) has been retroactively restated for all periods presented to reflect the capital structure of Robcor after giving effect to the Merger.

Private Placement

Concurrently with the completion of the Merger, Robcor received $17.2 million in net proceeds from the initial closing of a private placement of approximately 24.7 million shares Common Stock at a price of $0.81 per share, and warrants to purchase approximately 6.2 million shares of Robcor Common Stock at an exercise price of $1.35 per share (the “Private Placement”). The initial closing of the Private Placement occurred on March 12, 2007, concurrently with the completion of the Merger.

In connection with the Private Placement, Redpoint engaged two placement agents which were issued five-year warrants to buy approximately 2.0 million shares of Robcor Common Stock equal to 10% of the number of shares of Common Stock sold in the Private Placement at an exercise price of $0.97 per share; provided, however, no warrants were issued to the placement agents with respect to shares and warrants sold to existing Redpoint stockholders.

Reincorporation Merger

On June 15, 2007, Robcor was merged with and into Redpoint, its wholly-owned subsidiary, with Redpoint being the surviving corporation pursuant to the Agreement and Plan of Merger dated May 3, 2007. As a result of the merger, the Company’s state of incorporation changed from Florida to Delaware.

In connection with the reincorporation merger, the authorized number of shares of common stock was decreased from 1,000,000,000 shares of common stock, no par value per share, to 150,000,000 shares of common stock, $0.0001 par value per share, and the authorized number of shares of preferred stock was decreased from 20,000,000 shares of preferred stock, no par value per share, to 10,000,000 shares of preferred stock, $0.0001 par value per share. The Company’s share data and capital stock have been retrospectively adjusted for all periods presented to reflect the reincorporation merger.

In addition, the maximum number of shares of common stock reserved for issuance under the Company’s 2007 Omnibus Equity Compensation Plan was increased from 13,511,562 to 17,644,267 shares.

Basis of Presentation

Prior to the reincorporation discussed above, the accompanying consolidated financial statements of Redpoint Bio Corporation, (“Redpoint” or the “Company”) included the accounts of Robcor Properties, Inc. (“Robcor”) and its wholly-owned subsidiary Redpoint. Intercompany transactions and balances have been eliminated in consolidation.

(3) Summary of Significant Accounting Policies

(a)         Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

(b)          Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash equivalents consist of bank deposits and investments in money market mutual funds. Cash equivalents subject the Company to concentrations of credit risk.

However, the Company has invested only in money market mutual funds that invest substantially all of their assets in obligations of the U.S. government.

(c)           Revenue Recognition

Revenue from corporate collaborations and licensing agreements consists of up-front fees, research and development funding, and milestone payments. Nonrefundable up-front fees are deferred and recognized as revenue in the period the earnings process is complete based on the terms of the specific agreements. Revenue from research and development agreements and government grants is recognized pursuant to the related agreements as work is performed and related costs are incurred. Revenue resulting from the achievement of milestone events as defined in the agreements is recognized when the milestone is achieved.

(d)          Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives. The Company uses a life of four to five years for laboratory equipment, three to seven years for office equipment and furniture, and the lesser of the useful life or the remaining life of the underlying facility lease for leasehold improvements. Expenditures for repairs and maintenance are charged to expense as incurred, while major renewals and betterments are capitalized.

(e)           Research and Development

Research and development costs are charged to expense as incurred. These expenses include internal research and development conducted on behalf of the Company by third parties, including sponsored university-based research agreements and clinical study vendors. Costs incurred in obtaining technology licenses are charged immediately to research and development expense if the technology licensed has not reached technological feasibility and has no alternative future uses.

(f)            Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not recorded any impairment charges pursuant to SFAS No. 144.

(g)          Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h)         Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R) using the prospective method of adoption. Under SFAS 123R, the Company recognizes compensation cost for awards to employees and nonemployee board members based on the grant-date fair value of stock-based awards over the period during which an award holder is required to provide service in exchange for the award. No compensation cost is recognized for awards for which the award holder does not render the requisite service.

Prior to 2006, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for its fixed-plan stock options granted to employees and directors. Under APB Opinion No. 25, the Company did not record compensation expense for its stock options since the current fair value of the underlying stock equaled the exercise price of the options.

(i)            Net Loss per Share

Net loss per share is computed in accordance with SFAS No. 128, Earnings per Share, by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding.

As of December 31, 2006, the Company has outstanding certain options, warrants and convertible preferred stock (see notes 8 and 9), which have not been used in the calculation of diluted net loss per share because, to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders are equal.

(4)          Research and Collaboration Agreements

Since inception, the Company has undertaken research projects for which it was the recipient of several Small Business Innovative Research (SBIR) Awards. The SBIR Awards were sponsored by the National Institutes of Health. In connection with these SBIR projects, the Company recognized $1,796,324 of revenue, of which $209,011 was recognized during the year ended December 31, 2004. The last research project was completed in 2004.

The Company has entered into several research and license agreements with companies in the food ingredient and pharmaceutical industries. Under these agreements, the Company generally conducts research and development in the field of flavor discovery and modification. Based on the achievement of specific research milestones, the Company and its collaborator may agree to continue the collaboration and negotiate terms to commercialize any flavor-modifying compounds that have been discovered pursuant to the collaboration. All revenue from research and collaboration agreements is earned from activities performed in the United States. As of December 31, 2006, all obligations under these agreements have been completed. The Company recognized $15,000 and $410,000 of revenue from these agreements during 2004 and 2005, respectively.

(5)          Property and Equipment

Property and equipment consisted of the following:

	December 31
	2005	2006
Laboratory equipment	$1,656,704	$1,720,209
Office equipment and furniture	91,183	96,942
Leasehold improvements	3,265	3,265
	1,751,152	1,820,416
Less accumulated depreciation	(571,977)	(979,981)
	$1,179,175	$840,435

Depreciation expense was $141,623, $301,465, $408,004, and $1,016,322 for the years ended December 31, 2004, 2005, 2006 and period from August 16, 1995 (inception) through December 31, 2006, respectively. During 2004, the Company wrote off $36,341 of fully depreciated laboratory equipment that was no longer being utilized.

(6)          Debt

(a)         Master Security Agreement

In February 2005, the Company entered into a Master Security Agreement (the Agreement) with a finance company that provided for borrowings up to $3,200,000, subject to certain conditions, through December 2005. During 2005, the Company borrowed $2,001,810 under the Agreement in order to finance the purchase of laboratory and office equipment. Amounts borrowed are evidenced with promissory notes and are repayable in equal monthly payments, over 36 to 48 months, and are collateralized by the purchased equipment. The notes bear interest at rates varying between 9.4% and 10.4%. As of December 31, 2006, the principal amount due on the notes were repayable as follows:

2007	$574,132
2008	447,766
2009	187,578
1,209,476
Less current portion	(574,132)
$635,344

In connection with the borrowings under the Agreement, the Company issued the finance company warrants to purchase 19,065 shares of the Company’s Series A Redeemable Convertible Preferred stock (Series A) at an exercise price of $2.10 per share. The estimated fair value of the warrants of $30,074, determined using the Black-Scholes option-pricing model, were accounted for as deferred financing costs and are being amortized to interest expense over the remaining term of the note.

Amortization recorded during the years ended December 31, 2005 and 2006 was $4,163 and $7,519, respectively.

(b)          Convertible Notes Payable

During 2003 and 2002, the Company sold 12% Secured Convertible Notes (the Convertible Notes), resulting in aggregate proceeds of $700,000 and $610,320, respectively. The Convertible Notes were due on the earlier of April 21, 2004 or the consummation of a qualified financing, as defined. In connection with the Company’s Series A financing in November 2003 (note 8), the total principal amount of $1,310,320 and accrued interest of $136,075 were converted into 623,963 shares of Series A and 236,987 shares of Junior Preferred stock (Junior Preferred). The Company recorded interest expense of $361,598, which represents a debt inducement charge based on the excess of the Junior Preferred fair value over the accrued interest converted.

In May, June and October 2006, the Company entered into a convertible debt financing agreement with certain of its existing investors which provided for $4,116,774 in funding. The Company issued 5% secured promissory notes (the Promissory Notes) with principal amounts totaling $3,466,869 and warrants to purchase such number of shares of a new series of preferred stock that may be designated in the future in a Qualified Financing, as defined, by dividing 35% of the original principal amount of the Promissory Notes by the per share purchase price of the new shares. The Company also issued 5% secured promissory notes with principal amounts totaling $626,155 and warrants to purchase such number of shares of a new series of preferred stock that may be designated in the future in a Qualified Financing, as defined, by dividing 70% of the original principal amount of the notes by the per share purchase price of the new shares. The warrants expire in May 2008 and are exercisable at $0.01 per share. The Promissory Notes will be due on the earliest to occur of: (i) demand by holders of a majority of the outstanding principal at any time after the one year anniversary of the initial May closing; (ii) a Liquidation Event, as defined; and (iii) the two-year anniversary of the initial May closing. The Promissory Notes and any accrued interest will automatically convert into shares of a new series of preferred stock designated in connection with a Qualified Financing, as defined, if such Qualified Financing occurs within one year of the initial closing date, or at the option of the holders if the Qualified Financing occurs after the one year anniversary of the initial close.

In connection with the issuance of the Promissory Notes, the Company incurred $149,533 of issuance costs which have been capitalized and are being amortized as interest expense over the one year anniversary of the initial May issuance date of the Promissory Notes. During the year ended December 31, 2006, amortization expense was $89,639.

In accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, the Company allocated the proceeds from the financing between the Promissory Notes and warrants based on their relative estimated fair values of $4,093,024 and $1,228,568, respectively. The relative fair value of the warrants has been recorded against the carrying value of the Promissory Notes as an original issue discount (OID) which is being amortized as interest expense over the one year anniversary of the initial May issuance date of the Promissory Notes. During the year ended December 31, 2006, the Company recognized a noncash charge to interest expense of $597,903 for the amortization of the OID.

A reconciliation of the face amount of the Promissory Notes and the carrying value as of December 31, 2006 is as follows:

Original value of Promissory Notes	$4,093,024
Less OID	(1,228,568)
Carrying value on date of issuance	2,864,456
Amortization of OID treated as interest expense	597,903
Carrying value of Promissory Notes at December 31, 2006	$3,462,359

In accordance with Emerging Issues Task Force (EITF) No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Ratios, after considering the allocation of the proceeds to the Promissory Notes, the Company determined that the Promissory Notes contained a contingent beneficial conversion feature (Contingent BCF). The Contingent BCF existed at the date of the issuance of the Promissory Notes due to the fact that the original carrying value of Promissory Notes, after allocation of the proceeds, would be less than the purchase price of the new series of preferred stock paid by investors in the new series. In accordance with EITF No. 98-5, the Contingent BCF of $1,228,568 is only recognized as additional interest expense if and when the Promissory Notes are converted into shares of the new series of preferred stock.

In May 2006, the Company amended its charter by adding a provision for certain investors, as defined, that provides for the conversion of such investors’ shares of Series A and Junior Preferred into common shares if those investors do not participate in the Qualified Financing up to a designated amount.

(7)          Related-Party Transactions

During 2004, the Company received payments of $150,000 in connection with a research agreement with a company that is a stockholder of the Company. These payments were recognized as revenue in 2005 (note 4).

In January 2003, the Company entered into a stock redemption agreement with a former officer requiring the Company to make aggregate payments of $275,000 for the repurchase of 678,263 shares of common stock, which specified that the former officer was to retain a 3% ownership interest in the Company upon the closing of the Series A financing, subject to certain dilution protections and certain conditions, as defined. As of December 31, 2005, the amount due to the former officer was repaid.

The Company has licensed the rights to certain patents and pending patents in the area of taste receptors and taste inhibitors from a research institution that is a stockholder of the Company. The license agreement, as amended, required a payment of $130,000. In addition, the Company is required to pay royalties on future sales, if any, of certain products covered by the license agreement. Commencing in July 2004, the Company is obligated to pay a minimum annual fee, creditable against royalties, of $25,000 to the licensor through the expiration of the last-to-expire patent. The Company estimates the term of the license agreement to be through December 2019.

In September 2003, the Company entered into a two-year consulting agreement with a former officer that provided for a yearly consulting fee of $50,000. During 2004, the Company determined that the consulting services were no longer required and, accordingly, recorded the remaining contractual obligation as a liability. The balance was repaid in equal monthly installments through August 2005.

(8)          Redeemable Convertible Preferred Stock

During 2003, the Company sold an aggregate of 1,285,714 shares of Series A at $2.10 per share, for gross proceeds of $2,700,000. During 2004, the Company sold an aggregate of 4,535,158 shares of Series A at $2.10 per share for gross proceeds of $9,523,832.

In connection with the conversion of the principal portion of the Convertible Notes in 2003 (note 6), the Company issued 623,963 shares of Series A. The Company also issued 236,987 shares of Junior Preferred in connection with the conversion of the accrued interest on the Convertible Notes in 2003 (note 6).

Dividends on each outstanding share of Series A and Junior Preferred accrue and are compounded annually, and are cumulative at the annual rate of 8%. Dividends are payable only when and if declared by the board of directors. No dividends have been declared as of December 31, 2006.

Each share of Preferred Stock is convertible at any time at the option of the holder into the number of shares of common stock obtained by dividing the original issue price (subject to certain adjustments), plus accrued and unpaid dividends, by the conversion price, as defined. The Preferred Stock is mandatorily convertible in the event of an initial public offering, as defined. Holders of Preferred Stock have the number of votes equal to the number of common shares into which their stock is convertible. The holders of Preferred Stock vote together with holders of common stock as a single class. Approval of at least 66-2/3% of the Series A holders is required for certain significant corporate events.

Holders of Preferred Stock are entitled to a liquidation preference in an amount equal to $2.10 per share, plus any accumulated unpaid dividends, in the event of a liquidation, dissolution, or winding-up of the Company, or in the event the Company merges with or is acquired by another entity. The Series A liquidation preference is senior to the Junior Preferred liquidation preference.

At any time on or after October 31, 2008, the holders of a majority of the Preferred Stock may require the Company to redeem the Preferred Stock at the applicable redemption price. In the case of the Series A, the redemption price is equal to the greater of (i) the original issue price plus any accumulated unpaid dividends, or (ii) the fair value of the shares of common stock then issuable upon conversion of such shares of Series A. In the case of the Junior Preferred, the redemption price is equal to the original issue price of $2.10 per share.

The Company incurred aggregate issuance costs of $340,384 in connection with the sale of Series A, which reduced the initial carrying value of the Series A. The carrying value of the Series A will be accreted to its redemption value through October 31, 2008. The accretion of issuance costs during the years ended December 31, 2004, 2005 and 2006 was $58,006, $67,268 and $75,821, respectively.

(9)          Stockholders’ Equity

(a)         Common Stock

The Company is party to a number of agreements that provide for dilution protection to certain investors. During 2005, the Company issued 2,790 shares of common stock, which was triggered by the issuance of certain warrants. During 2004 and 2003, the Company issued 1,391,000 and 673,272 shares, respectively, of common stock, which was triggered by the issuance of the Series A. In 2005, 2004, and 2003, the Company recorded charges of $421, $210,000, and $101,644, respectively, to research and development expense, which represents the fair value of the shares issued.

In March 2005, the Company sold 89,024 shares of common stock to a director of the Company at a purchase price of $0.15 per share, which was the fair value. The shares were subject to repurchase at the Company’s option at the original purchase price in the event that the director’s relationship with the Company terminated. The number of shares subject to repurchase decreases by 2.0833% per month until March 2009. In October 2006, the director resigned and the Company repurchased 53,784 shares at $0.15 per share.

(b)          Warrants

As of December 31, 2006, the Company had outstanding warrants, exercisable through 2007, to purchase 138,446 shares of common stock at an exercise price of $0.15 per share. The warrants were issued in 2004 pursuant to a stock redemption agreement with a former officer (note 7).

As of December 31, 2006, the Company had outstanding warrants, exercisable through 2012, to purchase 19,065 shares of Series A at an exercise price of $2.10 per share.

(10)   2003 Stock Incentive Plan

In November 2003, the Company adopted the 2003 Stock Incentive Plan, as amended (the Plan), that authorizes the Company to grant up to 6,523,790 shares of common stock to eligible employees, directors, and consultants to the Company in the form of restricted stock and stock options. The amount and terms of grants are determined by the board of directors. The term of the options may be up to 10 years, and options are exercisable in cash or as otherwise determined by the board of directors. Generally, options vest 25% upon the first anniversary of the date of grant and ratably each month thereafter through the fourth anniversary of the date of grant.

The following is a summary of stock option activity under the Plan through December 31, 2006:

			Weighted-
			average
		Weighted-	remaining
	Number of	average	contractual
	shares	exercise price	term
Outstanding at December 31, 2002	—	$—
Granted	529,395	0.15
Outstanding at December 31, 2003	529,395	0.15
Granted	3,729,953	0.15
Forfeited	(190,567)	0.15
Outstanding at December 31, 2004	4,068,781	0.15
Granted	609,258	0.15
Forfeited	(75,114)	0.15
Outstanding at December 31, 2005	4,602,925	0.15
Granted	952,835	0.20
Forfeited	(129,711)	0.15
Outstanding at December 31, 2006	5,426,049	0.16	8.0 years
Exercisable at December 31, 2006	3,292,035	0.15	7.7 years

All options granted to date have exercise prices equal to the estimated fair value of the underlying common stock on the date of grant as determined by the board of directors. As of December 31, 2006, there were 1,062,501 shares of common stock available for grant under the Plan.

The per-share weighted average fair value of the options granted during the year ended December 31, 2006 is estimated at $0.12 on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Year ended
December 31,
2006
Expected dividend yield	—
Expected volatility	73%
Risk-free interest rate	4.37%
Expected life of options	6 years

The expected term assumption is based on the use of the simplified method. The expected volatility of share options was calculated based on a historical volatility analysis of public company peers that were similar to the Company. The risk-free rate of the option is based on the zero-coupon U.S. Treasury yield at the date of grant for a term equivalent to the expected term of the option.

The Company recognized $17,644 of compensation expense pursuant to SFAS 123R for the year ended December 31, 2006. As of December 31, 2006, there was $76,622 of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over a weighted average period of 3.3 years.

During 2006, 2005 and 2004, the Company granted options to purchase 166,920, 166,920 and 89,436 shares, respectively, of common stock to nonemployee consultants. The grants issued during 2006 and 2005 vest over three years and grants issued in 2004 vested immediately. The Company recorded $15,391, $4,708 and $33,157 of stock-based compensation expense during the years ended December 31, 2004, 2005 and 2006, respectively, which represents the estimated fair value of the options based on the Black-Scholes option-pricing model.

(11)   Commitments

(a)         Leases

The Company leases office and laboratory space and equipment under operating leases expiring through 2007. Rent expense under these operating leases was $189,000, $197,000 and $221,000 for the years ended December 31, 2004, 2005 and 2006, respectively. Future minimum lease payments as of December 31, 2006 were $190,829 for 2007.

In November 2005, the Company entered into a new 10 year lease agreement for space it intends to occupy during the first half of 2007. The term of the lease commences on the date the space is ready for occupancy, as defined in the agreement. The initial annual base rent is $287,943, subject to annual 2% increases. The Company will also pay certain operating expenses associated with the space. The landlord has also agreed to finance, at interest rates ranging between 11% and 12%, up to $3,300,000 of leasehold improvements that the Company would pay for as additional rent over the term of the lease. In October 2006, the Company paid a $250,000 deposit for the new facility which has been recorded in other assets on the accompanying balance sheet.

(b)         Employment-Related Agreements

The Company has entered into employment agreements with certain key executives, providing for base salaries plus performance incentive bonuses.

In December 2004, the Company entered into a separation agreement with a former officer that required the Company to make an aggregate payment of $195,000, which was repaid in bimonthly installments through November 2005.

(12)   Income Taxes

As of December 31, 2006, the Company had approximately $16,762,000 and $8,040,000 of federal and state net operating loss carryforwards, respectively, and approximately $427,000 and $296,000 of federal and state research and development credit carryforwards, respectively, available to offset future federal and state taxable income. The federal net operating loss carryforward will expire beginning in 2022, and the state net operating loss carryforwards will expire beginning in 2008. The federal research and development credit carryforward will expire beginning in 2020, and the state research and development carryforward will expire beginning in 2018.

The components of the deferred tax assets and liabilities as of:

	December 31
	2005	2006
Net operating losses	$4,605,000	$6,684,000
Research and development credit	492,000	723,000
Other temporary differences	146,000	354,000
Gross deferred tax assets	5,243,000	7,761,000
Valuation allowance	(5,159,000)	(7,674,000)
Total assets	84,000	87,000
Fixed assets	(84,000)	(87,000)
Total liabilities	(84,000)	(87,000)
Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. Due to the Company’s history of losses, the deferred tax assets are fully offset by a valuation allowance at December 31, 2005 and 2006. The valuation allowance in 2006 increased by $2,515,000 over 2005 related primarily to additional net operating losses incurred by the Company.

Under the Tax Reform Act of 1986, the utilization of a corporation’s net operating loss and tax credit carryforwards is limited following a greater than 50% change in ownership during a three-year period. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss and tax credit carryforward period.

During 2005 and 2006, the Company sold $3,128,427 and $5,776,876 of New Jersey State operating loss carryforwards resulting in the recognition of a benefit of $253,403 and $465,803, respectively.

(13)   401(k) Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited by the maximum amounts allowable under federal tax regulations. The Company has discretion to make contributions to the plan. However, no contributions have been made to date.

REDPOINT BIO CORPORATION
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	March 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$974,378	$16,722,434
Accounts receivable	—	1,940,851
Prepaid expenses and other current assets	72,697	158,098
Total current assets	1,047,075	18,821,383
Property and equipment, net	840,435	736,019
Deferred financing costs	308,456	—
Other assets	355,816	308,475
Total assets	$2,551,782	$19,865,877
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Convertible notes payable	$3,462,359	$—
Current portion of long-term debt	574,132	573,590
Accounts payable	833,739	745,069
Accrued expenses	351,650	207,655
Accrued compensation	704,964	923,149
Deferred revenue	—	1,001,429
Total current liabilities	5,926,844	3,450,892
Long-term debt	635,344	497,535
Deferred revenue	—	928,571
Total liabilities	6,562,188	4,876,998
Redeemable convertible preferred stock, $0.0001 par value;
Series A convertible preferred stock; issued and outstanding 6,444,835 shares (liquidation value of $16,350,586 at December 31, 2006)	16,217,778	—
Junior preferred stock; issued and outstanding 236,987 shares (liquidation value of $622,787 at December 31, 2006)	497,673	—
Stockholders’ equity (deficit):
Preferred stock; 10,000,000 shares authorized, $0.0001 par value, none issued	—	—
Common stock; authorized 150,000,000 shares; $0.0001 par value, issued and outstanding 4,439,345 at December 31, 2006 and issued and outstanding 62,584,328 shares at March 31, 2007	444	6,258
Additional paid-in capital	1,568,697	42,549,934
Deficit accumulated during development stage	(22,294,998)	(27,567,313)
Total stockholders’ equity (deficit)	(20,725,857)	14,988,879
Total liabilities and stockholders’ equity (deficit)	$2,551,782	$19,865,877

See accompanying notes to the unaudited consolidated financial statements.

REDPOINT BIO CORPORATION
(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		August 16 1995 (Inception) to
	2006	2007	March 31, 2007
Research and grant revenue	$—	$40,851	$4,273,712
Operating expenses:
Research and development	908,381	2,568,500	15,092,253
General and administrative	707,206	911,259	10,995,153
Total operating expenses	1,615,587	3,479,759	26,087,406
Operating loss	(1,615,587)	(3,438,908)	(21,813,694)
Interest income	15,875	20,974	206,171
Interest expense	(42,274)	(1,629,535)	(3,266,107)
Loss before income taxes	(1,641,986)	(5,047,469)	(24,873,630)
Income tax benefit	—	—	719,206
Net loss	(1,641,986)	(5,047,469)	$(24,154,424)
Accretion of redeemable convertible preferred stock	(283,792)	(224,846)
Net loss applicable to common stockholders	$(1,925,778)	$(5,272,315)
Basic and diluted net loss per common share	$(0.43)	$(0.30)
Weighted average number of shares outstanding	4,493,130	17,321,241

See accompanying notes to the unaudited consolidated financial statements.

REDPOINT BIO CORPORATION
(A DEVELOPMENT-STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,		August 16, 1995 (Inception) to March 31,
	2006	2007	2007
Cash flows from operating activities:
Net loss	$(1,641,986)	$(5,047,469)	$(24,154,424)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	101,458	104,416	1,120,738
Options, warrants and stock issued for services and dilution provisions	10,237	1,721,160	2,113,293
Beneficial conversion feature	—	1,228,565	1,228,565
Amortization of discount on convertible notes	—	302,032	899,935
Amortization of deferred financing costs	(9,907)	31,012	128,170
Debt inducement charge	—	—	361,598
Interest expense on convertible notes	—	—	136,075
Changes in assets and liabilities:
Accounts receivable	—	(1,940,851)	(1,940,851)
Prepaid expenses and other assets	(117,334)	(99,833)	(758,516)
Accounts payable	222,417	219,786	1,053,525
Accrued expenses and accrued compensation	53,638	85,020	1,141,634
Deferred revenue	—	1,930,000	1,930,000
Net cash used in operating activities	(1,381,477)	(1,466,162)	(16,740,258)
Cash flows from investing activities:
Purchases of property and equipment	(6,350)	—	(1,856,757)
Net cash used in investing activities	(6,350)	—	(1,856,757)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	2,085,810
Net proceeds from convertible notes	—	—	5,253,811
Payments of debt	(120,161)	(138,351)	(1,014,685)
Net proceeds from issuance of preferred stock	—	—	11,883,447
Net proceeds from issuance of common stock and warrants	—	17,352,569	17,394,187
Common stock reacquired	—	—	(283,121)
Net cash provided by (used in) financing activities	(120,161)	17,214,218	35,319,449
Net increase (decrease) in cash and cash equivalents	(1,507,988)	15,748,056	16,722,434
Cash and cash equivalents, beginning of period	2,557,680	974,378	—
Cash and cash equivalents, end of period	$1,049,692	$16,722,434	$16,722,434
Supplemental cash flow disclosures:
Noncash investing and financing activities:
Conversion of notes payable and accrued interest to preferred stock	$—	$—	$1,446,395
Conversion of notes payable and accrued interest to common stock	—	3,896,001	3,896,001
Conversion of preferred and junior preferred stock to common stock	—	16,940,297	16,940,297
Accretion of preferred stock	283,792	224,846	3,248,857
Warrants issued in connection with notes payable	—	—	1,258,642
Cash paid for interest	40,414	27,510	346,584

See accompanying notes to the unaudited consolidated financial statements.

REDPOINT BIO CORPORATION

(A DEVELOPMENT-STAGE ENTERPRISE)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1 Basis of Presentation

The accompanying unaudited consolidated financial statements of Redpoint Bio Corporation (“Redpoint” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. (See Note 2 for discussion of impact of reverse merger.) Operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

For further information, refer to the 2006 financial statements and footnotes of the Company included in this registration statement.

2 Reverse Merger, Financing and Reincorporation Merger

Completion of Merger

Robcor, a Florida corporation, and its newly-formed subsidiary, Robcor Acquisition Corp., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2007, by and among, Redpoint Bio Corporation, a privately-held Delaware corporation (“Redpoint”), on the one hand, and Robcor, Merger Sub, Robcor LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor (“Robcor LLC”) and Halter Financial Investments, L.P., a Texas limited partnership (“Halter”), and Michael Heitz (“Heitz”), as stockholders of Robcor, on the other hand. Pursuant to the Merger Agreement, Merger Sub, which Robcor had incorporated in the state of Delaware for the purpose of completing the transaction, merged into Redpoint (the “Merger”) on March 12, 2007 (the “Closing” or the “Closing Date”) with Redpoint continuing as the surviving entity in the Merger. As a result of the Merger, Redpoint became a wholly-owned subsidiary of the Company. In connection with the Merger, each share of capital stock of Redpoint was converted into 2.7820 shares of Common Stock of Robcor and all of Redpoint’s convertible promissory notes were converted into shares of Common Stock of Robcor.

Redpoint was deemed to have been the accounting acquirer in the Merger. Accordingly, the financial statements of the Company presented reflect the historical results of Redpoint prior to the Merger, and of the combined entities following the Merger, and do not include the historical financial results of Robcor prior to the consummation of the Merger. Stockholders’ equity (deficit) has been retroactively restated as of December 31, 2006 to reflect the capital structure of Robcor after giving effect to the Merger.

Private Placement

Concurrently with the completion of the Merger, Robcor received $17.2 million in net proceeds from the initial closing of a private placement of approximately 24.7 million shares Common Stock at a price of $0.81 per share, and warrants to purchase approximately 6.2 million shares of Robcor Common Stock at an exercise price of $1.35 per share (the “Private Placement”). The initial closing of the Private Placement occurred on March 12, 2007, concurrently with the completion of the Merger.

In connection with the Private Placement, Redpoint engaged two placement agents which were issued five-year warrants to buy approximately 2.0 million shares of Robcor Common Stock equal to 10% of the number of shares of Common Stock sold in the Private Placement at an exercise price of $0.97 per share; provided, however, no warrants were issued to the placement agents with respect to shares and warrants sold to existing Redpoint stockholders.

On April 6, 2007, Robcor sold an additional 16.1 million shares of Common Stock and warrants to purchase 4.0 million shares of Common Stock which resulted in net proceeds of approximately $11.2 million.

Reincorporation Merger

On June 15, 2007, Robcor was merged with and into Redpoint, it wholly-owned subsidiary, with Redpoint being the surviving corporation pursuant to the Agreement and Plan of Merger dated May 3, 2007. As a result of the merger, the Company’s state of incorporation changed from Florida to Delaware.

In connection with the reincorporation merger, the authorized number of shares of common stock was decreased from 1,000,000,000 shares of common stock, no par value per share, to 150,000,000 shares of common stock, $0.0001 par value per share, and the authorized number of shares of preferred stock was decreased from 20,000,000 shares of preferred stock, no par value per share, to 10,000,000 shares of preferred stock, $0.0001 par value per share. The Company’s share data and capital stock have been retrospectively adjusted for all periods presented to reflect the reincorporation merger.

In addition, the maximum number of shares of common stock reserved for issuance under the Company’s 2007 Omnibus Equity Compensation Plan was increased from 13,511,562 to 17,644,267 shares.

Prior to the reincorporation discussed above, the accompanying consolidated financial statements include the accounts of Robcor Properties, Inc. (“Robcor”) and its wholly-owned subsidiary Redpoint. Intercompany transactions and balances are eliminated in consolidation.

3 Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash equivalents consist of bank deposits and investments in money market mutual funds. Cash equivalents subject the Company to concentrations of credit risk. However, the Company has invested only in money market mutual funds that invest substantially all of their assets in obligations of the U.S. government.

(c) Revenue Recognition

Revenue from corporate collaborations and licensing agreements consists of up-front fees, research and development funding, and milestone payments. Nonrefundable up-front fees are deferred and recognized as revenue in the period the earnings process is complete based on the terms of the specific agreements. Revenue from research and development agreements and government grants is recognized pursuant to the related agreements as work is performed and related costs are incurred. Revenue resulting from the achievement of milestone events as defined in the agreements is recognized when the milestone is achieved.

(d) Research and Development

Research and development costs are charged to expense as incurred. These expenses include internal research and development conducted on behalf of the Company by third parties, including sponsored university-based research agreements and clinical study vendors. Costs incurred in obtaining technology licenses are charged immediately to research and development expense if the technology licensed has not reached technological feasibility and has no alternative future uses.

(e) Stock-Based Compensation

The Company follows Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS 123R) under which the Company recognizes compensation cost for awards to employees and nonemployee board members based on the grant-date fair value of stock-based awards over the period during which an award holder is required to provide service in exchange for the award. No compensation cost is recognized for awards for which the award holder does not render the requisite service.

(f) Net Loss per Share

Net loss per share is computed in accordance with SFAS No. 128, Earnings per Share, by dividing the net loss allocable to common stockholders by the weighted average number of shares of Common Stock outstanding.

As of March 31, 2007, the Company has outstanding certain options and warrants, which have not been used in the calculation of diluted net loss per share because, to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders are equal.

(g) Income Taxes

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted the provisions of FIN 48 on January 1, 2007. Upon adoption of FIN 48 and through March 31, 2007, we determined that we had no liability for uncertain income taxes as prescribed by FIN 48. Our policy is to recognize potential accrued interest and penalties related to the liability for uncertain tax benefits, if applicable, in income tax expense. Net operating loss and credit carryforwards since inception remain open to examination by taxing authorities, and will for a period post utilization. We do not anticipate any events during 2007 that would require the Company to record a liability related to any uncertain income taxes.

4 Convertible Notes Payable

In May, June and October 2006, the Company entered into a convertible debt financing agreement with certain of its existing investors which provided for $4,116,774 in funding. The Company issued 5% secured promissory notes (the Promissory Notes) with principal amounts totaling $4,093,024 and warrants to purchase shares of a new series of preferred stock that may be designated in the future in a Qualified

Financing, as defined. The Promissory Notes were due on the earliest to occur of: (i) demand by holders of a majority of the outstanding principal at any time after the one year anniversary of the initial May closing; (ii) a Liquidation Event, as defined; and (iii) the two-year anniversary of the initial May closing. In connection with the Merger, the Promissory Notes and accrued interest were converted into 5,223,522 shares of Common Stock and warrants were exercised resulting in the issuance of 2,033,175 shares of Common Stock.

In accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, the Company allocated the proceeds from the financing between the Promissory Notes and warrants based on their relative estimated fair values. The relative fair value of the warrants of $1,228,565 was recorded against the carrying value of the Promissory Notes as an original issue discount (OID) which was being amortized as interest expense over the one year anniversary of the initial May issuance date of the Promissory Notes until the closing of Merger. During the three months ended March 31, 2007, the Company recognized a noncash charge to interest expense of $302,032 for the amortization of the OID.

In accordance with Emerging Issues Task Force (EITF) No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Ratios, after considering the allocation of the proceeds to the Promissory Notes, the Company determined that the Promissory Notes contained a contingent beneficial conversion feature (Contingent BCF). The Contingent BCF existed at the date of the issuance of the Promissory Notes due to the fact that the original carrying value of Promissory Notes, after allocation of the proceeds, would be less than the purchase price of the new series of preferred stock paid by investors in the new series. In accordance with EITF No. 98-5, the Contingent BCF of $1,228,565 was recognized as additional interest expense during the three months ended March 31, 2007 when the Promissory Notes were converted into shares of the Common Stock.

5 Stockholders’ Equity

(a) Common Stock

The Company was party to a number of agreements that provided for dilution protection to certain investors. In connection with the Merger and closing of the Private Placement, the Company issued approximately 2.0 million shares of Common Stock to a founder and shareholder of the Company pursuant to certain antidilution protection. The Company recorded a charge of $1.6 million to research and development expenses, which represents the fair value of these shares.

(b) Warrants

As of March 31, 2007, the Company had the following warrants to purchase Common Stock outstanding:

Number of shares	Exercise price	Expiration
138,446	$0.15	December 2007
53,039	$0.75	December 2012
6,182,287	$1.35	March 2010
1,977,602	$0.97	March 2012

In connection with the April closing of the Private Placement, warrants to purchase an additional 4,015,059 shares at $1.35 and 1,597,304 shares at $0.97 were issued.

(c) Stock Option Plans

In November 2003, the Company adopted the 2003 Stock Incentive Plan, as amended (the 2003 Plan), that authorizes the Company to grant up to 6,523,790 shares of Common Stock to eligible employees, directors, and consultants to the Company in the form of restricted stock and stock options. The amount and terms of grants are determined by the board of directors. The term of the options may be up to 10 years, and options are exercisable in cash or as otherwise determined by the board of directors. Generally, options vest 25% upon the first anniversary of the date of grant and ratably each month thereafter through the fourth anniversary of the date of grant.

On March 12, 2007, the Company adopted the Redpoint Bio Corporation 2007 Omnibus Equity Compensation Plan (“2007 Plan”), which provides for the issuance of up to 13,511,562 shares of Common Stock, subject to adjustment in certain circumstances. In connection with the adoption of the 2007 Plan, the 2003 Plan merged with and into the 2007 Plan and no additional grants may be made thereafter under the 2003 Plan. Outstanding grants under the 2003 Plan will continue in effect in accordance with their terms as in effect before March 12, 2007 and the shares with respect to outstanding grants under the 2003 Plan will be issued or transferred under the 2007 Plan. The 2007 Plan is now the Company’s only plan in effect.

On April 20, 2007, the Company approved an amendment to the 2007 Plan, which increased the maximum number of shares of Common Stock reserved for issuance under the 2007 Plan by an additional 4,132,705 shares from 13,511,562 to 17,644,267 shares of Common Stock.

The following is a summary of stock option activity under the Plan during the three months ended March 31, 2007:

	Number of	average	contractual
	shares	exercise price	term
Outstanding at December 31, 2006	5,426,049	$0.16
Granted	4,874,516	0.81
Forfeited	1,105,690	0.60
Outstanding at March 31, 2007	9,194,875	0.45	8.7 years

All options granted to date have exercise prices equal to the estimated fair value of the underlying Common Stock on the date of grant as determined by the board of directors. As of March 31, 2007, there were 4,316,687 shares of Common Stock available for grant under the 2007 Plan.

The per-share weighted average fair value of the options granted during the three months ended March 31, 2007 and 2006 was estimated at $0.53 and $0.28, respectively, on the date of grant using the Black-Scholes option-pricing model.

The Company recognized $109,009 and $10,237 of compensation expense pursuant to SFAS 123R for the three months ended March 31, 2007 and 2006, respectively. As of March 31, 2007, there was $2.1 million of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over a weighted average period of 3.9 years.

(d) Registration Rights

The Company intends to file a “resale” registration statement with the SEC covering all shares of Common Stock issued in the Private Placement and in connection with the Merger, including shares of Common Stock into which any warrants are exercisable, no later than 60 days after the final closing of the Private Placement. The Company will use its best efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 150 days after the final closing of the Private Placement, and to maintain its effectiveness until such time as all securities registered under the registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. If the “resale” registration statement is not timely filed or timely declared effective by the SEC, a 1% penalty will be assessed until the registration statement is either filed or declared effective, capped at 12%. The penalty will be payable monthly in either cash or additional shares of Common Stock, as determined by the Company.

6 Research and Development Collaboration

On March 27, 2007, Redpoint entered into a Joint Research and Development and License Agreement (the “Agreement”) with Givaudan Schweiz AG, a Swiss company (“Givaudan”), for the development and commercialization of compounds that enhance sweetness or savory sensation, as well as compounds that block or desensitize bitter taste for use in the food and beverage industry. Under terms of the Agreement, Redpoint will receive an upfront payment of $1.3 million and research funding over the initial 3.5 year term of the Agreement, of up to $11.6 million. Redpoint will also be eligible to receive milestone payments of up to $2.5 million as well as royalty payments based on global sales of Givaudan products that contain flavor systems incorporating compound developed under the collaboration. As of March 31, 2007, the Company has recorded a receivable and corresponding deferred revenue balance related to the upfront payment and $600,000 of research and development funding that the Company is contractually owed for the second quarter of 2007. The upfront payment of $1.3 million will be recognized as revenue on a straight-line basis over the initial term of the Agreement.

55,851,515 Shares

Redpoint Bio Corporation

Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$3,430
NASD filing fee	14,184
Legal fees and expenses	250,000	*
Accounting fees and expenses	22,500	*
Transfer Agent’s fees and expenses	5,000	*
Printing and engraving expenses	15,000	*
Miscellaneous	7,500	*
Total	$300,000	*

No portion of these costs and expenses will be borne by the selling security holders.

*                    Estimate

Item 14.                 Indemnification of Directors and Officers.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, except that such provision may not limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful payments of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). Our certificate of incorporation provides that no director will have personal liability to Redpoint or to Redpoint’s stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any directors:

•       for any breach of their duty of loyalty to Redpoint or Redpoint’s stockholders;

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       for voting or assenting to unlawful payments of dividends or other distributions; or

•       for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Redpoint’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, Redpoint’s Certificate of Incorporation provides that Redpoint must indemnify its directors and officers and Redpoint must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to limited exceptions.

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination must be made, in the case of an individual who is a director or officer at the time of determination, by: a majority of the directors who are not parties to the action, suit or proceeding, even though less than a quorum; a committee of these directors designated by a majority vote of these directors, even though less than a quorum; independent legal counsel, regardless of whether a quorum of these directors exists; or a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, an individual may not be indemnified in any claim, issue or matter in a derivative action as to which the individual is adjudged liable to the corporation. In addition, Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Further, Delaware law permits a corporation to advance expenses incurred in the defense of any proceeding to directors and officers contingent upon an undertaking by or on behalf of the individuals to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified.

Under Delaware law, the rights to indemnification and advancement of expenses provided under the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

Redpoint’s Certificate of Incorporation provides that Redpoint will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Redpoint) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Redpoint, or is or was serving, or has agreed to serve, at Redpoint’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Redpoint’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Redpoint’s Certificate of Incorporation provides that Redpoint will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of Redpoint to procure a judgment in Redpoint’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Redpoint, or is or was serving, or has agreed to serve, at Redpoint’s request, as a director, officer, partner, employee or trustee or in a similar capacity, with another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Redpoint, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Redpoint, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by Redpoint against all expenses (including attorneys’

fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Item 15.                 Recent Sales of Unregistered Securities.

During the last three fiscal years, we have issued the following securities that were not registered under the Securities Act:

•       In May 2005, Robcor entered into an exchange agreement whereby Robcor issued 25,000,000 shares of unregistered common stock of Robcor to Michael Heitz and his wife in exchange for all 100 membership units in Robcor, LLC. The 100 membership units were owned equally by Michael Heitz and his wife.

•       In May and June 2005, Robcor sold 410,000 shares of unregistered common stock of Robcor to 41 individuals or entities at a price of $0.05 per share. All investors were accredited investors and all were personally known to Michael Heitz prior to the time of the solicitation.

•       On March 12, 2007, we completed the first closing of a private placement consisting of an aggregate of 24,729,060 shares of unregistered common stock of Robcor at a purchase price of $0.81 per share, together with three-year warrants to purchase 25% of the number of shares of common stock of Robcor purchased at a cash exercise price of $1.35 per share to accredited investors for an aggregate purchase price of approximately $20 million; and

•       On April 6, 2007, we completed the second and final closing of a private placement consisting of an aggregate of 16,084,347 shares of unregistered common stock of Robcor at a purchase price of $0.81 per share, together with three-year warrants to purchase 25% of the number of shares of common stock of Robcor purchased at a cash exercise price of $1.35 per share to accredited investors for an aggregate purchase price of approximately $13 million, bringing the total private placement gross proceeds to approximately $33 million.

No underwriters were involved in the above sales of securities. The securities described above in this Item 15 were issued to investors in the United States in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act relative to sales by an issuer not involving any public offering.

During the last three fiscal years, we also have issued the following securities that were not registered under the Securities Act:

In March and April 2007, we issued five-year warrants to purchase an aggregate of 3,574,906 shares of our common stock at an exercise price of $0.97 to National Securities Corporation and Brean Murray, Carret & Co., LLC as compensation for National Securities Corporation’s and Brean Murray, Carret & Co., LLC’s services as co-placement agents in connection with our private placement offering completed in March and April, 2007.

All of the above securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. The recipients of securities in the transactions described above represented to us their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. All recipients either received adequate information about the registrant or had access, through employment or other relationships with the registrant, to such information.

Item 16.                 Exhibits.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated May 3, 2007, between Robcor Properties, Inc. and Redpooint Bio Corporation (Incorporated by reference to Exhibit A of the Registrant’s Schedule 14C filed with the Commission on May 3, 2007).

3.1

Third Amended and Restated Certificate of Incorporation of Redpoint Bio Corporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

3.2	Amended and Restated Bylaws of Redpoint Bio Corporation (Incorporated by reference to Exhibit C of the Registrant’s Schedule 14C filed with the Commission on May 3, 2007).
4.1

Form of Warrant issued by the Company to investors in the private placement on March 12, 2007 and April 6, 2007 (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

4.2

Placement Agent Warrant issued by the Company to each of National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 12, 2007).

4.3

Form of common stock Certificate (Incorporated by reference to Exhibit 4.3 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

5.1

Opinion of Morgan, Lewis & Bockius LLP (Incorporated by reference to Exhibit 5.1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

10.1

Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint Bio Corporation, on the one hand, and Robcor Properties, Inc., Robcor Acquisition Corp., Robcor LLC, Halter Financial Investments, L.P. and Michael Heitz (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 13, 2007).

10.2

Form of Subscription Agreement, dated March 12, 2007 and April 6, 2007, by and between Redpoint Bio Corporation and the signatories thereto (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 9, 2007).

10.3

Form of Lockup Agreement by officers, directors, and certain stockholders (Incorporated by reference to Exhibit 10.14 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.4

Lease Agreement, dated December 9, 2002, by and between Eastpark at 8A and Linguagen Corp. (Incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.5

Lease Agreement, dated as of September 30, 2005, between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.6

Amendment to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., effective as of June 1, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.7

Amendment No. 2 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of August 4, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.8

Amendment No. 3 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of January 2, 2007, by and between Redpoint Bio Corporation and Albert Einstein Healthcare Network (Incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.9

Lease Agreement, dated as of November 28, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp. (Incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.10

First Amendment to Lease Agreement, dated as of October 25, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp. (Incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.11

Acknowledgement of Term Commencement Date and Term Expiration Date, dated May 7, 2007, by and between Redpoint Bio Corporation and BMR-7 Graphics Drive LLC (Incorporated by reference to Exhibit 10.11 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

10.12

Employment Agreement, dated May 25, 2004, between Linguagen Corp. and Dr. Raymond F. Salemme (Incorporated by reference to Exhibit 10.11 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.13

Employment Agreement, dated December 28, 2005, between Linguagen Corp. and Dr. Susan Welsh (Incorporated by reference to Exhibit 10.12 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.14

Employment Agreement, dated June 28, 2004, between Linguagen Corp. and Scott Horvitz (Incorporated by reference to Exhibit 10.13 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.15

Master Security Agreement, dated as of February 16, 2005, by and between Oxford Finance Corporation and Linguagen Corp. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.16	2007 Omnibus Equity Compensation Plan (Incorporated by reference to Exhibit 10.15 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).
10.17

Registration Rights Agreement, dated March 12, 2007, by and among Robcor, National Holdings Corporation, Brean Murray, Carret & Co., LLC and the parties set forth on the signature page and Exhibit A thereto (Incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.18

Registration Rights Agreement, dated March 12, 2007, by and among Robcor and certain existing stockholders of Redpoint (Incorporated by reference to Exhibit 10.17 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.19

Placement Agency Agreement, dated December 4, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 10.18 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.20

Amendment No. 1 to the Placement Agency Agreement, dated March 6, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 10.19 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.21

Advisory Agreement, dated March 8, 2007, by and between Halter Financial Group, L.P., and Redpoint Bio Corporation (Incorporated by reference to Exhibit 10.20 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.22

Separation Agreement and General Release, dated as of April 25, 2007, by and between Redpoint Bio Corporation and Susan Welsh (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 26, 2007).

10.23

Joint Research and Development and License Agreement, dated March 27, 2007, by and between Givaudan Schweiz AG and Redpoint Bio Corporation (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 15, 2007). †

10.24

Amended and Restated License Agreement, effective as of April 2, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.25

First Amendment to Amended and Restated License Agreement, dated as of November 10, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

21.1	List of Subsidiaries.
23.1	Consent of KPMG LLP.*
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-9).

*                    Filed herewith.

†                    Confidential treatment has been granted as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

Item 17.               Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ewing, State of New Jersey, on July 11, 2007.

Redpoint Bio Corporation
July 11, 2007	By:	/S/ F. RAYMOND SALEMME, PH.D.
Name: F. Raymond Salemme, Ph.D.
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ F. RAYMOND SALEMME, PH.D.	President, Chief Executive Officer and Director	July 11, 2007
F. Raymond Salemme, Ph.D.	(Principal Executive Officer)
/S/ SCOTT M. HORVITZ	Chief Financial Officer, Treasurer and Secretary	July 11, 2007
Scott M. Horvitz	(Principal Financial and Accounting Officer)
*	Director	July 11, 2007
Robert Chefitz
*	Director	July 11, 2007
Leif Kjaergaard, Ph.D.
*	Director	July 11, 2007
David Patchen
*	Director	July 11, 2007
Philip L. Smith, Ph.D.

By the signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 2 to the registration statement on behalf of the persons indicated.

*By:	/S/ F. RAYMOND SALEMME, PH.D.
F. Raymond Salemme, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated May 3, 2007, between Robcor Properties, Inc. and Redpooint Bio Corporation (Incorporated by reference to Exhibit A of the Registrant’s Schedule 14C filed with the Commission on May 3, 2007).

3.1

Third Amended and Restated Certificate of Incorporation of Redpoint Bio Corporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

3.2	Amended and Restated Bylaws of Redpoint Bio Corporation (Incorporated by reference to Exhibit C of the Registrant’s Schedule 14C filed with the Commission on May 3, 2007).
4.1

Form of Warrant issued by the Company to investors in the private placement on March 12, 2007 and April 6, 2007 (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

4.2

Placement Agent Warrant issued by the Company to each of National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 12, 2007).

4.3

Form of common stock Certificate (Incorporated by reference to Exhibit 4.3 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

5.1

Opinion of Morgan, Lewis & Bockius LLP (Incorporated by reference to Exhibit 5.1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

10.1

Agreement and Plan of Merger, dated as of March 12, 2007, by and among Redpoint Bio Corporation, on the one hand, and Robcor Properties, Inc., Robcor Acquisition Corp., Robcor LLC, Halter Financial Investments, L.P. and Michael Heitz (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 13, 2007).

10.2

Form of Subscription Agreement, dated March 12, 2007 and April 6, 2007, by and between Redpoint Bio Corporation and the signatories thereto (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 9, 2007).

10.3

Form of Lockup Agreement by officers, directors, and certain stockholders (Incorporated by reference to Exhibit 10.14 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.4

Lease Agreement, dated December 9, 2002, by and between Eastpark at 8A and Linguagen Corp. (Incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.5

Lease Agreement, dated as of September 30, 2005, between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.6

Amendment to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., effective as of June 1, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.7

Amendment No. 2 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of August 4, 2006, by and between Albert Einstein Healthcare Network and Linguagen Corp. (Incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.8

Amendment No. 3 to Lease Agreement between Albert Einstein Healthcare Network and Linguagen Corp., dated as of January 2, 2007, by and between Redpoint Bio Corporation and Albert Einstein Healthcare Network (Incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.9

Lease Agreement, dated as of November 28, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp. (Incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.10

First Amendment to Lease Agreement, dated as of October 25, 2005, by and between BMR-7 Graphics Drive LLC and Linguagen Corp. (Incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.11

Acknowledgement of Term Commencement Date and Term Expiration Date, dated May 7, 2007, by and between Redpoint Bio Corporation and BMR-7 Graphics Drive LLC (Incorporated by reference to Exhibit 10.11 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-143507) filed on July 2, 2007).

10.12

Employment Agreement, dated May 25, 2004, between Linguagen Corp. and Dr. Raymond F. Salemme (Incorporated by reference to Exhibit 10.11 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.13

Employment Agreement, dated December 28, 2005, between Linguagen Corp. and Dr. Susan Welsh (Incorporated by reference to Exhibit 10.12 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.14

Employment Agreement, dated June 28, 2004, between Linguagen Corp. and Scott Horvitz (Incorporated by reference to Exhibit 10.13 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.15

Master Security Agreement, dated as of February 16, 2005, by and between Oxford Finance Corporation and Linguagen Corp. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.16	2007 Omnibus Equity Compensation Plan (Incorporated by reference to Exhibit 10.15 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).
10.17

Registration Rights Agreement, dated March 12, 2007, by and among Robcor, National Holdings Corporation, Brean Murray, Carret & Co., LLC and the parties set forth on the signature page and Exhibit A thereto (Incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.18

Registration Rights Agreement, dated March 12, 2007, by and among Robcor and certain existing stockholders of Redpoint (Incorporated by reference to Exhibit 10.17 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.19

Placement Agency Agreement, dated December 4, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 10.18 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.20

Amendment No. 1 to the Placement Agency Agreement, dated March 6, 2007, by and among Redpoint, National Securities Corporation and Brean Murray, Carret & Co., LLC (Incorporated by reference to Exhibit 10.19 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.21

Advisory Agreement, dated March 8, 2007, by and between Halter Financial Group, L.P., and Redpoint Bio Corporation (Incorporated by reference to Exhibit 10.20 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.22

Separation Agreement and General Release, dated as of April 25, 2007, by and between Redpoint Bio Corporation and Susan Welsh (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 26, 2007).

10.23

Joint Research and Development and License Agreement, dated March 27, 2007, by and between Givaudan Schweiz AG and Redpoint Bio Corporation (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 15, 2007). †

10.24

Amended and Restated License Agreement, effective as of April 2, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

10.25

First Amendment to Amended and Restated License Agreement, dated as of November 10, 2003, between Mount Sinai School of Medicine of New York University and Linguagen Corp. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 16, 2007).

21.1	List of Subsidiaries.
23.1	Consent of KPMG LLP.*
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-9).

*                    Filed herewith.

†                    Confidential treatment has been granted as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.